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Offer To Purchase For Cash
Shares Of Common Stock
of
LEAPNET, INC.
at
$1.85 NET PER SHARE
by
SPRI ACQUISITION CORP.
a wholly owned subsidiary of
SPRI, LTD.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN
  STANDARD TIME, ON MONDAY, JANUARY 14, 2002, UNLESS THE OFFER IS EXTENDED.

    This tender offer is an integral part of the transactions contemplated by, and is being made pursuant to, the Agreement and Plan of Merger, dated as of November 21, 2001 (the "Merger Agreement"), by and among SPRI, LTD. ("SPRI"), SPRI Acquisition Corp. (the "Purchaser") and Leapnet, Inc. ("Leapnet").

    The board of directors of Leapnet, based on the unanimous recommendation of a special committee (the "Special Committee") of independent directors of Leapnet:

  •
  has determined that it would be advisable and is in the best interests of Leapnet and the holders, other than SPRI, the Purchaser and their respective affiliates (the "Holders"), of shares of common stock, par value $0.01 per share (the "Common Stock"), of Leapnet to consummate the tender offer and the merger;

  •
  has approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including, without limitation, the tender offer and the merger; and

  •
  has resolved, subject to the terms and conditions of the Merger Agreement, to recommend that the Holders accept the tender offer, tender their shares of Common Stock pursuant to the tender offer and adopt the Merger Agreement if submitted for their approval.

    George K. Baum & Company, the financial advisor to the Special Committee, has delivered to the Special Committee its written opinion that the consideration to be received by Leapnet stockholders (other than SPRI, the Purchaser and their respective affiliates) in the tender offer and the merger is fair to such Leapnet stockholders from a financial point of view. See "Special Factors—Opinion of the Financial Advisor to the Special Committee."

    This tender offer is conditioned upon a number of things, including there being validly tendered and not withdrawn prior to the expiration of the tender offer a number of shares of Common Stock that together with all shares of Common Stock contributed to the Purchaser by Robert M. Figliulo and David A. Figliulo, each an executive officer and director of Leapnet and the sole stockholders of SPRI, represent at least a majority of the outstanding shares of Common Stock. See "The Tender Offer—Section 12—Conditions of the Offer." The tender offer is not subject to any financing contingency.

    This transaction has not been approved or disapproved by the Securities and Exchange Commission (the "Commission") nor has the Commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

December 13, 2001

IMPORTANT

    A summary of the principal terms of this tender offer appears on pages S-1 to S-5 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your shares of Common Stock.

    Any Holder desiring to tender all or any portion of the shares of Common Stock owned by such Holder should either

  (1)
  complete and sign the Letter of Transmittal or a copy thereof in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered shares of Common Stock, and any other required documents, to the Depositary (as defined below);

  (2)
  tender such shares of Common Stock pursuant to the procedures for book-entry transfer set forth in "The Tender Offer—Section 3—Procedures for Tendering Shares;" or

  (3)
  request such Holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Holder.

    Any Holder whose shares of Common Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such Holder desires to tender such shares of Common Stock.

    Any Holder who desires to tender shares of Common Stock and whose certificate(s) evidencing such shares of Common Stock are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such shares of Common Stock by following the procedures for guaranteed delivery set forth in "The Tender Offer—Section 3—Procedures for Tendering Shares."

    Copies of this Offer to Purchase, the Letter of Transmittal or other related tender offer materials must not be mailed to or otherwise distributed or sent in, into or from any country where such distribution or offering would require any additional measures to be taken or would be in conflict with any law or regulation of such country or any political subdivision thereof. Persons into whose possession this document comes are required to inform themselves about and to observe any such laws or regulations. This Offer to Purchase may not be used for, or in connection with, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstances in which such offer or solicitation is not authorized or is unlawful.

    Unless otherwise specified, the information in this Offer to Purchase reflects the one-for-five reverse stock split that became effective on June 6, 2001. If your stock certificate is dated prior to June 6, 2001, then you will be deemed to own one share of Common Stock for every five shares of Common Stock reflected as owned on such stock certificate.

    Questions and requests for assistance may be directed to the Information Agent at the telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal or other related tender offer materials may be obtained at no cost from the Information Agent.

December 13, 2001

i

SUMMARY TERM SHEET

    SPRI Acquisition Corp. is offering to purchase all of the outstanding shares of Common Stock, par value $0.01 per share, of Leapnet, Inc. (the "Common Stock"), other than the shares of Common Stock already owned by SPRI, LTD., SPRI Acquisition Corp. or any of their respective affiliates, for $1.85 per share, net to the seller in cash, without any interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. The following are some of the questions you, as a stockholder of Leapnet, may have and answers to those questions.

    We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet does not contain all of the information you should consider before tendering your shares. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. In this document, SPRI, LTD. is referred to as "SPRI," SPRI Acquisition Corp. is referred to as the "Purchaser" and Leapnet, Inc. is referred to as "Leapnet."

Who is offering to buy my securities?

    Our name is SPRI Acquisition Corp. We are a Delaware corporation formed for the purpose of making this offer. We are a wholly owned subsidiary of SPRI. SPRI was formed by, and its sole stockholders are, Robert M. Figliulo, Leapnet's Chairman and Chief Executive Officer, and David A. Figliulo, Vice President—Sales and a director of Leapnet. See the "Introduction" to this Offer to Purchase.

What are the classes and amounts of securities sought in the offer?

    We are seeking to purchase all of the outstanding shares of Common Stock of Leapnet that are not owned by us or our affiliates. See the "Introduction" to this Offer to Purchase. There are currently 5,840,992 shares of Common Stock outstanding, of which 4,976,501 are not owned by us or our affiliates. There are no other classes of Leapnet stock outstanding.

How much are you offering to pay, what is the form of payment and will I have to pay any fees or commissions?

    We are offering to pay $1.85 per share, net to you, in cash, without any interest. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

    Yes. The tender offer is not subject to any financing contingency. We have committed to have sufficient funds available to consummate the tender offer and otherwise satisfy our obligations. Under the merger agreement, Robert and David Figliulo have delivered a letter to Leapnet pursuant to which they have acknowledged our obligations under the merger agreement and have agreed to cause us to have such sufficient funds. See "The Tender Offer—Section 9—Source and Amount of Funds."

S–1

Is your financial condition relevant to my decision to tender in the offer?

    We believe that our financial condition is not relevant to your decision whether to tender shares and accept the offer because:

  •
  the form of payment that you will receive consists solely of cash and if you tender in the offer and receive payment in full for your shares, you will have no continuing equity interest in Leapnet;

  •
  both we and our parent have been formed solely for the purpose of acquiring shares of Common Stock of Leapnet and there is no relevant historical financial information available with respect to either us or our parent;

  •
  the offer is not subject to any financing condition; and

  •
  if we consummate the offer, we will acquire all remaining shares for the same cash price in our merger with and into Leapnet.

    See "The Tender Offer—Section 9—Source and Amount of Funds."

What does Leapnet's board of directors think of the offer?

    We are making the offer pursuant to a merger agreement, dated as of November 21, 2001, among us, SPRI and Leapnet. The board of directors of Leapnet (the "Leapnet Board"), based upon the unanimous recommendation of a special committee (the "Special Committee") of independent directors of Leapnet:

  (1)
  has determined that it would be advisable and is in the best interests of Leapnet and its stockholders (other than SPRI, the Purchaser and their respective affiliates) to consummate the tender offer and the merger;

  (2)
  has approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the offer and the merger; and

  (3)
  has resolved, subject to the terms and conditions of the merger agreement, to recommend that Leapnet's stockholders accept the offer, tender their shares pursuant to the offer and adopt the merger agreement if submitted for their approval.

    See "Special Factors—Recommendation of the Special Committee and the Leapnet Board" and "Special Factors—Fairness of the Offer and the Merger."

How long do I have to decide whether to tender in the offer?

    You will have until 12:00 midnight, Eastern Standard time, on Monday, January 14, 2002, to decide whether to tender your shares in the offer, unless the offer is extended pursuant to the terms of the merger agreement. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See "The Tender Offer—Section 1—Terms of the Offer" and "The Tender Offer—Section 3—Procedures for Tendering Shares."

Can the offer be extended and under what circumstances?

    Yes. We have agreed with Leapnet that we may extend the offer:

  •
  at the time the offer is scheduled to expire, including at the end of an earlier extension, if any of the offer conditions is not satisfied and has not been waived;

S–2

  •
  if we are required to extend the offer by applicable law or regulation, including the rules of the Securities and Exchange Commission (the "Commission");

  •
  if all of the conditions to the offer are satisfied or waived by us but the number of shares of Common Stock validly tendered and not withdrawn is insufficient to result in our owning at least 90% of the then outstanding number of shares; or

  •
  if we amend the offer to provide a subsequent offering period to the extent permitted under the rules of the Securities Exchange Act of 1934.

    However, the offer may not be extended more than 20 business days in the aggregate beyond the initial expiration date under any or all of the above circumstances. See "The Tender Offer—Section 1—Terms of the Offer."

Will there be a subsequent offering period?

    A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the initial offering period, during which stockholders may tender their shares and receive the offer consideration. We can make a subsequent offering period available for up to a maximum of 20 business days. However, as described above, the offer may not be extended more than 20 business days in the aggregate beyond the initial expiration date in any event. We have not at this time made a decision as to whether or not to include a subsequent offering period.

    To comply with the applicable laws of the United States, during any subsequent offering period we will immediately accept for payment all tenders of shares and pay promptly for all shares tendered in any subsequent offering period. No stockholders will have any withdrawal rights with respect to shares tendered during any subsequent offering period. For more information, see "The Tender Offer—Section 1—Terms of the Offer."

How will I be notified if the offer is extended?

    If we extend the offer, we will inform EquiServe Trust Company, N.A., which is the depositary for the offer, of that fact. We will also make a public announcement of the extension, not later than 9:00 a.m., Eastern Standard time, on the next business day after the day on which the offer was scheduled to expire. See "The Tender Offer—Section 1—Terms of the Offer."

What are the most significant conditions to the offer?

    The offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the offer, a number of shares of Common Stock that, when added to the shares that Robert and David Figliulo have agreed to contribute to the Purchaser, represents at least a majority of the outstanding shares of Common Stock and the absence certain material adverse changes to Leapnet. See "The Tender Offer—Section 12—Conditions of the Offer."

How do I tender my shares?

    To tender shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal, to EquiServe Trust Company, N.A., the depositary for the offer, not later than the time the tender offer expires, or, if a subsequent offering period is made available, not later than the time the subsequent offering period expires. If your shares are held in "street name," the shares can be tendered by your nominee through The Depository Trust Company. If you cannot obtain any document or instrument that is required to be delivered to the depositary by the expiration of the offer, you may get three extra New York Stock Exchange ("NYSE") trading days to do so by having a broker, a bank or other fiduciary that is a member of the Securities Transfer

S–3

Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three NYSE trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See "The Tender Offer—Section 3—Procedures for Tendering Shares."

Until what time can I withdraw previously tendered shares?

    You can withdraw shares at any time until the offer has expired (excluding any subsequent offering period) and, if we have not agreed by February 11, 2002 to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. You may not withdraw any shares tendered in a subsequent offering period. See "The Tender Offer—Section 1—Terms of the Offer" and "The Tender Offer—Section 4—Withdrawal Rights."

How do I withdraw previously tendered shares?

    To withdraw shares, you must deliver a written notice of withdrawal, or a copy of one, with the required information to EquiServe Trust Company, N.A., the depositary for the offer, while you still have the right to withdraw the shares. See "The Tender Offer—Section 4—Withdrawal Rights."

When and how will I be paid for my tendered shares?

    Subject to the terms and conditions of the offer, we will pay for all shares validly tendered and not properly withdrawn promptly after the satisfaction or waiver by us of all conditions to the offer set forth in "The Tender Offer—Section 12—Conditions of the Offer." We do, however, reserve the right, in our sole discretion and subject to applicable law, to delay payment for shares in order to comply with applicable law.

    We will pay for your shares that are validly tendered and not properly withdrawn by depositing the purchase price with EquiServe Trust Company, N.A., which will act as depositary for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares will be made only after timely receipt by EquiServe Trust Company, N.A. of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in "The Tender Offer—Section 3—Procedures for Tendering Shares"), a properly completed and duly executed Letter of Transmittal and any other required documents for such shares.

Will the offer be followed by a merger if all Leapnet shares are not tendered in the offer?

    If we purchase shares in the offer and the other conditions to the merger are satisfied or waived by us (where permissible), we will be merged with and into Leapnet. If the merger takes place, Leapnet will become a wholly owned subsidiary of SPRI, and all remaining stockholders (other than SPRI, the Purchaser or their affiliates and any Leapnet stockholders who properly exercise their appraisal rights under Delaware law) will receive $1.85 net per share in cash, without any interest (or any higher price per share that is paid in the offer). See the "Introduction" to this Offer to Purchase.

Will Leapnet continue as a public company?

    No. If the merger takes place, Leapnet will no longer be publicly owned. Even if the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that (1) Leapnet shares may no longer meet the published guidelines of The Nasdaq Stock Market for continued listing and may be delisted, (2) there may not be a public trading market for Leapnet shares and (3) Leapnet may cease making filings with the Commission or otherwise cease being required to comply with the Commission rules relating to

S–4

publicly held companies. See "The Tender Offer—Section 11—Effect of the Offer on the Market for the Common Stock; Exchange Act Registration."

If I decide not to tender, how will the offer affect my shares?

    If the merger described above takes place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. Stockholders who hold shares at the time of the merger will also be entitled to appraisal rights under Delaware law. See "Special Factors—Appraisal Rights." If for some reason the offer is consummated and the merger does not take place, the number of Leapnet stockholders and shares of Leapnet that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the shares. Also, as described above, Leapnet may cease making filings with the Commission or otherwise being required to comply with the Commission rules relating to publicly held companies. See the "Introduction" and "The Tender Offer—Section 11—Effect of the Offer on the Market for the Common Stock; Exchange Act Registration."

What is the market value of my shares as of a recent date?

    On September 27, 2001, the last trading day before Leapnet announced (1) that it had begun discussions with Robert and David Figliulo and Mickelberry Communications Incorporated regarding a possible business combination transaction and (2) the formation of the Special Committee, the last reported sale price on the Nasdaq National Market was $1.10 per share of Common Stock. On November 20, 2001, the last trading day before the offer and the subsequent merger were announced, the last reported sale price on the Nasdaq National Market was $1.61 per share of Common Stock. We advise you to obtain a recent quotation for the Common Stock in deciding whether to tender your shares. See "The Tender Offer—Section 6—Price Range of Shares; Dividends."

What are the tax consequences to me of the transaction?

    If your shares are accepted for payment pursuant to the offer or you otherwise receive cash for your shares in the merger, you will generally recognize gain or loss measured by the difference between the cash you receive and your tax basis in the shares tendered. See "The Tender Offer—Section 5—Certain United States Federal Income Tax Consequences."

Who can I talk to if I have questions about the tender offer?

    You can call Georgeson Shareholder at (866) 324-8878 (toll free). Georgeson Shareholder is acting as the information agent for our offer. See the back cover of this Offer to Purchase for more details.

S–5

To the Holders of Shares of
Common Stock of Leapnet, Inc.:

INTRODUCTION

    SPRI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of SPRI, LTD., a Delaware corporation, hereby offers to purchase all of the issued and outstanding shares of Common Stock, par value $0.01 per share, of Leapnet, Inc., a Delaware corporation ("Common Stock"), other than shares of Common Stock owned by SPRI, the Purchaser or any of their respective affiliates (the "Shares"), at a price of $1.85 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer"). In this Offer to Purchase, SPRI, LTD. is referred to as "SPRI," SPRI Acquisition Corp. is referred to as the "Purchaser" and Leapnet, Inc. is referred to as "Leapnet."

    SPRI and the Purchaser were formed by Robert M. Figliulo, Leapnet's Chairman of the Board and Chief Executive Officer, and David A. Figliulo, Vice President-Sales and a director of Leapnet, for the purpose of making the Offer. Robert and David Figliulo currently own or control an aggregate of approximately 15% of the outstanding shares of Common Stock and have agreed to contribute all such shares to the Purchaser following the commencement of the Offer.

    Holders of Shares (the "Holders") whose Shares are registered in their own name and who tender directly to EquiServe Trust Company, N.A., as depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all charges and expenses of the Depositary and Georgeson Shareholder, as Information Agent (the "Information Agent"), in each case incurred in connection with the Offer. See "The Tender Offer—Section 14—Fees and Expenses."

    The board of directors of Leapnet (the "Leapnet Board"), based upon the unanimous recommendation of a special committee (the "Special Committee") of independent directors of Leapnet: (1) has determined that the Merger Agreement (as defined below), the Offer and the Merger (as defined below) are fair to and in the best interests of the Holders, (2) has approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Offer and the Merger and (3) has resolved, subject to the terms and conditions of the Merger Agreement, to recommend that Holders accept the Offer, tender their Shares pursuant to the Offer and adopt the Merger Agreement if submitted for their approval. See "Special Factors—Recommendation of the Special Committee and the Leapnet Board" and "Special Factors—Fairness of the Offer and the Merger."

    Leapnet has advised SPRI that George K. Baum & Company ("George K. Baum"), the financial advisor to the Special Committee, has delivered to the Special Committee its opinion, dated November 21, 2001, that the Offer Price to be received by the Leapnet stockholders (other than SPRI, the Purchaser and their respective affiliates) pursuant to the Offer and the Merger is fair from a financial point of view to such Holders, subject to the assumptions and qualifications set forth therein. See "Special Factors—Opinion of the Financial Advisor to the Special Committee." A copy of the opinion of George K. Baum, which sets forth the assumptions made, factors considered and scope of review undertaken by George K. Baum, is attached as Annex B to this Offer to Purchase. Holders are urged to read the full text of that opinion.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 21, 2001 (the "Merger Agreement"), by and among SPRI, the Purchaser and Leapnet. The Merger Agreement provides that, subsequent to the Offer and upon the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law, as amended (the "DGCL"), the Purchaser will be merged with and into Leapnet, with Leapnet being the Surviving Corporation (as defined below) (the "Merger"). Following the effective time of the Merger (the "Effective Time"), the separate corporate existence of the Purchaser will cease and Leapnet will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of SPRI. At the Effective Time, except for (1) shares of Common Stock that are held by Leapnet or in the treasury of Leapnet, or that are held by SPRI, the Purchaser or any affiliate of SPRI or the Purchaser, all of which will cease to be outstanding and will be canceled, and none of which will receive any payment with respect thereto, and (2) Shares held by Holders exercising their rights to seek appraisal in accordance with the DGCL, each share of Common Stock issued and outstanding immediately prior to the Effective Time and all rights in respect thereof will, by virtue of the Merger and without any action on the part of the holder thereof, cease to exist and be converted into and represent the right to receive an amount in cash, without interest, equal to $1.85 (the "Merger Consideration"). The Merger Agreement is more fully described in "Special Factors—The Merger Agreement."

    Robert M. Figliulo and David A. Figliulo have entered into a Contribution and Stockholder Support Agreement, dated as of December 6, 2001 (the "Contribution Agreement"), with SPRI, the Purchaser and Leapnet, pursuant to which they have agreed to contribute all of their shares of Common Stock to the Purchaser and agreed to vote (or cause to be voted) such shares in favor of the Merger Agreement and the transactions contemplated thereby if stockholder approval is required. A copy of the Contribution Agreement is filed as an exhibit to the Tender Offer Statement on Schedule TO that SPRI and the Purchaser filed with the Securities and Exchange Commission (the "Commission") on December 13, 2001.

    If, as a result of the purchase of Shares pursuant to the Offer and the contribution of shares of Common Stock to the Purchaser as discussed in the preceding paragraph, the Purchaser owns in the aggregate at least 90% of the outstanding shares of Common Stock, then the Purchaser will effect the Merger as a "short-form" merger under the DGCL, without a vote of the stockholders of Leapnet (a "Short-Form Merger"). If, following the purchase of Shares pursuant to the Offer, SPRI and the Purchaser own in the aggregate less than 90% of the outstanding shares of Common Stock, pursuant to the terms of the Merger Agreement, SPRI and the Purchaser may take certain actions necessary to effect a "long-form" merger under the DGCL. If a vote of the Leapnet stockholders is necessary to effect the Merger, SPRI and the Purchaser have agreed in the Contribution Agreement to vote or cause to be voted all shares of Common Stock owned by them in favor of the Merger Agreement and the transactions contemplated thereby. See "Special Factors—The Merger Agreement."

    The Offer is conditioned, among other things, upon there having been validly tendered and not withdrawn prior to the expiration date of the Offer that number of Shares that, together with the shares of Common Stock owned by the Purchaser and its affiliates, constitute at least a majority of the outstanding shares of Common Stock and an absence of certain material adverse changes to Leapnet. The Purchaser may waive the above-described conditions. See "The Tender Offer—Section 12—Conditions of the Offer." The Offer is not subject to any financing contingency.

    Leapnet has advised us that, to the best of its knowledge, each of its executive officers and directors, other than Robert and David Figliulo, who will contribute their shares of Common Stock as described above, and those individuals, if any, for whom the tender of Shares could cause liability for them under the provisions of Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act") or to the extent their Shares are restricted Shares, intends to tender all of his or her Shares pursuant to the Offer.

    Leapnet supplied the information contained in this Offer to Purchase concerning Leapnet, including, without limitation, information about the deliberations of the Special Committee in connection with the Offer and the Merger and the written opinion of George K. Baum described above. SPRI and the Purchaser take no responsibility for the accuracy or completeness of such information.

    This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

SPECIAL FACTORS

Background of the Offer and the Merger

    Beginning in the second half of 2000, Leapnet's business suffered a number of significant setbacks attributable to several factors, including a general downturn in the economy, weakening demand for information technology consulting ("IT Consulting") services and increased competition from the IT Consulting practices of the major accounting firms. In addition, the market price of the Common Stock declined significantly during this period.

    During the fourth quarter of 2000 and the first quarter of 2001, the Leapnet Board met on several occasions to discuss various strategic alternatives that might be available to Leapnet, as well as the implementation of operational initiatives aimed at increasing stockholder value and bolstering the value of the Leapnet business. These operational initiatives included reductions in headcount, a reverse split of the Common Stock, managerial changes and a commitment to reduce and control corporate expenses. Despite the implementation of these initiatives, Leapnet's business continued to deteriorate through the Spring of 2001.

    In the second quarter of 2001, Union Capital Corporation, a private investment company ("Union"), met with members of management to discuss actions Leapnet might take to reduce cash losses, including reducing overhead and staff to bring expenses more in line with the deteriorating revenue base.

    In July 2001, Robert and David Figliulo began to discuss the possibility of pursuing a going private transaction and, in August 2001, Robert and David Figliulo held informal discussions with Duff & Phelps, LLC ("Duff & Phelps") regarding the possible structure and mechanics involved in effecting such a transaction. In the light of these discussions, Wildman, Harrold, Allen & Dixon ("Wildman Harrold") was retained as legal counsel to Robert and David Figliulo.

    On August 9, 2001, Robert and David Figliulo discussed with Union various possible alternatives, including a possible course of action that would result in a sale of a material amount of the assets of Leapnet to the Figliulos.

    At a meeting of the Leapnet Board held on July 31, 2001, Robert and David Figliulo notified the Leapnet Board that they intended to submit a proposal to purchase certain operating assets of Leapnet or otherwise pursue a "going private" transaction. Prior to the appointment of the Special Committee, Robert Bramlette, then vice president and chief legal officer of Leapnet, advised the Leapnet Board members of their fiduciary duties under the DGCL and counseled them regarding interested directors and committees of independent directors. In view of Robert and David Figliulo's equity position in Leapnet, their representation on the Leapnet Board and the fact that Robert and David Figliulo were likely to be a significant participant in any strategic transaction, the Leapnet Board determined to establish the Special Committee to explore strategic alternatives, which might include consideration of a transaction proposed by certain members of Leapnet management.

    On August 10, 2001, the Leapnet Board, acting by unanimous written consent and to ensure that the interests of the public holders of the Common Stock were appropriately represented, appointed Scott Barnum, Charles Moran, Peter Poli and Charles Ruder, each an independent director, as the members of the Special Committee. The Special Committee was directed to take such steps as it deemed appropriate to consider all aspects of strategic alternatives available to Leapnet. The Special Committee was authorized to retain such legal counsel, financial advisors and other agents as the Special Committee deemed appropriate.

    Following the July 31, 2001 Leapnet Board meeting, members of the Special Committee contacted Jones, Day, Reavis & Pogue ("Jones Day") in the light of Robert and David Figliulo's potential proposal and the Leapnet Board's determination that it would establish a special committee of independent directors to explore strategic alternatives. On August 16, the Special Committee subsequently held a teleconference with Jones Day, at which time Jones Day discussed its experience in representing special committees, the Special Committee's fiduciary duties under the DGCL and the scope of the Special Committee's assignment. The Special Committee then determined to retain Jones Day as its legal counsel based on such discussions and Jones Day's qualifications and experience in special committee matters.

    Jones Day and the Special Committee contacted five recognized investment banks, which Leapnet management had advised did not have a conflict with respect to Leapnet or Robert and David Figliulo, to discuss the Special Committee's need for an independent financial advisor. Following these discussions, the Special Committee determined to retain George K. Baum based on its expertise in similar merger and acquisition transactions and its experience in Leapnet's industry and familiarity with the principal components of Leapnet's business.

    On August 22, 2001, the Special Committee met with Jones Day by teleconference. At that meeting, Jones Day explained the duties of the Special Committee when considering possible business combination transactions, including transactions with management bidders. Jones Day and the Special Committee also discussed the Special Committee's retention of George K. Baum.

    On August 28, 2001, the Special Committee met with Jones Day and George K. Baum by teleconference. At that meeting, Jones Day reminded the members of the Special Committee of their duties when considering possible business combination transactions, including transactions with management bidders. George K. Baum then made a presentation to the Board regarding the process that George K. Baum intended to conduct. George K. Baum proposed to conduct an in-depth review of Leapnet's business and financial condition after which George K. Baum would provide the Special Committee with an analysis of the Leapnet business and George K. Baum's views as to strategic alternatives that might be available to Leapnet. The Special Committee directed George K. Baum to undertake such an analysis of the Leapnet business.

    During September 2001, George K. Baum conducted a review of Leapnet's business and financial condition, meeting by telephone or in person with members of Leapnet's senior management team, including Robert and David Figliulo, on several occasions. During that period, Robert Figliulo contacted Mr. Poli on several occasions, indicating his desire to pursue a transaction involving Leapnet. Mr. Poli advised Robert Figliulo that the Special Committee had engaged George K. Baum and that George K. Baum had undertaken a review of the Leapnet business but that the Special Committee would be willing to consider a proposal from Robert and David Figliulo or other significant Leapnet stockholders.

    On September 6, 2001, Mickelberry Communications Incorporated, an affiliate of Union ("Mickelberry"), met with Robert and David Figliulo to discuss the management group's proposal and prepare for a meeting with the Special Committee regarding a proposed transaction.

    On September 12, 2001, Robert and David Figliulo formally engaged Duff & Phelps as their financial advisor.

    On September 25, 2001, Union agreed to provide consulting services to SPRI in connection with SPRI's efforts to negotiate with Leapnet a possible asset purchase transaction which both SPRI and Union desired SPRI achieve. The fee was set at $225,000, which included Union's legal, travel and other out-of-pocket expenses. It was agreed, however, that if SPRI were not successful in this endeavor, such fee would not be payable unless and until SPRI consummated any other acquisition of Leapnet, such as the pending Merger. Subsequently, on September 26, Mickelberry and James C. Marlas, an affiliate of Union, entered into a standstill agreement with Robert and David Figliulo and SPRI, under which Mickelberry and Mr. Marlas agreed not to assist any competing bidder for Leapnet until termination of the standstill agreement.

    On September 26, 2001, the Special Committee, Jones Day and George K. Baum met with Robert and David Figliulo, Wildman Harrold, Duff & Phelps and representatives of Mickelberry at the offices of Wildman Harrold in Chicago. Robert and David Figliulo and Mickelberry indicated that they would be interested in exploring a possible transaction in which Robert and David Figliulo would purchase certain of the operating assets of Leapnet and Mickelberry would assume the operations of the resulting Leapnet entity in an effort to explore transactions that might utilize some or all of Leapnet's net operating losses ("NOLs"). The Special Committee indicated that it would be willing to consider such a transaction, but that it would need to receive more information about the proposal and the related issues. The Special Committee also indicated that it intended to explore other strategic alternatives. Following that meeting, the Special Committee met with Jones Day and George K. Baum to discuss the matters raised at the meeting with Robert and David Figliulo and Mickelberry. In addition, George K. Baum presented the Special Committee with its analysis of Leapnet's business and financial condition and George K. Baum's views on other strategic alternatives available to Leapnet. The Special Committee then discussed George K. Baum's findings, directing George K. Baum to explore alternative strategic proposals designed to maximize Leapnet's value to its stockholders, including a possible sale of Leapnet, and to present the results of these activities to the Special Committee at a later meeting. The Special Committee authorized George K. Baum to solicit preliminary indications of interest from potential parties that might be interested in a possible business combination with, investment in or acquisition of Leapnet.

    On September 28, 2001, Leapnet issued a press release announcing (1) that it had begun discussions with Robert and David Figliulo and Mickelberry regarding a possible business combination transaction and (2) the formation of the Special Committee.

    In response to the Special Committee's request, representatives of George K. Baum identified 30 potential financial and strategic partners for Leapnet, based on the acquisition or investment history of such potential partners and George K. Baum's experience in Leapnet's industry and effecting sales and acquisitions of businesses similar to Leapnet. The Special Committee reviewed the list of potential partners identified by George K. Baum and instructed George K. Baum to contact such parties and several additional parties identified by members of the Special Committee. During the first two weeks of October 2001, George K. Baum contacted all such parties and distributed an executive summary and a confidentiality and standstill agreement to each of these entities. In response to these contacts, three entities entered into confidentiality and standstill agreements with Leapnet. George K. Baum then distributed to those entities a confidential information memorandum generally describing Leapnet's operations and containing additional nonpublic information about Leapnet. Representatives of George K. Baum also provided a letter to those entities advising them that George K. Baum reserved its rights to terminate or revise the process and requesting that interested parties submit preliminary indications of interest by October 19, 2001.

    On October 10, 2001, Robert and David Figliulo presented the Special Committee with a formal proposal, including a proposed draft asset purchase agreement, pursuant to which SPRI would acquire substantially all of Leapnet's ongoing professional services business and certain of Leapnet's other assets, with Mickelberry assuming the operations of the resulting Leapnet entity. Under this proposal, the new company would assume certain specified liabilities, with the excluded liabilities to be retained by the resulting Leapnet entity. The proposal also included an earn-out that would be contingent on the future performance of the business and assets to be acquired by Robert and David Figliulo. This proposal contemplated that Leapnet stockholders would continue to own their Leapnet stock and the Mickelberry-affiliated management group would attempt to derive value from the Leapnet NOLs by seeking to identify and acquire businesses that generate taxable earnings and could benefit from these NOLs. The Special Committee subsequently reviewed the proposal with Jones Day and George K. Baum and indicated that, in the Special Committee's view, there were significant issues associated with the proposal, particularly with respect to the fact that (1) the proposal did not contemplate any distribution of cash to Leapnet stockholders and (2) the existing Leapnet stockholders would continue to hold a security with limited liquidity representing an interest in a company whose retained value was difficult to quantify and that would have significant uncertainty associated with the liabilities retained and any value that could be obtained from the earn-out or ultimately realized from the existing Leapnet NOLs.

    By October 19, 2001, George K. Baum had received a written preliminary indication of interest from only one potential acquiror, which indicated a desire to pursue a business combination transaction with Leapnet in which Leapnet stockholders would receive shares of the potential acquiror, a company whose stock is quoted on the OTC Bulletin Board, and a dividend declaration of $1.00 per share of Common Stock, as consideration in the transaction. The potential acquiror indicated that it needed to conduct further due diligence on Leapnet. During ensuing discussions with this potential acquiror, George K. Baum indicated that it would need to conduct its own due diligence of this potential acquiror to evaluate its cash liquidity and stock. George K. Baum's review of the potential acquiror's latest publicly available financial information raised substantial doubts about such party's ability to consummate the proposed transaction. In addition, the Special Committee had advised George K. Baum that the Special Committee was concerned about the relative lack of liquidity associated with securities traded on the OTC Bulletin Board.

    During the period from October 22-November 16, 2001, George K. Baum received executed confidentiality and standstill agreements from five additional potential acquirors that expressed interest in pursuing a transaction with Leapnet. George K. Baum, after receiving approval from the Special Committee, distributed a confidential information memorandum to each of these parties. Two of these potential acquirors were contacted by George K. Baum during the first two weeks of October, two additional potential acquirors initiated contact with George K. Baum and one of these potential acquirors was introduced to George K. Baum by the former chief executive officer of Leapnet.

    On October 23, 2001, the Special Committee delivered to Robert and David Figliulo a response to their October 10 proposal. The Special Committee proposed the issuance of a secured note by the business and assets to be acquired by Robert and David Figliulo in lieu of their earn-out proposal and other terms materially different from Robert and David Figliulo's October 10 proposal. The response also contemplated a repurchase of Common Stock immediately after the closing of the transaction.

    Between October 23 and 25, 2001, Robert and David Figliulo, Mickelberry, Duff & Phelps, the Special Committee and George K. Baum continued discussions regarding the proposal that Robert and David Figliulo had presented to the Special Committee on October 10 and the Special Committee's October 23 response to that proposal.

    On October 25, 2001, Robert and David Figliulo concluded that a transaction in which the unaffiliated Leapnet stockholders would receive cash for their Leapnet shares would have a higher likelihood of being successfully completed. Accordingly, on October 26, Robert and David Figliulo indicated that they were interested in making a proposal to acquire all outstanding shares of Leapnet not owned by them or their affiliates in a cash merger transaction.

    On October 29, 2001, Wildman Harrold distributed an initial draft of a merger agreement that provided for the acquisition of all outstanding shares of Common Stock not owned by Robert and David Figliulo or their affiliates for $1.75 per share in cash.

    On October 31, 2001, Jones Day and George K. Baum discussed the draft merger agreement, including the structure of the transaction, the scope of Leapnet's representations, the scope of the conditions to the offer and the size of the termination fee that would be payable if Leapnet terminated the merger agreement to pursue a superior proposal.

    On November 1, 2001, another potential bidder that was contacted in early October 2001 submitted a written preliminary indication of interest in which it proposed to acquire Leapnet for consideration consisting of approximately $10 million worth of the potential bidder's stock, which George K. Baum calculated to be approximately $1.71 per Leapnet share, subject to satisfactory completion of its due diligence review of Leapnet and the negotiation, execution and delivery of a mutually acceptable merger agreement.

    On November 2, 2001, the Special Committee met by teleconference with Jones Day and George K. Baum in advance of a regularly scheduled meeting of the entire Leapnet Board. Jones Day and George K. Baum provided the Special Committee with an overview of the draft merger agreement submitted by Robert and David Figliulo and George K. Baum reported to the Special Committee or the status of discussions with other parties regarding possible business combinations with Leapnet. The Special Committee reconvened by teleconference with Jones Day and George K. Baum later that day following the meeting of the entire Leapnet Board. The Special Committee continued to review the draft merger agreement submitted by Robert and David Figliulo with Jones Day and George K. Baum.

    On November 5, 2001, Mickelberry indicated that it had decided to cease discussions with Robert and David Figliulo and the Special Committee regarding its participation in a potential transaction involving the purchase by Robert and David Figliulo of certain of the operating assets of Leapnet.

    On November 5, 2001, the Special Committee met by teleconference with Jones Day and George K. Baum. The Special Committee noted that although $1.75 per share of Common Stock represented a premium to Leapnet's current stock price, it believed that other commonly used valuation methods could support a valuation in excess of $1.75 per share and should be considered by Robert and David Figliulo. Jones Day then reviewed the draft merger agreement with the Special Committee. Following a discussion of the draft merger agreement, the Special Committee directed George K. Baum to respond to Robert and David Figliulo's proposal by contacting Duff & Phelps to indicate that the Special Committee would be willing to work towards a definitive agreement with Robert and David Figliulo if they would increase their offer to $1.85 per share and agree to modify several provisions of the October 29 draft merger agreement. The Special Committee instructed George K. Baum to advise Duff & Phelps that the transaction should be structured as a tender offer so that unaffiliated stockholders could obtain cash for their shares of Common Stock as soon as possible. Under this proposal, an affiliate of Robert and David Figliulo would offer to acquire by tender offer all of the outstanding shares of Common Stock not owned by them, followed by a merger in which the remaining unaffiliated Leapnet stockholders would also receive an amount in cash equal to the cash offered in the tender offer. In addition, the Special Committee instructed George K. Baum and Jones Day to modify the draft merger agreement in order to eliminate as many conditions to a closing of the transaction as possible, including elimination of any financing condition, and to negotiate a termination fee that did not exceed $325,000.

    On November 7, 2001, phone conferences were held on the terms of the merger agreement between Duff & Phelps and George K. Baum. Following those discussions, Duff & Phelps informed George K. Baum that Robert and David Figliulo would be willing to agree to increase their offer to the $1.85 per share price, reduce the termination fee to $325,000 and revise the structure to provide for a cash tender offer.

    On November 8, 2001, George K. Baum had a follow-up teleconference with the party that had submitted a preliminary indication of interest on November 1 during which that party continued to conduct its due diligence review of Leapnet. Following the teleconference, the potential acquiror requested a meeting with Leapnet management, which was scheduled for November 13.

    On November 10, 2001, Wildman Harrold distributed a revised draft of the merger agreement, which provided that an affiliate of Robert and David Figliulo would offer to acquire by tender offer all of the issued and outstanding shares of Common Stock (other than shares held by Robert and David Figliulo and their affiliates) for $1.85 per share in cash, followed by a merger in which any remaining unaffiliated Leapnet stockholders would also receive $1.85 per share in cash.

    On November 13, 2001, George K. Baum and Stephen Tober, Leapnet's president and chief operating officer, and Stephen Gambill, Leapnet's chief financial officer, met with the potential bidder that had submitted a preliminary indication of interest on November 1 and was continuing to conduct a due diligence review of Leapnet. The potential bidder indicated that it was interested in pursuing a transaction with Leapnet and that it expected to provide George K. Baum with a revised proposal on or about November 16.

    Following the meeting with the potential bidder, the Special Committee met by teleconference with Jones Day and George K. Baum to discuss the proposed merger agreement, as well as the status of discussions with other potential acquirors. After a discussion of the proposed merger agreement, the Special Committee instructed Jones Day to continue negotiations with Wildman Harrold on the form of merger agreement, emphasizing that while the Special Committee was satisfied with the tender offer structure, the Special Committee believed that the representations and warranties and conditions to the offer needed to be further limited. The Special Committee indicated, however, that it was inclined to pursue the transaction with Robert and David Figliulo based on an analysis of Robert and David Figliulo's ability to execute the transaction compared to that of the other potential bidders, the absence of a right to terminate based on due diligence, the absence of any financing contingency associated with Robert and David Figliulo's proposal and the fact that the $1.85 per share consideration would be payable in cash.

    On November 14, 2001, Jones Day provided comments on the proposed merger agreement to Wildman Harrold.

    On November 15, 2001, Wildman Harrold distributed a revised draft of the merger agreement. In addition, on that date, George K. Baum had a follow-up teleconference with the party that had originally submitted an indication of interest on October 19. George K. Baum indicated that the Special Committee was not inclined to pursue a transaction with such party and that both the Special Committee and George K. Baum expressed doubts that such party would be able to complete a transaction with Leapnet as proposed or in a timely manner.

    The party that had originally submitted a preliminary indication of interest on November 1 and conducted follow-up due diligence inquiries on November 8 and 13 was contacted by George K. Baum on November 15. That party indicated that its due diligence review was ongoing, but that it would advise George K. Baum of its intentions shortly. In addition, the potential acquiror that had been introduced to George K. Baum by the former chief executive officer of Leapnet indicated a desire to pursue a business combination transaction in which Leapnet stockholders would receive shares of the potential acquiror, a small, privately-held company, based on a preliminary value of $2.00 per Leapnet share. The potential acquiror indicated that it needed to conduct further due diligence, and its proposal contained a number of conditions, including that the number of its shares Leapnet stockholders would ultimately receive would be based on a valuation to be performed by the potential acquiror's accounting firm. During ensuing discussions with this potential acquiror, George K. Baum raised substantial concerns regarding the form and conditions of such proposal.

    On November 16, 2001, phone conferences were held on the terms of the draft merger agreement between Jones Day and Wildman Harrold. Jones Day indicated that the Special Committee believed that Robert and David Figliulo's proposal needed to be further modified to eliminate or modify certain conditions to the closing of the transaction and increase the certainty that a transaction, if executed with Robert and David Figliulo, would be consummated.

    On November 19, 2001, Jones Day and George K. Baum met with Wildman Harrold and Duff & Phelps at Wildman Harrold's offices in Chicago to discuss the terms of the draft merger agreement. Later that day, Jones Day provided Wildman Harrold with written comments on the draft merger agreement.

    On the evening of November 19, 2001, the party that had originally submitted its preliminary indication of interest on November 1 indicated that it had elected not to pursue a transaction with Leapnet.

    On November 19 and 20, 2001, Jones Day and Wildman Harrold continued to negotiate the outstanding issues in the draft merger agreement.

    On November 20, 2001, the Special Committee met by teleconference with Jones Day and George K. Baum to consider the terms of the draft merger agreement and to receive a presentation from George K. Baum regarding the process it had conducted and the fairness from a financial point of view of the terms of the proposed transaction. Jones Day reviewed with the Special Committee its fiduciary duties and explained the terms of the draft merger agreement, focusing particularly on provisions that had changed from the prior drafts of the merger agreement circulated to the Special Committee. George K. Baum then presented a general overview of the financial aspects of the transaction, including a presentation on the methodology by which George K. Baum would conduct its review of the fairness from a financial point of view of the terms of the proposed transaction. George K. Baum indicated that it would be prepared to deliver an oral fairness opinion and deliver a final written opinion in support of the $1.85 price. Several of the factors considered by the Special Committee throughout its process were then reviewed by Jones Day and George K. Baum. The Special Committee then concluded that in its judgment the $1.85 price was fair and was the best price that could be obtained from Robert and David Figliulo. Jones Day was directed to negotiate a satisfactory resolution of the outstanding issues in the draft merger agreement and report to the Special Committee at a teleconference meeting to be held on November 21. Also on November 20, the party that submitted a preliminary indication of interest on November 15 informed George K. Baum that it had elected not to pursue a transaction with Leapnet.

    At its teleconference meeting on November 21, the Special Committee was informed by Jones Day of the final changes to the Merger Agreement negotiated since November 15. Jones Day then advised the Special Committee as to the directors' fiduciary duties and reviewed the resolutions being proposed for adoption by the Special Committee. George K. Baum then gave the Special Committee a detailed presentation based on its materials previously furnished to the Special Committee, which summarized George K. Baum's financial analyses and assessed the fairness of the $1.85 price under various valuation methods. Upon completing its presentation, George K. Baum informed the Special Committee that, subject to the assumptions and qualifications stated in the written fairness opinion that it was prepared to deliver to the Special Committee, it was of the opinion that the $1.85 price per share of Common Stock to be received by Leapnet stockholders (other than Robert and David Figliulo and their affiliates) was fair to such stockholders from a financial point of view. The Special Committee members then unanimously approved resolutions declaring that it would be advisable and is in the best interests of Leapnet and its stockholders (other than Robert and David Figliulo and their affiliates) to consummate the Offer and the Merger; recommending that the full Leapnet Board approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Offer and the Merger;

and resolving and recommending, subject to the terms and conditions of the Merger Agreement, that Leapnet's stockholders accept the Offer, tender their shares pursuant thereto and adopt the Merger Agreement if submitted for their approval.

    After the meeting of the Special Committee, the full Leapnet Board, acting by unanimous written consent, adopted resolutions approving the Merger Agreement and the transactions contemplated thereby, including the Offer.

    After the close of business on November 21, Leapnet and SPRI announced in a joint press release that the parties had executed the Merger Agreement, providing for the acquisition by the Purchaser of all outstanding shares of Common Stock (other than shares held by Robert and David Figliulo and their affiliates) at a price of $1.85 per share.

    On December 6, 2001, Robert and David Figliulo entered into the Contribution Agreement with Leapnet, SPRI and the Purchaser, under which Robert and David Figliulo agreed to contribute their shares of Common Stock to the Purchaser not later than the second business day prior to the date of initial expiration of the Offer and to vote (or cause to be voted) all shares of Common Stock then held of record or beneficially owned by Robert and David Figliulo in favor of the Merger and the Merger Agreement and the transactions contemplated thereby at any meeting of Leapnet stockholders or adjournment or postponement thereof, in connection with any written consent of Leapnet stockholders or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement and the transactions contemplated thereby is sought from Leapnet stockholders.

Recommendation of the Special Committee and the Leapnet Board

    On November 21, 2001, the Special Committee: (1) determined that it would be advisable and is in the best interests of Leapnet and the Holders to consummate the Offer and the Merger; (2) determined that the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Offer and the Merger should be approved and declared advisable by the Leapnet Board; and (3) resolved, subject to the terms and conditions of the Merger Agreement, to recommend that the Holders accept the Offer, tender their Shares pursuant to the Offer and adopt the Merger Agreement if submitted for their approval.

    On November 21, 2001, the Leapnet Board, based upon the unanimous recommendation of the Special Committee: (1) determined that it would be advisable and is in the best interests of Leapnet and the Holders to consummate the Offer and the Merger; (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Offer and the Merger; and (3) resolved, subject to the terms and conditions of the Merger Agreement, to recommend that the Holders accept the Offer, tender their Shares pursuant to the Offer and adopt the Merger Agreement if submitted for their approval.

Fairness of the Offer and the Merger

  The Special Committee

    In reaching the recommendations described above, the Special Committee considered a number of factors, including the following:

    1.  Leapnet's Operating and Financial Condition.  The Special Committee took into account the current and historical financial condition and results of operations of Leapnet, specifically with respect to the rapid deterioration in the value of Leapnet's assets, including its cash balances, the costs that could be associated with reducing Leapnet's near-term cash expenditures, including severance and lease termination obligations, the substantial decline in Leapnet's revenues and Leapnet's continued lack of profitability. The Special Committee also considered the prospects and strategic objectives of Leapnet, including risks involved in achieving those objectives, and the current and anticipated conditions in the industry in which Leapnet operates.

    2.  Valuation Analysis and Strategic Alternatives; George K. Baum Fairness Opinion.  The Special Committee took into account George K. Baum's presentations and analyses regarding the value of Leapnet and the strategic alternatives available to it. The Special Committee also took into account presentations from George K. Baum and the opinion of George K. Baum, dated November 21, 2001, that, based upon and subject to certain considerations and assumptions, the consideration to be received by Leapnet stockholders (other than SPRI and its Affiliates) in the Offer and the Merger pursuant to the Merger Agreement is fair to such Holders from a financial point of view. A copy of the opinion rendered by George K. Baum is attached to this Offer to Purchase as Annex B. For information regarding the analysis conducted by George K. Baum, see "Special Factors—Opinion of Financial Advisor to the Special Committee." Holders are urged to read George K. Baum's opinion and the section entitled "Special Factors—Opinion of Financial Advisor to the Special Committee" in their entirety. The Special Committee was aware that George K. Baum will become entitled to certain fees described under "The Tender Offer—Section 14—Fees and Expenses" upon the consummation of the Merger.

    3.  Timing of Completion.  The Special Committee considered the anticipated timing of consummation of the transactions contemplated by the Merger Agreement, including the structure of the transaction as a tender offer for all of the Shares, which should allow Holders to receive the transaction consideration earlier than in an alternative form of transaction, followed by a merger in which Remaining Holders (as defined below under "Special Factors—Appraisal Rights") will receive the same consideration as received by Holders who tender their Shares in the Offer. The Special Committee further noted that if sufficient Shares were tendered in the Offer to enable SPRI to effect a merger without a stockholder vote then all the stockholders would receive their consideration more quickly than they would have had SPRI pursued a merger transaction through a stockholder vote.

    4.  Conditions to Consummation.  The Special Committee considered the fact that the obligation of SPRI to consummate the Offer and the Merger is subject to limited conditions, particularly the fact that the Offer is not subject to a financing condition and that SPRI would not need to conduct any further due diligence review of Leapnet.

    5.  Stock Performance.  The Special Committee took into account the historical and projected market price of the Common Stock, the small public float and low trading volume of the Common Stock and the difficulty of attracting institutional investors. The Special Committee also considered the risk and effect of a potential delisting by Nasdaq.

    6.  SPRI Investment and Strategic Reliance.  The Special Committee took into account the Purchaser's current equity position in Leapnet. The Special Committee considered the fact that affiliates of the Purchaser currently own stock representing approximately 15% of the combined voting power of the outstanding Common Stock.

    7.  Transaction Financial Terms/Premium To Market Price.  The Special Committee considered that the price to be paid in the Offer and the Merger represents a premium of 68.2% over the last reported sale price on the Nasdaq National Market of $1.10 per share of Common Stock on September 27, 2001, the last trading day before Leapnet announced (1) that it had begun discussions with Robert and David Figliulo and Mickelberry regarding a possible business combination transaction and (2) the formation of the Special Committee; and a premium of 14.9% over last reported sale price on the Nasdaq National Market of $1.61 per share of Common Stock on November 20, 2001, the last trading day before the announcement of the Offer and the subsequent Merger.

    The Special Committee believes that, after extensive negotiations by the Special Committee with SPRI, Leapnet has obtained the highest price per Leapnet share that SPRI is willing to pay. The Special Committee took into account the fact that the terms of the Offer and Merger were determined through negotiations between SPRI and its financial and legal advisors, on the one hand, and the Special Committee and its financial and legal advisors, on the other hand, and the judgment of the Special Committee that, based upon the negotiations that had transpired, a price higher than $1.85 per Share was not likely to be obtained.

    8.  Appraisal Rights.  The Special Committee considered the fact that Holders who do not tender their Shares pursuant to the Offer will have the right to dissent from the Merger and to demand appraisal of the fair value of their Shares under the DGCL, whether or not a stockholder vote is required (as described under "Special Factors—Appraisal Rights").

    9.  Possible Conflicts of Interest.  The Special Committee also took into account the possible conflicts of interest of certain directors and members of management of both Leapnet and SPRI and its affiliates discussed below under "Special Factors—Interests of Certain Persons in the Offer and the Merger." In that regard, the Special Committee did not discuss the substance of the negotiations with the other directors or Leapnet management until the Special Committee's final report to the Leapnet Board on November 21, 2001.

  The Leapnet Board

    In reaching its determinations referred to above, the Leapnet Board considered the following factors, each of which, in the view of the Leapnet Board, supports such determinations: (1) the conclusions and recommendations of the Special Committee, (2) the factors referred to above as having been taken into account by the Special Committee, including the receipt by the Special Committee of George K. Baum's fairness opinion, and (3) the fact that the price, terms and conditions of the Offer and the Merger Agreement were the result of negotiations between SPRI and its financial and legal advisors, on the one hand, and the Special Committee and its financial and legal advisors, on the other hand. The Leapnet Board did not independently analyze each of the factors referred to in clause (2) above. Instead, the Leapnet Board expressly adopted the analysis of the Special Committee and its conclusions.

    The members of the Leapnet Board, including the members of the Special Committee but excluding members who are officers or employees of SPRI, the Purchaser or their respective affiliates, evaluated the Offer and the Merger in the light of their knowledge of the business, financial condition and prospects of Leapnet, and based upon the advice of financial and legal advisors.

    The Leapnet Board, including the members of the Special Committee, believes that the Offer and the Merger are procedurally fair because, among other things: (1) the Special Committee consisted of independent directors appointed to represent the interests of the Holders, (2) the Special Committee retained and was advised by its own independent legal counsel, (3) the Special Committee retained and was advised by George K. Baum as its independent financial advisor, (4) the nature of the deliberations pursuant to which the Special Committee evaluated the Offer and the Merger and alternatives thereto and (5) the fact that the $1.85 per share Offer Price resulted from arm's-length negotiations between the Special Committee and SPRI.

    In view of the wide variety of factors considered in connection with their evaluation of the Offer and the Merger, neither the Special Committee nor the Leapnet Board found it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors they considered in reaching their determinations.

    The foregoing discussion of the information and factors considered by the Special Committee and the Leapnet Board is not intended to be exhaustive but is believed to include the material factors considered by the Special Committee and the Leapnet Board.

Opinion of the Financial Advisor to the Special Committee

    The Special Committee retained George K. Baum as its financial advisor to act solely on behalf of the Holders in connection with the evaluation of strategic alternatives available to Leapnet, including a possible transaction with SPRI and the Purchaser. The Special Committee asked George K. Baum to render an opinion as to whether the Offer Price proposed to be paid to the Holders in the Offer and the Merger is fair from a financial point of view. On November 21, 2001, George K. Baum delivered an oral opinion, later confirmed in writing as of that date, to the Special Committee that, as of that date and based upon and subject to the assumptions and qualifications stated in its opinion, the Offer Price was fair from a financial point of view to the Leapnet stockholders not affiliated with SPRI or the Purchaser.

    The full text of George K. Baum's written opinion, dated November 21, 2001, is attached hereto as Annex B. You should read the opinion in its entirety to learn about the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by George K. Baum in rendering its opinion. George K. Baum's opinion was addressed to the Special Committee for the purpose of its evaluation of the Offer Price. George K. Baum has consented to the attachment of its written opinion as Annex B to this Offer to Purchase and to the inclusion of the summary set forth below. The opinion of George K. Baum will also be made available for inspection and copying by any interested Holder or representative who has been so designated in writing at the principal executive offices of Leapnet, which are located at 420 West Huron Street, Chicago, Illinois 60610, during Leapnet's regular business hours. The following summary of George K. Baum's opinion is qualified in its entirety by reference to the full text of the written opinion.

    In connection with its opinion, George K. Baum, among other things:

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  reviewed the terms and conditions describing or otherwise directly relating to the Merger Consideration set forth in the Merger Agreement;

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  reviewed certain publicly available business and historical financial information relating to Leapnet, including, without limitation, Leapnet's Annual Reports and Forms 10-K, Forms 10-Q and other filings with the Commission;

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  reviewed current and historical market prices and trading volumes of the Common Stock;

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  reviewed certain internal financial information and other data relating to the businesses and financial prospects of Leapnet, as well as estimates, financial forecasts and analyses prepared by the management of Leapnet that are not publicly available;

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  conducted discussions with members of the senior management of Leapnet;

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  reviewed publicly available financial and stock market data with respect to certain companies in lines of business or of a certain size that George K. Baum believed to be generally comparable to Leapnet;

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  reviewed certain recent historical data relating to premiums paid in mergers and acquisitions of publicly traded companies in lines of business or of a certain size George K. Baum believed to be generally comparable to Leapnet;

  •
  reviewed certain recent historical data relating to premiums paid in going private transactions in lines of business or of a certain size George K. Baum believed to be generally comparable to the Merger; and

  •
  conducted such other financial studies, analyses, including a liquidation analysis, and investigations, and considered such other information that George K. Baum deemed necessary or appropriate.

    For purposes of the opinion, George K. Baum relied upon and assumed, without independent verification of the same, the accuracy and completeness of the financial and other information made available to it. George K. Baum did not undertake any independent evaluations or appraisals of any of Leapnet's assets, properties or liabilities, nor did it make any physical inspection of the properties or assets of Leapnet for such purposes. George K. Baum assumed, and the management of Leapnet has represented, that the information provided by Leapnet, including certain internal projections and analyses, had a reasonable basis and reflected the best currently available estimates and judgments of its management as to the recent and likely future performance of Leapnet or otherwise as to the matters covered thereby. In rendering its opinion, George K. Baum expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. George K. Baum has relied on the representation of Leapnet's management that they were not aware of any information or fact that would make the information provided to George K. Baum incomplete or misleading.

    The opinion is based upon the information available to George K. Baum and the facts and circumstances, as they exist, including economic, market and other conditions as in effect on the date of the opinion. Events occurring after such date could materially affect the assumptions used in preparing the opinion, and George K. Baum undertakes no duty or obligation and has no duty or obligation to update or amend its opinion or otherwise advise the Special Committee, or any other party or person of the occurrence of any such events. The opinion is limited to the fairness, from a financial point of view and as of the date of such opinion, of the Offer Price to the Leapnet stockholders not affiliated with SPRI or the Purchaser. The opinion did not address the merits of the underlying decision by SPRI or the Purchaser to engage in the Offer and the Merger, and the opinion does not constitute a recommendation to any Holder to tender in the Offer or as to how such Holder should vote with respect to the Merger if such vote is required.

    In accordance with customary investment banking practices, George K. Baum employed generally accepted valuation methods in conducting its financial analysis and arriving at its opinion. George K. Baum presented the results of its analysis to the Special Committee on November 21, 2001. The following is a summary of the material financial analyses undertaken by George K. Baum with respect to its opinion.

    Stock Price Analysis.  George K. Baum examined the history of the trading prices and volume for the Common Stock and the relationship between movements of the Common Stock and movements in market indices and common stock of certain publicly held companies in businesses George K. Baum deemed to be comparable to Leapnet. George K. Baum conducted a historical analysis of the closing price of the Common Stock over the two-year and one-year periods prior to September 28, 2001, the date on which Leapnet announced (1) that it had begun discussions with Robert and David Figliulo and Mickelberry regarding a possible business combination transaction and (2) the formation of the Special Committee. During the two-year period, based on trading prices on the Nasdaq National Market, the Common Stock achieved a high trading price of $43.13 per share on December 18, 1999 and a low trading price of $0.92 per share on July 2, 2001. During the one-year period, based on trading prices on the Nasdaq National Market, the Common Stock achieved a high trading price of $7.81 per share on November 24, 2000 and a low trading price of $0.92 per share on July 2, 2001. In addition, George K. Baum analyzed Leapnet's stock price performance based on the volume-weighted average trading price prior to September 28, 2001. George K. Baum observed that the volume-weighted average trading price for the three months prior to September 28, 2001 was $1.05 per share for the Common Stock, and the volume-

weighted average trading price for the one month prior to September 28, 2001 was $1.20 per share for the Common Stock.

    Transaction Premium Analysis.  George K. Baum assessed the transaction premium and relative valuations associated with selected precedent publicly disclosed acquisitions it deemed relevant. George K. Baum reviewed 278 precedent transactions with enterprise values between $10 million and $50 million and also reviewed 14 precedent transactions within the same enterprise value range that related specifically to management buyouts. All precedent transactions were completed in the two years prior to the date of George K. Baum's opinion, and all transactions involved the acquisition of the equity shares of publicly traded companies for which share price data was available. Based on George K. Baum's analysis of premiums paid in the 278 selected precedent transactions, the median premiums paid to sellers' share prices for the one day, one week and one month prior to the announcement of such transactions were 19.6%, 22.9% and 27.5%, respectively. Based on George K. Baum's analysis of premiums paid in selected precedent transactions involving management buyouts, the median premiums paid to sellers' share prices for the one day, one week and one month prior to the announcement of such transactions were 43.8%, 54.4% and 42.5%, respectively. George K. Baum observed that the premiums paid for the Shares for the one day, one week and one month prior to September 28, 2001 were 68.2%, 52.9% and 42.3%, respectively.

    Industry Analysis/Public Trading Multiples.  In connection with its review of public trading multiples, George K. Baum also analyzed the dramatic downturn of the IT Consulting industry and, within such industry, the performance of certain Internet professional service providers deemed similar to Leapnet. George K. Baum's analysis of selected IT Consulting companies indicated a median revenue decline of 48.7% for the quarterly period ending September 30, 2001 as compared the same period in 2000. In addition, George K. Baum compiled an index of IT Consulting companies and compared its performance to the Nasdaq Composite index for the periods January 1, 2001 through November 19, 2001 and June 1, 2001 through November 19, 2001. Over such periods, the IT Consulting index declined 47.9% and 27.1%, respectively, as compared to declines of 21.7% and 10.0%, respectively, for the Nasdaq Composite index.

    Using publicly available information, George K. Baum compared selected financial data of Leapnet with similar data for selected publicly traded companies engaged in businesses that George K. Baum deemed to be relevant to Leapnet's business. The companies selected by George K. Baum were divine, inc., Lante Corporation, Modem Median, Inc., Organic, Inc., Rare Medium Group, Inc., Razorfish, Inc. and Viant Corporation (collectively, "Comparable Companies"). George K. Baum selected the Comparable Companies because they have operations and financial conditions that George K. Baum deemed to be the most similar to Leapnet; however, each of the Comparable Companies is significantly greater in size, as measured by the latest-twelve-months ("LTM") revenue, compared to Leapnet. In addition, each of the Comparable Companies has positive LTM gross margins, compared to Leapnet, which recorded an LTM gross margin of -8.5%. Recognizing the aforementioned limitations, George K. Baum compared the trading multiples of the Comparable Companies as of November 19, 2001 to the purchase multiples of the Merger implied by the Offer Price.

    Because Internet professional services companies, including the Comparable Companies, generally have declining revenue, negative earnings, minimal debt and cash balances that fund the ongoing losses or development of the companies' business plans, George K. Baum determined that revenue and earnings multiples were not appropriate metrics to analyze the Merger or the Comparable Companies. Rather, in George K. Baum's judgment, market value of equity to tangible book equity value represents the most appropriate multiple to evaluate the Merger and the Comparable Companies. George K. Baum's analysis resulted in a range of multiples of market value of equity value to tangible book equity value of 0.3x to 1.6x with a mean of 0.7x and a median of 0.5x for the Comparable Companies, compared to 0.5x, as implied by the Offer Price, for Leapnet.

    Comparable Transaction Merger Analysis.  George K. Baum performed an analysis of selected recent merger or acquisition transactions involving certain Internet professional services providers, based upon publicly available information. In total, George K. Baum examined four transactions that were consummated between June 1, 2001 and the date of George K. Baum's opinion. The selected transactions were chosen based on George K. Baum's judgment that they were generally comparable, in whole or in part, to the Merger; however, all of the target companies were larger in size, as measured by LTM revenue prior to their transaction, compared to Leapnet. The selected transactions included C-Bridge Internet Solutions, Inc./eXcelon Corporation, Aris Corporation/CIBER, Inc., Cambridge Technology Partners/Novell, Inc. and Mainspring, Inc./IBM Corporation. George K. Baum highlighted the C-Bridge Internet Solutions, Inc./eXcelon Corporation and Aris Corporation/CIBER, Inc. transactions as the most comparable to the Merger due to their size in terms of equity value and their recent consummation. None of the transactions is identical to the Merger and comparable transaction merger analysis necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of Leapnet and the companies involved in the comparable transactions, as well as other factors that could affect the acquisition value of those companies.

    For the same reasons cited above with regard to Internet professional services companies, George K. Baum reviewed the consideration paid in such transactions in terms of the equity value of such transactions as a multiple of tangible book equity value. George K. Baum's analysis resulted in a range of multiples of equity value to tangible book equity value of 0.2x to 1.3x with a mean of 0.9x and a median of 0.9x for the comparable companies, compared to 0.5x, as implied by the Offer Price, for the Merger. Furthermore, for the two transactions deemed most comparable to the Merger by George K. Baum, the C-Bridge Internet Solutions, Inc./eXcelon Corporation and the Aris Corporation/CIBER, Inc. transactions, the multiples of equity value to tangible book equity value were 0.2x and 0.8x, respectively.

    Liquidation Analysis.  George K. Baum performed a liquidation analysis to estimate the value that Leapnet stockholders would receive in an orderly liquidation of Leapnet. Liquidation analyses generally estimate the ultimate consideration that common stockholders may receive by calculating the current cash value of a company's assets in excess of all such company's business liabilities and credit holder indebtedness. A liquidation analysis is generally applied to companies for which a going concern is not certain. George K. Baum performed this analysis due to Leapnet's rapidly declining cash balances, substantial revenue decreases and continued lack of profitability.

    A liquidation analysis necessarily involves complex considerations and judgments concerning the valuation of assets, liabilities (contingent or otherwise) and certain costs, fees and commissions, as well as the likelihood of certain contingencies associated with an orderly liquidation. George K. Baum analyzed the financial, operating and other data it deemed necessary to establish reasonable estimates of the value of the Common Stock in various liquidation scenarios.

    George K. Baum prepared two liquidation scenarios for Leapnet; one it deemed to be "optimistic," and one it deemed to be "pessimistic." George K. Baum's optimistic scenario set forth assumptions that estimated the highest reasonably expected value of Leapnet's assets and the lowest reasonably expected value of Leapnet's liabilities (contingent or otherwise), liquidation expenses and other related costs to derive the ultimate per share value of the Common Stock in the event of a liquidation commencing as of December 31, 2001. George K. Baum's pessimistic scenario set forth assumptions that estimated the lowest reasonably expected value of Leapnet's assets and the highest reasonably expected value of Leapnet's liabilities (contingent or otherwise), liquidation expenses and other related costs to derive the ultimate per share value of the Common

Stock in the event of a liquidation commencing as of December 31, 2001. George K. Baum's analysis resulted in an optimistic per share value of the Common Stock of $1.46 and a pessimistic per share value of the Common Stock of $0.11, compared to the $1.85 Offer Price.

    The summary set forth above does not purport to be a complete description of the analyses performed by George K. Baum, but describes, in summary form, the principal elements of the analyses performed by George K. Baum in arriving at its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. George K. Baum did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, George K. Baum considered the results of the analyses in the light of each of the other analyses and the other information available, and ultimately reached its opinion based on the results of the analyses and other information taken as a whole. George K. Baum did not place particular reliance or weight on any individual factor, but instead concluded that, taken as a whole, the analyses and other information supported its opinion. Accordingly, notwithstanding the separate factors summarized above, the analyses must be considered as a whole, and selecting portions of the analysis and the factors considered by George K. Baum, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying George K. Baum's opinion. The analyses performed by George K. Baum are not necessarily indicative of actual values or future results, which may be materially more or less favorable than suggested by such analyses.

    George K. Baum was selected to render an opinion in connection with the Merger based on its expertise in similar merger and acquisition transactions and its experience in Leapnet's industry and familiarity with the principal components of Leapnet's business.

    Pursuant to a letter agreement between Leapnet and George K. Baum dated August 24, 2001, upon consummation of the Merger, George K. Baum is entitled to total cash compensation of approximately $300,000, subject to offset by $75,000 previously paid for strategic advisory services and $50,000 paid upon delivery of the fairness opinion described above. The aggregate of $125,000 previously paid to George K. Baum by Leapnet was not contingent upon completion of the Offer or the Merger. Leapnet has agreed to reimburse George K. Baum for out-of-pocket expenses, including reasonable fees and expenses of counsel, and to indemnify George K. Baum for liabilities and expenses arising in connection with the Merger and George K. Baum's fairness opinion. The terms of the fee arrangement between Leapnet and George K. Baum, which are customary in transactions of this nature, were negotiated at arm's length between the Special Committee and George K. Baum, and the Leapnet Board was aware of such arrangement.

Position of SPRI and the Purchaser Regarding Fairness of the Offer and the Merger

    SPRI and the Purchaser believe that the consideration to be received by the Holders pursuant to the Offer and the Merger is fair to such Holders. SPRI and the Purchaser base their belief on the following factors:

  (1)
  the current and historical financial performance of Leapnet (as discussed under "The Tender Offer—Section 7—Certain Information Concerning Leapnet");

  (2)
  the relationship of the Offer Price to the historical and projected market prices for the Common Stock. The consideration to be paid in the Offer represents a premium of 14.9% over the last reported sale price per share of Common Stock on the Nasdaq National Market on November 20, 2001, the last trading day before the announcement of the Offer and the subsequent Merger, a 85.0% premium over the average of the last reported sale price per share of Common Stock on the Nasdaq National Market for the 90 days preceding November 20, 2001 and a 68.2% premium over the last reported sale price per share of Common Stock on the Nasdaq National Market on September 27, 2001, the last trading day before Leapnet announced (1) that it had begun discussions with Robert and David Figliulo and Mickelberry regarding a possible business combination transaction and (2) the formation of the Special Committee;

  (3)
  the fact that the Offer and the Merger will each provide consideration to the Holders entirely in cash;

  (4)
  the fact that the Offer and the Merger and the other terms and conditions of the Merger Agreement were the result of extensive negotiations between SPRI and its financial and legal advisors, on the one hand, and the Special Committee and its financial and legal advisors, on the other hand;

  (5)
  the fact that the Special Committee received an opinion from George K. Baum that the $1.85 per share in cash to be received by the Holders in the Offer and the Merger is fair from a financial point of view to such Holders;

  (6)
  the conclusions and recommendations of the Special Committee and the Leapnet Board that each of the Offer and the Merger is in the best interests of the Holders; and

  (7)
  the fact that the Special Committee had considered other strategic alternatives for Leapnet and the absence of any viable alternatives emerging from the time Leapnet had publicly announced that it had begun discussions with Robert and David Figliulo and Mickelberry regarding a possible business combination transaction was announced on September 28, 2001 through the present.

    SPRI and the Purchaser did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusions as to fairness.

    Although Duff & Phelps generally assisted the Purchaser with this transaction, they were not asked to and did not deliver a fairness opinion as to the $1.85 per Share to be received by Leapnet stockholders (other than SPRI, the Purchaser and their affiliates).

    SPRI and the Purchaser believe that the Offer and the Merger are procedurally fair to Leapnet stockholders (other than SPRI, the Purchaser and their affiliates) based on the following factors:

  (1)
  the fact that the Special Committee consisted of independent directors appointed to represent the interests of the Holders;

  (2)
  the fact that the Special Committee retained and was advised by its own independent legal counsel;

  (3)
  the fact that the Special Committee retained and was advised by George K. Baum, as its independent financial advisor, to assist it in evaluating strategic alternatives and a potential transaction with SPRI; and

  (4)
  the nature of the deliberations pursuant to which the Special Committee evaluated the Offer and the Merger and the alternatives to the Offer and the Merger and the fact that the Offer Price resulted from extensive bargaining between SPRI and its financial and legal advisors, on the one hand, and the Special Committee and its financial and legal advisors, on the other hand.

    The foregoing discussion of the information and factors considered by SPRI and the Purchaser is not intended to be exhaustive but is believed to include all material factors considered by SPRI and the Purchaser.

Purpose and Structure of the Offer and the Merger; Reasons of SPRI for the Offer and the Merger

    The purpose of the Offer is to enable SPRI to acquire as many outstanding shares of Common Stock as possible as a first step in acquiring all of the equity interest in Leapnet. The purpose of the Merger is for SPRI to acquire all remaining shares of Common Stock not purchased pursuant to the Offer. Upon consummation of the Merger, Leapnet will become a wholly owned subsidiary of SPRI. The acquisition of shares of Common Stock not owned by SPRI has been structured as a cash tender offer followed by a cash merger in order to effect a prompt and orderly transfer of ownership of Leapnet to SPRI and the Purchaser from all other public stockholders and to provide those other public stockholders with cash for all of their Shares as promptly as practicable.

    The Purchaser believes that causing Leapnet to no longer be a public company will:

  •
  enable Leapnet's management to focus on stabilizing Leapnet's performance without having to meet the expectations of many public stockholders for short-term results. As a privately held entity, Leapnet will have the flexibility to focus on continuing improvements to its business without the constraints and distractions caused by the public market's present disfavor. While Leapnet has taken steps to improve operating and cash flow results, its efforts have not resulted in an improvement in the market price of the stock;

  •
  reduce Leapnet's costs associated with publishing and distributing to its stockholders annual and quarterly reports and proxy statements, which the Purchaser estimates will result in substantial annual savings to Leapnet, because Leapnet will no longer be subject to the reporting requirements and proxy solicitation rules under the Exchange Act.

    Robert and David Figliulo decided to pursue the Offer at this time because of their inability to improve the Common Stock price through other means.

Plans for Leapnet After the Offer and the Merger; Certain Effects of the Offer

    Pursuant to the Merger Agreement, as soon as practicable after the completion of the Offer and the satisfaction or waiver of the conditions set forth in the Merger Agreement (including approval, if required, of Leapnet's stockholders), the Purchaser will merge with and into Leapnet in accordance with the applicable provisions of the DGCL.

    Subject to certain matters described below, it is currently expected that, following the Merger, the business and operations of Leapnet will generally continue as they are currently being conducted. SPRI currently intends to cause Leapnet's operations to continue to be run and managed by, among others, some of Leapnet's existing executive officers. Nevertheless, SPRI intends to initiate a review of Leapnet and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the Merger in order to best organize and integrate the activities of SPRI and Leapnet. In particular, following the Merger, SPRI plans to change the Leapnet Board by reducing the number of directors on the board and by electing persons as directors of Leapnet who likely will be employees of SPRI or its affiliates, and may also consider material changes in the indebtedness and capitalization of Leapnet. SPRI expressly reserves the right to make any changes that it deems necessary or appropriate in the light of its review or in the light of future developments.

    As a result of the completion of the Offer, the interest of the Purchaser in Leapnet's net book value and net earnings will be in proportion to the number of Shares acquired in the Offer plus the shares of Common Stock previously owned by the Purchaser or its affiliates. If the Merger is consummated, the Purchaser's interest in such items and in Leapnet's equity generally will equal 100%, and the Purchaser will be entitled to all benefits resulting from such interest, including all income generated by Leapnet's operations and any future increase in Leapnet's value. Similarly, the Purchaser will also bear the risk of losses generated by Leapnet's operations and any future decrease in the value of Leapnet after the Merger. Subsequent to the Merger, current Leapnet stockholders (other than SPRI, the Purchaser and their respective affiliates) will cease to have any equity interest in Leapnet, will not have the opportunity to participate in the earnings and growth of Leapnet after the Merger and will not have any right to vote on corporate matters. Similarly, the Holders will not face the risk of losses generated by Leapnet's operations or decline in the value of Leapnet after the Merger.

    The Common Stock is currently quoted on the Nasdaq National Market. Following the consummation of the Merger, Leapnet will no longer be a public company, the Common Stock will no longer be quoted on the Nasdaq National Market or otherwise publicly traded and the registration of the Common Stock under the Exchange Act will be terminated. Accordingly, after the Merger there will be no publicly traded equity securities of Leapnet outstanding and Leapnet will no longer be required to file periodic reports with the Commission. See "The Tender Offer—Section 11—Effect of the Offer on the Market for the Common Stock; Exchange Act Registration." It is expected that, if Shares are not accepted for payment by the Purchaser pursuant to the Offer and the Merger is not consummated, Leapnet's current management, under the general direction of the current Leapnet Board, will continue to manage Leapnet as an ongoing business.

    Any shares of Common Stock (to the extent not tendered pursuant to the Offer) will be converted and any stock options held by any employees or directors of Leapnet will be either converted or canceled as described under "Special Factors—The Merger Agreement—The Merger."

    Except for the Merger and as otherwise discussed in this Offer to Purchase, SPRI has no present plans or proposals that would result in (1) any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Leapnet, (2) a purchase, sale or transfer of a material amount of assets of Leapnet or (3) any other material changes to Leapnet's capitalization, dividend policy, corporate structure or business.

The Merger Agreement

    The following summary is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex A to this Offer to Purchase. The following summary may not contain all the information that is important to you. Capitalized terms not otherwise defined in the following summary or elsewhere in this Offer to Purchase have the meanings set forth in the Merger Agreement.

    The Offer.  The Merger Agreement provides for the making of the Offer. The Merger Agreement provides that SPRI will cause the Purchaser to commence the Offer as soon as reasonably practicable, but in no event later than 15 business days from the public announcement by SPRI and Leapnet of the Offer. Subject to applicable Commission regulations, the Purchaser (1) will not be required to purchase, (2) may delay the payment for and (3) may terminate the Offer as to any Shares not already paid for if any of the events described in "The Tender Offer—Section 12—Conditions of the Offer" occur.

    Although the Purchaser has expressly reserved the right to amend or make changes to the terms and conditions of the Offer, the Purchaser has agreed in the Merger Agreement that it will not, without the prior written consent of Leapnet and the Special Committee: (1) waive the Minimum Condition, reduce the number of shares of Common Stock subject to the Offer, extend the Offer, decrease the Offer Price or change the form of the consideration payable in the Offer, (2) impose any additional conditions to the Offer other than those described below in "The Tender Offer—Section 12—Conditions of the Offer," (3) otherwise amend the Offer in a manner that would adversely affect the Holders or (4) impose additional conditions to the Offer other than such conditions required by applicable law.

    The "Initial Expiration Date" of the Offer will be the 20th business day from the date the Offer is commenced. The Purchaser has the right, without the consent of Leapnet, to extend the Offer beyond the Initial Expiration Date in the following events: (1) from time to time if, at the Initial Expiration Date (or an extended expiration date, if applicable), any of the conditions to the Offer have not been satisfied or waived, (2) for any period required by applicable law, including, without limitation, by any rule, regulation, interpretation or position of the Commission or the staff thereof, (3) if all of the conditions to the Offer have been satisfied or waived but the number of Shares validly tendered and not withdrawn, when added to the number of shares of Common Stock to be contributed to the Purchaser pursuant to the Contribution Agreement, is insufficient to result in the Purchaser owning at least 90% of the shares of Common Stock then outstanding or (4) pursuant to an amendment to the Offer providing for a "subsequent offering period" not exceeding 20 business days, to the extent permitted under, and in compliance with, Rule 14d-11 of the Exchange Act. However, the Offer may not be extended more than 20 business days in the aggregate beyond the initial expiration date under any or all such circumstances.

    Following the satisfaction or waiver of the conditions to the Offer, SPRI will cause the Purchaser to accept for payment all Shares validly tendered pursuant to the Offer and not withdrawn as soon as it is permitted to do so pursuant to applicable law.

    Recommendation.  The Special Committee has: (1) determined that it would be advisable and is in the best interests of Leapnet and the Holders to consummate the Offer and the Merger; (2) determined that the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Offer and the Merger should be approved and declared advisable by the Leapnet Board; and (3) resolved, subject to the terms and conditions of the Merger Agreement, to recommend that the Holders accept the Offer, tender their Shares pursuant to the Offer and adopt the Merger Agreement if submitted for their approval.

    The Leapnet Board, based on the unanimous recommendation of the Special Committee, has: (1) determined that it would be advisable and is in the best interests of Leapnet and the Holders to consummate the Offer and the Merger, (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Offer and the Merger; and (3) resolved, subject to the terms and conditions of the Merger Agreement, to recommend that the Holders accept the Offer, tender their Shares pursuant to the Offer and adopt the Merger Agreement if submitted for their approval.

    Such recommendation of the Special Committee or the Leapnet Board may be withdrawn, modified or amended as a result of the existence of a Superior Proposal in conformity with "—No Solicitation of Other Offers" below.

    The Merger.  The Merger Agreement provides that, upon the terms and subject to the conditions thereof, the Purchaser will be merged with and into Leapnet. As soon as practicable, and in no event later than three business days, after the satisfaction or waiver of the conditions set forth in the Merger Agreement, as described below under "—Conditions to the Merger" (or on such other date as the parties to the Merger Agreement agreed to in writing), the parties to the Merger

Agreement will cause the Merger to be consummated by filing a certificate of merger or a certificate of ownership and merger (the "Merger Certificate") with the Secretary of State of the State of Delaware in accordance with the DGCL. The date of the filing of the Merger Certificate or such later time as may be agreed to by the parties to the Merger Agreement and set forth in the Merger Certificate shall be the Effective Time of the Merger.

    As a result of the Merger, the separate corporate existence of the Purchaser will cease and Leapnet will be the Surviving Corporation, with all of its property, rights, privileges, powers and franchises continuing unaffected by the Merger. The certificate of incorporation and by-laws of Leapnet as in effect immediately prior to the Effective Time will be the certificate of incorporation and by-laws of the Surviving Corporation, until thereafter amended as provided by law and such certificate of incorporation and by-laws. The individuals serving as directors of the Purchaser at the Effective Time will be the directors of the Surviving Corporation and the individuals serving as officers of Leapnet at the Effective Time will be the officers of the Surviving Corporation from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law.

    At the Effective Time:

  (1)
  each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Shares of Holders exercising appraisal rights, as described below under "Special Factors—Appraisal Rights," and Shares to be canceled as provided in (2) below) will be converted into the right to receive $1.85 per share in cash (the "Offer Price");

  (2)
  each share of Common Stock and each share of preferred stock of Leapnet held in the treasury of Leapnet or owned by Leapnet or any direct or indirect wholly owned subsidiary of Leapnet immediately prior to the Effective Time will be canceled, and no payment or distribution will be made with respect to such shares of Common Stock and preferred stock; and

  (3)
  each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

    The Merger Agreement provides that upon the purchase of the Shares pursuant to the consummation of the Offer, SPRI shall be entitled to designate such number of directors, rounded up to the next whole number, as will give Purchaser representation on the Leapnet Board equal to the product of (i) the number of directors on the Leapnet Board and (ii) the percentage that the number of Shares purchased by SPRI or Purchaser or any affiliate thereof bears to the aggregate number of shares of Common Stock outstanding (the "Percentage"), and Leapnet shall, upon request by Purchaser, promptly increase the size of the Leapnet Board or exercise its reasonable efforts to secure the resignations of such number of directors as is necessary to enable SPRI's designees to be elected to the Leapnet Board and shall cause SPRI's designees to be so elected. Notwithstanding the foregoing, the parties to the Merger Agreement shall use their respective reasonable efforts to ensure that at least three of the independent members of the Leapnet Board as of November 21, 2001 shall at all times prior to the Effective Time be Continuing Directors (as defined below).

    Following the election or appointment of SPRI's designees pursuant to the Merger Agreement and prior to the Effective Time, the approval of a majority of the independent directors of Leapnet then in office and who are not affiliates of, or designated by, SPRI (the "Continuing Directors") shall be required to authorize (and such authorization shall constitute the authorization of the Leapnet Board and no other action on the part of Leapnet, including any action by any other director of Leapnet, shall be required to authorize) any termination of the Merger Agreement by Leapnet, any amendment of the Merger Agreement requiring action by the Leapnet Board, any extension of time for the performance of any of the obligations or other acts of SPRI or the Purchaser and any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of Leapnet. Notwithstanding the foregoing, the Leapnet Board shall not take any action to dissolve the Special Committee prior to the Effective Time and the approval or consent of the Special Committee must be obtained where specifically required by the Merger Agreement.

    The Merger Agreement provides that each holder of an outstanding option to purchase shares of Common Stock under any plan, program or arrangement of Leapnet (collectively, the "Stock Option Plans"), whether or not then exercisable (individually, an "Option" and collectively, the "Options"), will receive for each share subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Offer Price and the per share exercise price of such Option to the extent such difference is a positive number (the "Option Consideration"). Upon receipt of such Option Consideration, or if the difference between the Offer Price and the exercise price of any Option is not a positive number, each such Option shall be deemed canceled to the extent provided in the Stock Option Plans. Either prior to or as soon as practicable following the consummation of the Offer, the Leapnet Board (or, if appropriate, any committee of the Leapnet Board administering the Stock Option Plans) will adopt such resolutions or take other such actions as are required to cause any Options that are not exercisable as of the date of the Merger Agreement to become exercisable at the Effective Time.

    Under the Merger Agreement, the obligation to make the cash payment described above is subject to the obtaining of any necessary consents of optionees to the cancellation of the applicable Options and shall not require any action that violates any of the Stock Option Plans. Upon the purchase of Shares pursuant to the consummation of the Offer, Leapnet is required to use its reasonable efforts to adopt such amendments, modifications or resolutions of the Leapnet Board with respect to the Stock Option Plans as may be permitted thereunder to provide that following the Effective Time no participant in the Stock Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of SPRI, Purchaser, Leapnet or the Surviving Corporation and to terminate all such plans. The Merger Agreement provides that SPRI, the Purchaser and their respective affiliates will cooperate with Leapnet with respect to any such steps, including, without limitation, by causing any notices required by the Stock Option Plans to be delivered to participants of such plans. However, the failure of Leapnet to cause any of the actions set forth above to be taken, including, without limitation, with respect to termination of the Stock Option Plans or cancellation of the Options, will not constitute a breach of the terms of, or a default under, the Merger Agreement.

    Agreements of the Purchaser and Leapnet.  The Merger Agreement provides that if, as a result of the purchase of Shares pursuant to the Offer, the Purchaser owns in the aggregate at least 90% of the shares of Common Stock outstanding upon completion of the Offer, the parties will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement, as described below under "—Conditions to the Merger," without a meeting of stockholders in accordance with Section 253 of the DGCL.

    Stockholders' Meeting and Proxy Statement.  Pursuant to the Merger Agreement, if required by applicable law in order to consummate the Merger, (1) Leapnet will take all action necessary to seek adoption of the Merger Agreement, at a meeting of its stockholders or by written consent of the stockholders of Leapnet, as soon as practicable following the consummation of the Offer and preparation of the Proxy Statement described in clause (2) below, and (2) as promptly as practicable after the Offer, SPRI, the Purchaser and Leapnet will prepare, and Leapnet will file with the Commission, a proxy statement or information statement (a "Proxy Statement") relating to the Merger to seek adoption of the Merger Agreement by the Leapnet stockholders. If a vote of the stockholders of Leapnet is necessary to effect the Merger, Robert and David Figliulo have agreed in the Contribution Agreement to vote or cause to be voted all shares of Common Stock held of record or beneficially by them in favor of the Merger Agreement and the transactions contemplated thereby. If a Proxy Statement is required, Leapnet has agreed that, except in compliance with the factors described under "Special Factors—The Merger Agreement—No Solicitation of Other Offers," such Proxy Statement will include the recommendation of the Leapnet Board and the Special Committee that the stockholders of Leapnet vote in favor of the adoption of the Merger Agreement.

  Certain Covenants

    Conduct by Leapnet Pending the Merger.  Leapnet has agreed that it will, except as expressly contemplated by the Merger Agreement or consented to in writing by SPRI, conduct its business and operations only according to its ordinary course of business, consistent with past practice, and use reasonable best efforts to preserve intact its business organization.

    Leapnet also agreed that, except as expressly contemplated by the Merger Agreement or consented to in writing by SPRI, until the earlier of the termination of the Merger Agreement or the Effective Time, Leapnet will not:

  •
  issue any shares of capital stock of any class or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest in Leapnet or its subsidiaries, except for the issuance of shares pursuant to the exercise of options outstanding on the date of the Merger Agreement;

  •
  adopt a shareholder rights plan;

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  amend its Certificate of Incorporation or By-laws; or

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  wind-up or otherwise eliminate the Special Committee.

    Indemnification and Insurance.  The Merger Agreement provides that, after the Effective Time, the Surviving Corporation will indemnify and hold harmless any person who is currently, or has been prior to November 21, 2001, or who becomes prior to the Effective Time, an officer or director of Leapnet (each, a "Covered Party" and, together, the "Covered Parties") against any losses in connection with any threatened or actual action, suit or proceeding, based in whole or in part on, or arising in whole or in part out of, the fact that the person is or was an officer or director of Leapnet. The Merger Agreement also provides that all rights to indemnification existing in favor of a Covered Party as provided in the Merger Agreement or Leapnet's Certificate of Incorporation and By-laws, as in effect as of November 21, 2001, shall survive the Merger and shall continue in full force and effect without amendment for a period of three years from the Effective Time. In addition, the Surviving Corporation will purchase a three-year pre-paid noncancellable directors' and officers' liability insurance policy covering the Covered Parties, with respect to acts or failures to act prior to the Effective Time. The policy will be in a single aggregate amount over the three-year period immediately following the Effective Time equal to the policy limits (but in no event less than $15.0 million of coverage) for Leapnet's current directors' and officers' insurance policies, providing at least the same coverage as the current policies and containing terms and conditions no less advantageous to the Covered Parties than the current policies with respect to acts or failures to act before the Effective Time; provided, however, that the aggregate cost of such insurance policy over the three-year period shall not exceed $815,500. In addition, to the extent necessary to maintain such insurance policy at a cost to SPRI of not more than $815,500, SPRI may substitute therefore policies of at least the same financial coverage containing terms that may be less favorable.

    No Solicitation of Other Offers.  Leapnet has also agreed that it will not take nor authorize or permit any officer, director or representative or agent of Leapnet or any of its subsidiaries (including any investment banker, financial advisor, attorney or accountant retained by Leapnet or any of its subsidiaries) to directly or indirectly,

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  solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to facilitate the initiation of any inquiries or proposals regarding an Acquisition Proposal (as defined below);

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  engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal; or

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  agree to approve or recommend any Acquisition Proposal.

    However, Leapnet, the Leapnet Board and the Special Committee may (1) provide information in response to an unsolicited request by a person that has made an unsolicited bona fide Acquisition Proposal; (2) participate in any negotiations or discussions with any person who has made an unsolicited bona fide Acquisition Proposal; or (3) recommend such an Acquisition Proposal to the stockholders of Leapnet, if, in each case referred to in clauses (1), (2) and (3), the Special Committee or the Board determines in good faith (after consultation with outside legal counsel and George K. Baum or any other investment banker or attorney or accountant retained by the Special Committee, the Leapnet Board or Leapnet) that such action is required in order for its members to comply with their fiduciary duties under applicable law and, if, in each case referred to in clauses (1), (2) and (3), the Special Committee or the Leapnet Board determines in good faith (after consultation with outside legal counsel and George K. Baum or any other investment banker or attorney or accountant retained by the Special Committee, the Leapnet Board or Leapnet) that, if accepted, such Acquisition Proposal would constitute a Superior Proposal (as defined below).

    "Acquisition Proposal" means any proposal for any of the following:

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  a transaction pursuant to which any person (or group of persons) other than SPRI or its affiliates (a "Third Party") will acquire 20% or more of the outstanding shares of Common Stock pursuant to a tender offer or exchange offer or otherwise;

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  a merger or other business combination involving Leapnet pursuant to which any Third Party acquires 20% or more of the outstanding shares of Common Stock or the shares of the entity surviving such merger or business combination;

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  any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of the subsidiaries of Leapnet, and the entity surviving any merger or business combination including any of them) of Leapnet having a fair market value equal to 20% or more of the fair market value of all the assets of Leapnet immediately prior to such transaction;

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  any public announcement by a Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing;

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  a self tender offer; or

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  any transaction subject to Rule 13(e)-3 under the Exchange Act other than the Merger.

    "Superior Proposal" means an Acquisition Proposal that (1) is in the good faith judgment of the Special Committee after consultation with its financial advisor, reasonably likely to be consummated, taking into account all legal, financial and regulatory respects of the proposal, and (2) the Special Committee determines in good faith, based upon such matters as it deems relevant, including consultation with its financial advisor and outside legal counsel, would, if consummated, result in a transaction more favorable to the Holders from a financial point of view than the Merger.

    Access to Information.  Leapnet will afford to SPRI and its representatives, reasonable access during normal business hours to its properties, books and records and furnish SPRI with all information concerning the business it reasonably requests. SPRI agrees to and it will cause its representatives to treat as confidential all information relating to Leapnet; however, this sentence shall not apply to information that is available publicly at the time of disclosure, and any information that in SPRI's sole discretion is required to be disclosed pursuant to applicable law.

    Representation and Warranties.  Leapnet has made certain representations and warranties in the Merger Agreement to SPRI and the Purchaser, including representations and warranties relating to:

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  corporate organization;

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  corporate authority;

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  vote required;

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  capitalization;

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  no conflicts;

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  required filings and consents;

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  SEC filings and financial statements;

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  absence of litigation; and

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  opinion of financial advisor.

    SPRI and the Purchaser have jointly and severally made customary representations and warranties in the Merger Agreement to Leapnet, including representations and warranties relating to:

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  corporate organization;

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  corporate authority;

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  no conflicts;

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  required filings and consents;

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  financing; and

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  SPRI-owned shares of Common Stock.

    Certain of the representations and warranties of Leapnet are qualified as to "materiality" or "Material Adverse Effect" on Leapnet. "Material Adverse Effect" means, with respect to Leapnet, a material adverse change in, or effect on, the tangible net worth of Leapnet (including a material worsening of current conditions caused by acts of terrorism or war, whether or not declared), but does not include any change, event, effect, occurrence or circumstance arising in connection with or as a result of (1) the announcement or performance of the transactions contemplated by the Merger Agreement or (2) any announcement or other communication of SPRI or any affiliate thereof of the plans or intentions of SPRI with respect to any conduct of any business of Leapnet.

    Conditions to the Merger.  Article 8 of the Merger Agreement provides that the obligations of SPRI, the Purchaser and Leapnet to consummate the Merger are subject to the satisfaction or waiver of the following conditions: (1) if required by the DGCL, the Merger Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of Leapnet in accordance with the DGCL and Leapnet's Certificate of Incorporation, (2) no governmental entity shall have enacted, issued, promulgated, enforced or entered any law, executive order or award

(whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger and (3) the Purchaser shall have purchased Shares pursuant to the Offer.

    Termination.  The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement by the Leapnet stockholders:

    (1) by mutual written consent duly authorized by the board of directors of each of Leapnet, the Purchaser and SPRI (provided that the consent of the Leapnet Board is approved by the Special Committee);

    (2) by SPRI, the Purchaser or Leapnet if a court of competent jurisdiction or governmental entity shall have issued a final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger;

    (3) by SPRI, the Purchaser or Leapnet if prior to the Effective Time of the Merger, any claim, action, suit, proceeding or investigation is instituted or threatened in writing pursuant to which an unfavorable judgment, order, decree, stipulation or injunction sought by any person other than the parties to the Merger Agreement or their respective affiliates would reasonably be expected to (i) prevent consummation of any of the material transactions contemplated by the Merger Agreement or (ii) cause any of the material transactions contemplated by the Merger Agreement to be rescinded following the consummation thereof; however, this will not apply to any litigation that has been filed prior to the date of the Merger Agreement and as to which service of process has been received by SPRI or Leapnet in response to SPRI's announcement to engage in a "going private" transaction ("Prior Litigation"), provided that this clause (3) will apply if such Prior Litigation is amended in a manner that would be reasonably expected to result in the occurrence of any of the events contained in (i) or (ii) above;

    (4) by SPRI at any time prior to the purchase of Shares pursuant to the Offer or consummation of the Merger, if the Special Committee or the Board shall have (i) failed to recommend, withdrawn or modified in a manner adverse to SPRI or the Purchaser, or publicly taken a position materially inconsistent with, its approval or recommendation of the Merger Agreement, the Tender Offer, the Merger or the other transactions contemplated by the Merger Agreement or (ii) approved or recommended an Acquisition Proposal that constitutes a Superior Proposal;

    (5) by SPRI if prior to the Effective Time, there shall be any change, occurrence or situation:

  •
  that does not arise out of facts or circumstances the existence or threat of which Leapnet demonstrates was known by SPRI or the Purchaser or their respective affiliates and which facts or circumstances could reasonably have been expected to result in such change, occurrence or situation (other than facts or circumstances constituting force majeure or similar events);

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  that is not the result of actions by SPRI, the Purchaser or any of their respective affiliates; and

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  that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect;

however, any change, occurrence or situation that is directly or indirectly a consequence of a decision made by a stockholder of SPRI or the Purchaser in the good faith exercise of his business judgment in his capacity as a director, officer or employee of Leapnet will not be deemed to be the result of actions or inactions by the SPRI or the Purchaser, unless such stockholder of SPRI or the Purchaser was negligent in his actions or failure to act;

    (6) prior to the purchase of Shares pursuant to the Offer or consummation of the Merger, by SPRI upon a material breach of any representation, warranty, covenant or agreement on the part of Leapnet set forth in the Merger Agreement, or if any representation or warranty of Leapnet shall have become untrue in any material respect; however, if such breach is curable by Leapnet through the exercise of its commercially reasonable efforts within a period not to exceed 20 business days, SPRI and the Purchaser may not terminate the Merger Agreement as long as Leapnet continues to exercise such commercially reasonable efforts during such 20 business days;

    (7) prior to the purchase of Shares pursuant to the Offer or consummation of the Merger, by Leapnet (as agreed to by the Special Committee) upon a material breach of any representation, warranty, covenant or agreement on the part of SPRI or the Purchaser set forth in the Merger Agreement, or if any representation or warranty of SPRI or the Purchaser shall have become untrue in any material respect; however, if such breach is curable by SPRI or the Purchaser as the case may be, through the exercise of its commercially reasonable efforts within a period not to exceed 20 business days, Leapnet may not terminate the Merger Agreement as long as SPRI or the Purchaser, as the case may be, continues to exercise such commercially reasonable efforts during such 20 business days;

    (8) by Leapnet (as agreed to by the Special Committee) if due to an occurrence or circumstance, not involving a breach by Leapnet of its obligations under the Merger Agreement, that would result in a failure to satisfy any of the conditions set forth in Annex A to the Merger Agreement or otherwise, SPRI shall have failed to commence the Offer within fifteen business days following the date of the Merger Agreement, terminated the Offer or permitted the Offer to expire without the purchase of Shares tendered thereunder;

    (9) by SPRI or Leapnet on or after February 28, 2002 if the Offer terminates or expires on account of the failure of any condition specified in Annex A to the Merger Agreement without the Purchaser having purchased any Shares; however, the right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of any such condition if SPRI shall not have theretofore purchased Shares pursuant to the Offer solely as a result of a failure of any of the conditions set forth in Annex A to the Merger Agreement;

   (10) by SPRI or Leapnet, if any of the conditions set forth in Annex A to the Merger Agreement shall have become forever incapable of fulfillment, and shall not have been waived by all applicable parties;

   (11) by SPRI or Leapnet if the Merger shall not have been consummated by March 31, 2002, provided that this right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

   (12) by Leapnet, prior to the consummation of the Offer, if Leapnet approves, recommends or enters into an agreement providing for Leapnet to engage in a Superior Proposal; however, this right to terminate the Merger Agreement shall not be available if Leapnet has not provided SPRI and Purchaser with at least five days' prior written notice of its intent to so terminate the Merger Agreement together with a summary of the material terms and conditions of the Superior Proposal and paid the termination fee described below upon termination as condition precedent;

   (13) by Leapnet, prior to the consummation of the Offer, if the Contribution Agreement shall not be in full force or Robert or David Figliulo shall have breached any material representation, warranty or covenant contained in such agreement.

    Fees and Expenses.  All expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the Offer, the Merger or any other transaction contemplated by the Merger Agreement is consummated, except that Leapnet will pay to SPRI $325,000 if the Merger Agreement is terminated:

  •
  by SPRI at any time prior to the purchase of Shares pursuant to the Offer or consummation of the Merger, if the Special Committee or the Board shall have (1) failed to recommend, withdrawn or modified in a manner adverse to SPRI or Purchaser, or publicly taken a position materially inconsistent with, its approval or recommendation of the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement or (2) approved or recommended an Acquisition Proposal that constitutes a Superior Proposal;

  •
  prior to the purchase of Shares pursuant to the Offer or consummation of the Merger, by SPRI upon a material breach of any representation, warranty, covenant or agreement on the part of Leapnet set forth in the Merger Agreement, or if any representation or warranty of Leapnet shall have become untrue in any material respect, subject to Leapnet's right to cure such default; or

  •
  by Leapnet, prior to the consummation of the Offer, if Leapnet approves, recommends or enters into an agreement providing for Leapnet to engage in a Superior Proposal, provided that Leapnet complies with the notice requirement set forth in clause (12) under "—Termination" above.

    Amendment and Waivers.  To the fullest extent permitted by the DGCL, the Merger Agreement may be amended by the parties by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time, provided that any such amendment must also be approved by the Special Committee.

    At any time prior to the Effective Time, any party to the Merger Agreement may (1) extend the time for the performance of any obligation or other act of another party to the Merger Agreement, (2) waive any inaccuracy in the representations and warranties of another party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (3) waive compliance with any agreement of another party or condition to its own obligations contained in the Merger Agreement, provided that, if Leapnet seeks to make such extension or waiver as provided in clause (1) or (2) above, it must first obtain the approval of the Special Committee. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound.

Appraisal Rights

    Under Section 262 of the DGCL, any Holder at the Effective Time (a "Remaining Holder") who does not wish to accept the Offer Price pursuant to the Merger has the right to seek an appraisal and be paid the "fair value" of its Shares at the Effective Time (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to it in cash provided that such Holder complies with the provisions of such Section 262 of the DGCL.

    The following is a brief summary of the statutory procedures to be followed by a Remaining Holder in order to dissent from the Merger and perfect appraisal rights under the DGCL. The following is a summary of the provisions of Section 262 of the DGCL and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is set forth in Annex C hereto. Any Remaining Holder considering demanding appraisal is advised to consult legal counsel. Appraisal rights will not be available unless and until the Merger is consummated.

    Remaining Holders of record who desire to exercise their appraisal rights must fully satisfy all of the following conditions. A written demand for appraisal of Shares must be delivered to the Secretary of Leapnet (1) before the taking of a vote, if any, on any adoption of the Merger

Agreement if the Merger is being consummated following approval thereof at a meeting of Leapnet's stockholders (a "Long-Form Merger") or (2) within 20 days after the date that the Surviving Corporation mails to the Remaining Holders a notice (the "Notice of Merger") to the effect that the Merger has been approved or is effective and that appraisal rights are available (and includes in such notice a copy of Section 262 of the DGCL and any other information required thereby) if the Merger is being effected without a vote or meeting of Leapnet's stockholders either in a Short-Form Merger pursuant to Section 253 of the DGCL or otherwise by stockholder written consent without a meeting of stockholders. If the Merger is effected as a Long-Form Merger, this written demand for appraisal of shares must be in addition to and separate from any proxy or vote abstaining from or against the adoption of the Merger Agreement, and none of voting against, abstaining from voting or failing to vote on the Merger Agreement will constitute a demand for appraisal within the meaning of Section 262 of the DGCL. In the case of either a Long-Form Merger or a Short-Form Merger, any Remaining Holder seeking appraisal rights must hold the Shares for which appraisal is sought on the date of the making of the demand, continuously hold such Shares through the Effective Time and otherwise comply with the provisions of Section 262 of the DGCL. Any Remaining Holder of Shares who votes or delivers a written consent in favor of the Merger Agreement, as the case may be, will lose appraisal rights under Section 262 of the DGCL.

    In the case of either a Short-Form Merger or a Long-Form Merger, a demand for appraisal must be executed by or for the Remaining Holder of record, fully and correctly, as such Remaining Holder's name appears on the stock certificates. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a Remaining Holder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

    A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which the Holder is the record owner. In such case, the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of any meeting of stockholders of Leapnet called to approve the Merger in the case of a Long-Form Merger and within 20 days following the mailing of the Notice of Merger in the case of a Short-Form Merger.

    Remaining Holders who elect to exercise appraisal rights must mail or deliver their written demands to: Stephen Tober, Leapnet, Inc., 420 West Huron Street, Chicago, Illinois 60610. The written demand for appraisal should specify the stockholder's name and mailing address, the number of Shares covered by the demand and that the stockholder is thereby demanding appraisal of such Shares. In the case of a Long-Form Merger, Leapnet must, within ten days after the Effective Time, provide notice of the Effective Time to all Remaining Holders who have complied with Section 262 of the DGCL and have not voted for approval and adoption of the Merger Agreement.

    Remaining Holders electing to exercise their appraisal rights under Section 262 of the DGCL must not vote for the adoption of the Merger Agreement or consent thereto in writing. Voting or consenting in favor of the adoption of the Merger Agreement, or delivering a proxy in connection with any stockholders meeting called to approve the Merger Agreement (unless the proxy votes against, or expressly abstains from the vote on, the adoption of the Merger Agreement), will constitute a waiver of the Holder's right of appraisal and will nullify any written demand for appraisal submitted by the Holder.

    Regardless of whether the Merger is effected as a Long-Form Merger or a Short-Form Merger, within 120 days after the Effective Time, either Leapnet or any Remaining Holder who has complied with the required conditions of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares of the dissenting Remaining Holders. This petition must also be served on the Surviving Corporation. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which Remaining Holders are entitled to appraisal rights and thereafter will appraise the Shares owned by such Remaining Holders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation. . ." The Delaware Supreme Court has construed Section 262 of the DGCL to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, the court noted that Section 262 of the DGCL provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

    Remaining Holders who in the future consider seeking appraisal should have in mind that the fair value of their Shares determined under Section 262 of the DGCL could be more than, the same as, or less than the Offer Price if they do seek appraisal of their Shares, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting Holder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

    Any Remaining Holder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote the Shares subject to such demand for any purpose, or to receive payment of dividends or other distributions on such Shares, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

    At any time within 60 days after the Effective Time, any former Holder shall have the right to withdraw his or her demand for appraisal and to accept the Offer Price. After this period, such Holder may withdraw his or her demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, Holders' rights to appraisal shall cease and all Holders shall be entitled to receive only the Merger Consideration. Inasmuch as Leapnet has no obligation to file such a petition, and SPRI has no present intention to cause or permit the Surviving Corporation to do so, any Holder who desires such a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any Holders without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

    Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

    Appraisal rights cannot be exercised at this time. The information set forth above is for informational purposes only with respect to alternatives available to Holders if the Merger is consummated. Holders who will be entitled to appraisal rights in connection with the Merger will receive additional information concerning appraisal rights and the procedures to be followed in connection therewith before such Holders have to take any action relating thereto.

    Holders who sell Shares in the Offer will not be entitled to exercise appraisal rights with respect thereto but, rather, will receive the Offer Price.

Beneficial Ownership of the Common Stock

  Security Ownership of Certain Beneficial Owners and Management of Leapnet

    The following table sets forth certain information regarding beneficial ownership of the Common Stock as of November 30, 2001 by (1) each person who is known by Leapnet to beneficially own more than 5% of the outstanding shares of Common Stock, (2) each director of Leapnet, (3) each executive officer of Leapnet and (4) all directors and executive officers of Leapnet as a group. Except as otherwise noted, the business addresses of the following beneficial owners of the Common Stock are provided in Schedules I and II to this Offer to Purchase.

	Shares Owned
Name of Beneficial Owners (1)	Number of Shares (2)	Percentage of Class
Mickelberry Communications Incorporated (3)	545,364	9.1%
Robert M. Figliulo(4)	517,775	8.7
David A. Figliulo(5)	357,131	6.0
T. Rowe Price & Associates, Inc.(6)	314,758	5.3
Stephen J. Tober (7)	76,689	1.3
Charles J. Ruder (8)	15,400	*
Stephen T. Gambill (9)	14,278	*
Scott Barnum(10)	7,300	*
Peter Poli(11)	7,300	*
Charles F. Moran(12)	7,300	*
Executive officers and directors as a group (8 persons) (13)	1,863,295	31.2%

*
Less than one percent.

(1)
Unless otherwise noted below, the address of each person listed is: c/o Leapnet, Inc., 420 West Huron Street, Chicago, Illinois 60610.

(2)
Unless otherwise noted below, the persons in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Reflects the one-for-five reverse stock split of common stock effected in June 2001.

(3)
Based on Schedule 13D/A filed November 7, 2001, by Mickelberry and James C. Marlas. The address of Mickelberry is 405 Park Avenue, New York, New York 10017. Mickelberry has sole voting power over all of these shares. Does not include 50,000 shares beneficially owned by James C. Marlas, the principal shareholder of Mickelberry. Mr. Marlas may be deemed to beneficially own the common stock owned by Mickelberry by virtue of his relationship to Mickelberry. Mr. Marlas expressly disclaims such beneficial ownership except to the extent of his pecuniary interest therein.

(4)
Includes 119,177 shares owned by the Robert M. Figliulo Grantor Retained Annuity Trust, for which Robert M. Figliulo serves as sole trustee and has sole investment and voting discretion, includes 53,995 shares owned by Figliulo Family Associates II L.P., a Delaware limited partnership, of which partnership Robert M. Figliulo is a general partner, serves as trustee and has sole investment and voting discretion, and includes 13,020 shares owned by the Robert M. and Kim M. Figliulo Family Foundation, for which Robert M. Figliulo serves as trustee and has sole investment and voting discretion. Includes 6,075 shares issuable pursuant to options exercisable within 60 days.

(5)
Includes 108,443 shares owned by the David A. Figliulo Grantor Retained Annuity Trust, for which David A. Figliulo serves as sole trustee and has sole investment and voting discretion. Does not include an aggregate of 12,138 shares held by Figliulo Family Associates, L.P., a Delaware limited partnership, of which partnership Mr. Figliulo is a general partner. Mr. Figliulo disclaims beneficial ownership of such shares. Includes 4,340 shares issuable pursuant to options exercisable within 60 days.

(6)
Based on Schedule 13G dated February 8, 2001, jointly filed by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. The address of these companies is 100 E. Pratt Street, Baltimore, Maryland 21202. T. Rowe Price has sole voting power over all of these shares.

(7)
Represents shares issuable pursuant to options exercisable within 60 days.

(8)
Includes 15,400 shares issuable pursuant to options exercisable within 60 days.

(9)
Includes 11,893 shares issuable pursuant to options exercisable within 60 days.

(10)
Represents shares issuable pursuant to options exercisable within 60 days.

(11)
Represents shares issuable pursuant to options exercisable within 60 days.

(12)
Represents shares issuable pursuant to options exercisable within 60 days.

(13)
The shares shown include 135,997 shares issuable pursuant to options exercisable within 60 days.

Transactions and Arrangements Concerning the Common Stock

    On December 6, 2001, Robert and David Figliulo entered into a Contribution and Stockholder Support Agreement with SPRI, the Purchaser and Leapnet, pursuant to which Robert Figliulo and David Figliulo agreed to contribute all of their shares of Common Stock to the Purchaser and agreed to vote (or cause to be voted) such shares in favor of the Merger Agreement and the transactions contemplated by the Merger Agreement if stockholder approval is required. A copy of the Contribution Agreement is filed as an exhibit to the Tender Offer Statement on Schedule TO that SPRI and the Purchaser filed with the Commission on December 13, 2001.

    Except as described above, to the knowledge of Leapnet, SPRI and the Purchaser, no transactions in the Shares have been effected during the past 60 days by Leapnet, SPRI and the

Purchaser or their executive officers, directors, affiliates or associates or by any executive officer, director, affiliate or associate of any majority owned subsidiary of Leapnet.

    On September 26, Mickelberry and James C. Marlas, the principal shareholder of Mickelberry, entered into a standstill agreement with Robert and David Figliulo and SPRI, under which Mickelberry and Mr. Marlas agreed not to assist any competing bidder for Leapnet until termination of the standstill agreement.

    Except as set forth in this Offer to Purchase, neither SPRI nor the Purchaser nor, to SPRI's or the Purchaser's knowledge, any person listed in Schedule I hereto, is a party to any agreement, arrangement or understanding with any other person with respect to any securities of Leapnet (including, without limitation, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

    Except as described in this Offer to Purchase, to SPRI's and Purchaser's knowledge, during the past two years no negotiations, transactions or material contacts concerning a merger, consolidation, or acquisition, a tender offer for or other acquisition of any securities of Leapnet, an election of directors of Leapnet, or a sale or other transfer of a material amount of assets of Leapnet, has been entered into or has occurred between (1) SPRI, the Purchaser or any person listed in Schedule I hereto, on the one hand, and Leapnet or any of its affiliates, on the other hand, (2) any affiliates of Leapnet or (3) between Leapnet or any of its affiliates and any unaffiliated person with a direct interest therein.

    Leapnet has not made any underwritten public offering of its securities during the past three years.

    To the best of Leapnet's knowledge, after reasonable inquiry, all directors and executive officers of Leapnet who hold Shares, other than Robert and David Figliulo, who will contribute their shares of Common Stock to the Purchaser pursuant to the Contribution Agreement, and those individuals, if any, for whom the tender of Shares could cause them liability under the provisions of Section 16(b) of the Exchange Act or to the extent their Shares are restricted Shares, intend to tender such Shares held by them pursuant to the Offer.

Related Party Transactions

    As of November 30, 2001, Robert and David Figliulo beneficially owned approximately 15% of the outstanding shares of Common Stock. Two of the directors serving on the Leapnet Board, Robert and David Figliulo, are the sole directors and officers of SPRI and the Purchaser.

Interests of Certain Persons in the Offer and the Merger

    Interlocking Directors and Officers.  In considering the recommendation of the Leapnet Board and the Special Committee with respect to the Offer and the Merger, stockholders should be aware that certain officers and directors of SPRI, the Purchaser and Leapnet have interests in the Offer and the Merger that may present them with certain potential conflicts of interest. In particular, two members of the Leapnet Board, Robert and David Figliulo, are directors and officers of SPRI and of the Purchaser. See Schedules I and II.

    Severance Agreement.  Leapnet is a party to substantially similar employment agreements with Robert M. Figliulo, Stephen J. Tober, David A. Figliulo and Stephen T. Gambill. The agreements generally provide that in the event of a change in control (as defined in the agreements) and the occurrence of certain events, and to the extent deductible under the then applicable tax laws, Leapnet will pay the executive a payment equal to the sum of: (i) the executive's most recent base annual compensation and annual bonus for the fiscal year prior to the date of the change in control; plus (ii) the cash value of the insurance protection (including dependent coverage) then in effect with respect to Leapnet's health insurance plan, based upon the cost of such insurance to Leapnet for a 12-month period following the change in control date. Neither Robert nor David Figliulo will receive any payments pursuant to his employment agreement in connection with the consummation of the transactions contemplated by the Merger Agreement.

    Indemnification.  Under the Merger Agreement, the directors and officers of Leapnet are entitled to certain rights to indemnification from the Surviving Corporation, and to coverage under an insurance policy to be purchased by the Surviving Corporation. See "Special Factors—The Merger Agreement—Certain Covenants."

    Other Rights of the Special Committee.  Leapnet has agreed to reimburse each member of the Special Committee for all out-of-pocket expenses incurred in connection with his service on the Special Committee. Payment of such expenses was in no way contingent on the recommendation made by the Special Committee or the consummation of the Offer or the Merger.

    Options.  All outstanding options will vest upon the change in control after the Merger. Leapnet will pay each option holder an amount equal to the excess, if any, of the Offer Price over the per Share exercise price multiplied by the number of Shares subject to the option. The total amount to be paid to non-employee directors, all of whom are members of the Special Committee, is $5,323, in the aggregate. All options held by employees of Leapnet, including the executive officers, have a per share exercise price that does not exceed the Offer Price and, accordingly, such employees will not receive any amounts for their options.

    The Special Committee and the Leapnet Board were aware of the above actual and potential conflicts of interest and considered them along with the other matters described under "Special Factors—Recommendation of the Special Committee and the Leapnet Board" and "Special Factors—Fairness of the Offer and the Merger."

THE TENDER OFFER

1. Terms of the Offer; Expiration Date.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as defined below) and not properly withdrawn in accordance with "The Tender Offer—Section 4—Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, Eastern Standard time, on Monday, January 14, 2002, unless and until the Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser in accordance with the terms of the Merger Agreement, shall expire.

    The Offer is subject to the conditions set forth in "The Tender Offer—Section 12—Conditions of the Offer." If any such condition is not satisfied, the Purchaser will not be required to accept for payment or pay for, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) of the Exchange Act, any Shares not already accepted for payment or paid for and may terminate or amend the Offer as to such Shares.

    Extension of Tender Period; Termination; Amendment; Subsequent Offering Period.  The Purchaser has the right to extend the Offer beyond the Initial Expiration Date, without the consent of Leapnet, in the following circumstances: (1) at the time the Offer is scheduled to expire, including at the end of an earlier extension, if any of the Offer conditions have not been satisfied or waived, (2) for any period required by applicable law or regulation, including any rule, regulation, interpretation or position of the Commission, (3) for a period of up to 20 business days, if all of the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn is insufficient to result in the Purchaser owning at least 90% of the then outstanding number of shares of Common Stock; or (4) pursuant to an amendment to the Offer to provide a subsequent offering period of up to 20 business days to the extent permitted under the rules of the Exchange Act. In any event, the Offer may not be extended more than 20 business days in the aggregate beyond the Initial Expiration Date under any or all of the above circumstances.

    The Purchaser expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of the Purchaser's conditions to the Offer, provided that without the consent of Leapnet and the Special Committee, the Purchaser cannot waive the Minimum Condition (as defined in Annex A to the Merger Agreement), reduce the number of Shares being sought in the Offer, extend the Offer, decrease the Offer Price or change the form of the consideration payable in the Offer, impose any additional conditions to the Offer or amend the Offer in a manner that would adversely affect the Holders.

    If the Purchaser increases or decreases the consideration to be paid for the Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of ten business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer will be extended until the expiration of such period of ten business days. If the Purchaser makes a material change in the terms of the Offer (other than a change in price or percentage of securities sought) or in the information concerning the Offer, or waives a material condition of the Offer, the Purchaser will extend the Offer, if required by applicable law, for a period sufficient to allow the Holders to consider the amended terms of the Offer. In a published release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and percentage of the shares of Common Stock sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The term "business day" means any day other than Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 a.m. through 12:00 Midnight, Eastern Standard time.

    Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by a public announcement, in the case of an extension of the Offer, to be made no later than 9:00 a.m., Eastern Standard time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes in the information published, sent or given to any stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser has no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or as otherwise may be required by applicable law.

    If the Purchaser extends the time during which the Offer is open, or if the Purchaser is delayed in its acceptance for payment of or payment for the Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on the Purchaser's behalf and those Shares may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described herein under "The Tender Offer—Section 4—Withdrawal Rights." However, the Purchaser's ability to delay the payment for Shares that the Purchaser has accepted for payment is limited by (1) Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer, and (2) the terms of the Merger Agreement, which require that, on the terms and subject to prior satisfaction (or waiver) of the conditions to the Offer, the Purchaser must accept for payment and pay for the Shares within the time period required under applicable law.

    Pursuant to Rule 14d-11 under the Exchange Act, after the expiration of the Offer, if all of the conditions to the Offer have been satisfied or waived, the Purchaser may, subject to certain conditions, include a subsequent offering period (a "Subsequent Offering Period") pursuant to which the Purchaser may add a period of between three and 20 business days to permit additional tenders of Shares. The Purchaser may include a Subsequent Offering Period so long as, among other things, (1) the initial 20 business day period of the Offer has expired, (2) the Offer is for all the outstanding securities of the class that is the subject of the Offer, (3) the Purchaser accepts and promptly pays for all Shares validly tendered during the Offer, (4) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., Eastern Standard time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, (5) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period and (6) the Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the Offer. In addition, the Purchaser may extend any initial Subsequent Offering Period by any period or periods, provided that the aggregate of the Subsequent Offering Periods (including extensions thereof) is no more than 20 business days. The Purchaser has not at this time made a decision to include or to not include a Subsequent Offering Period. Such decision will be made in the Purchaser's sole discretion, and there is no assurance that the Purchaser will or will not include such a Subsequent Offering Period. The staff of the Commission has expressed the view that a bidder can decide to provide for a Subsequent Offering Period after the initial offering period has expired if such a Subsequent Offering Period is announced at the same time that the bidder announces the results of the initial offering period. In the event the Purchaser elects to include a Subsequent Offering Period, it will notify Holders consistent with the requirements of the Commission. However, the Offer may not be extended more than 20 Business Days in the aggregate beyond the initial Expiration Date under any circumstances.

    No withdrawal rights apply to Shares tendered in a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration will be paid to stockholders tendering Shares in the Offer or in any Subsequent Offering Period. If the Purchaser commences a Subsequent Offering Period, U.S. federal securities laws require the Purchaser to accept immediately for payment all tenders of Shares during a Subsequent Offering Period and to pay promptly for all Shares tendered in any Subsequent Offering Period. Any extension, termination or amendment or extension of a Subsequent Offering Period will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, the Purchaser will make a public announcement of such extension no later than 9:00 a.m., Eastern Standard time, on the next business day after the previously scheduled Expiration Date.

    Leapnet has provided the Purchaser with Leapnet's stockholder lists and security position listings in respect of the Shares for the purpose of disseminating the Offer to Purchase, the Letter of Transmittal and other relevant materials to the Holders. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record Holders of Shares whose names appear on Leapnet's list of Holders of Shares and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Leapnet's list of Holders of the Shares or, where applicable, who are listed as participants in the security position listing of The Depository Trust Company ("DTC").

2.  Acceptance for Payment and Payment for Shares.

    Upon the terms and subject to the conditions of the Offer, the Merger Agreement and applicable law (including Rule 14e-1(c) under the Exchange Act), including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment, the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with "The Tender Offer—Section 4—Withdrawal Rights") promptly after the later to occur of (1) the Expiration Date and (2) the satisfaction or waiver of the conditions set forth in "The Tender Offer—Section 12—Conditions of the Offer," including, but not limited to, the regulatory conditions specified in "The Tender Offer—Section 13—Certain Legal Matters; Regulatory Approvals." Subject to applicable rules of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any regulatory approvals. If, following acceptance for payment of Shares, the Purchaser asserts such regulatory approvals as a condition and does not promptly pay for Shares tendered, the Purchaser will promptly return such Shares.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates evidencing such Shares (the "Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at DTC (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in "The Tender Offer—Section 3—Procedures for Tendering Shares," (2) the

Letter of Transmittal (or a copy thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (3) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and to this Offer to Purchase.

    The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary forming a part of a Book-Entry Confirmation system, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral followed by written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering Holders whose Shares have been accepted for payment. Under no circumstances will interest on the offer price be paid by the purchaser, regardless of any delay in making such payment or extension of the expiration date. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering Holders, the Purchaser's obligation to make such payment shall be satisfied, and tendering Holders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing Shares not purchased will be returned, without expense to the tendering Holder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in "The Tender Offer—Section 3—Procedures for Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

    If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per Share pursuant to the Offer, the Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

    The Purchaser reserves the right to assign to SPRI, or to any other direct or indirect wholly owned subsidiary of SPRI, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such assignment will not relieve the Purchaser of its obligations under the Offer and the Merger Agreement and will in no way prejudice the rights of tendering Holders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  Procedures for Tendering Shares.

    Valid Tender of Shares.  In order for Shares to be validly tendered pursuant to the Offer, a Holder must, prior to the Expiration Date, either (1) deliver to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal (or a copy thereof) with any required signature guarantees, (b) the Certificates for Shares to be tendered and (c) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and of this Offer to Purchase,

(2) cause such Holder's broker, dealer, commercial bank, trust company or custodian to tender applicable Shares pursuant to the procedures for book-entry transfer described below or (3) comply with the guaranteed delivery procedures described below.

    The method of delivery of the Shares, the Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering Holder, and the delivery will be deemed made only when actually received by the Depositary (including in the case of book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

    Book-Entry Transfer.  The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by (1) causing such securities to be transferred in accordance with the Book-Entry Transfer Facility's procedures into the Depositary's account and (2) causing the Letter of Transmittal to be delivered to the Depositary by means of an Agent's Message. Although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or manually signed copy thereof), properly completed and duly executed, together with any required signature guarantees, or any Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, or the tendering Holder must comply with the guaranteed delivery procedures described below. Delivery of the Letter of Transmittal and other required documents or instructions to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

    Signature Guarantee.  All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each an "Eligible Institution"), unless the Shares tendered thereby are tendered (1) by the registered Holder(s) (which term, for purposes of this document, shall include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of Shares) of Shares who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (2) for the account of an Eligible Institution. See Instruction 1 to the Letter of Transmittal.

    If a Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned to a person other than the registered Holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered Holder(s) appear(s) on the Certificate, with the signature(s) on such Certificate or stock powers guaranteed as described above. See Instructions 1, 5 and 7 to the Letter of Transmittal.

    Guaranteed Delivery.  If a Holder desires to tender Shares pursuant to the Offer and such Holder's Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

  (1)
  such tender is made by or through an Eligible Institution;

  (2)
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary as provided below prior to the Expiration Date; and

  (3)
  the Certificates for all tendered Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a copy thereof) with any required signature guarantee (or, in the case of a book-entry transfer, a Book-Entry Confirmation along with an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery. A trading day is a day on which the NYSE is open for business.

    Any Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission, or by mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

    Other Requirements.  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (1) Certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares, (2) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when Certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

    Determination of Validity.  All questions as to the validity, form, eligibility (including, but not limited to, time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the right, in its sole discretion, but subject to the terms of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

    Subject to the terms of the Merger Agreement, the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    Appointment as Proxy.  By executing a Letter of Transmittal (or delivering an Agent's Message) as set forth above, a tendering Holder irrevocably appoints each designee of the Purchaser as such Holder's attorney-in-fact and proxy, with full power of substitution, to vote the Shares as described below in such manner as such attorney-in-fact and proxy (or any substitute thereof) shall deem proper in its sole discretion, and to otherwise act (including pursuant to written consent) to the full extent of such Holder's rights with respect to the Shares tendered by such Holder and accepted for payment by the Purchaser (and any and all dividends, distributions, rights or other securities issued or issuable in respect of such Shares on or after December 13, 2001 and prior to the time of such vote or action) (collectively the "Distributions"). All such proxies and powers of attorney shall be considered coupled with an interest in the tendered Shares and shall be irrevocable. This appointment will be effective if, when and only to the extent that the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies and powers of attorney given by such Holder with respect to such Shares, other securities and all Distributions will, without further action, be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such Holder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of Leapnet's stockholders, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise all rights (including, without limitation, all voting rights) with respect to such Shares and receive all Distributions.

    Backup Withholding.  Under United States federal income tax law, the amount of any payments made by the Depositary to the Holders (other than corporate and certain other exempt Holders) pursuant to the Offer may be subject to backup withholding tax. To avoid such backup withholding tax with respect to payments pursuant to the Offer, a non-exempt, tendering "U.S. Holder" (as defined in "The Tender Offer—Section 5—Certain United States Federal Income Tax Consequences") must provide the Depositary with such Holder's correct taxpayer identification number and certify under penalty of perjury that (1) the TIN provided is correct (or that such Holder is awaiting a TIN) and (2) such Holder is not subject to backup withholding tax by completing the Substitute Form W-9 included in the Letter of Transmittal. If backup withholding applies with respect to a Holder or if a Holder fails to deliver a completed Substitute Form W-9 to the Depositary or otherwise establish an exemption, the Depositary is required to withhold tax on any payments made to such Holder. See "The Tender Offer—Section 5—Certain United States Federal Income Tax Consequences" and the information set forth under the heading "Important Tax Information" contained in the Letter of Transmittal. Under recently enacted legislation, the backup withholding tax rate has been reduced to 30.5% for payments made in 2001.

    The Purchaser's acceptance for payment of the Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering Holder and the Purchaser upon the terms and subject to the conditions of the Offer.

4.  Withdrawal Rights.

    Tenders of Shares made pursuant to the Offer are irrevocable other than as provided by applicable law and the Merger Agreement except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after February 11, 2002, or at such later time as may apply if the Offer is extended beyond that date (excluding any Subsequent Offering Period). In the event the Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares previously tendered in the Offer and accepted for payment.

    If the Purchaser extends the Offer (excluding any Subsequent Offering Period), is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer but subject to the Purchaser's obligations under the Exchange Act, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Holders are entitled to withdrawal rights as described in this section. Any such delay will be an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or faxed to (781) 575-4826 or (781) 575-4827. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered Holder of the Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. Shares tendered pursuant to the procedure for book-entry transfer as set forth in "The Tender Offer—Section 3—Procedures for Tendering Shares," may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

    Withdrawals of tendered Shares may not be rescinded without the Purchaser's consent and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of SPRI, the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    However, any Shares properly withdrawn may be re-tendered at any time prior to the Expiration Date by following any of the procedures described in "The Tender Offer—Section 3—Procedures for Tendering Shares."

5.  Certain United States Federal Income Tax Consequences.

    The receipt of cash for Shares pursuant to the Offer or the Merger by a U.S. Holder will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. For purposes of this discussion, a "U.S. Holder" is a beneficial owner of Shares who for United States federal income tax purposes is (1) a citizen or resident of the United States, (2) a corporation or partnership organized in or under the laws of the United States or any State thereof (including the District of Columbia), (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if such trust has validly elected to be treated as a United States person for United States federal income tax purposes or a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control.

    In general, a U.S. Holder will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount realized from the sale of Shares pursuant to the Offer or the Merger and such U.S. Holder's adjusted tax basis in such Shares. Assuming that the Shares constitute a capital asset in the hands of the U.S. Holder, such gain or loss will be capital gain or loss. In the case of a noncorporate U.S. Holder, the maximum marginal United States federal income tax rate applicable to such gain will be lower than the maximum marginal United States federal income tax rate applicable to ordinary income if such U.S. Holder's holding period for such Shares exceeds one year. Deductions with respect to capital losses are limited.

    The foregoing discussion may not be applicable to certain types of Holders, including Holders who acquired Shares pursuant to the exercise of stock options or otherwise as compensation,

Holders that are not U.S. Holders and Holders that are otherwise subject to special tax rules, such as financial institutions, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, dealers or traders in securities or currencies, tax-exempt entities, persons that hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes and persons that have a "functional currency" other than the United States dollar.

    Backup Withholding Tax.  As noted in "The Tender Offer—Section 3—Procedures for Tendering Shares," a Holder (other than an "exempt recipient," including a corporation, a non-U.S. Holder that provides appropriate certification (if the payor does not have actual knowledge that such certificate is false) and certain other persons) that receives cash in exchange for Shares may be subject to United States federal backup withholding tax, unless such Holder provides its taxpayer identification number and certifies that such Holder is not subject to backup withholding tax by submitting a completed Substitute Form W-9 to the Depositary. Accordingly, each U.S. Holder should complete, sign and submit the Substitute Form W-9 included as part of the Letter of Transmittal in order to avoid the imposition of such backup withholding tax. Under recently enacted legislation, the backup withholding tax rate has been reduced to 30.5% for payments made in 2001.

    The United States federal income tax discussion set forth above is included for general information and is based upon the Internal Revenue Code, Treasury regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change (possibly retroactively). Holders are urged to consult their tax advisors with respect to the particular tax consequences of the Offer and the Merger to them, including the application and effect of the alternative minimum tax and state, local and foreign tax laws.

6.  Price Range of Shares; Dividends.

    The Common Stock is traded on the Nasdaq National Market under the symbol "LEAP." The table below sets forth, for the periods indicated, the quarterly high and low sales prices of the Common Stock on Nasdaq National Market based on published financial sources. The Share prices in the table below reflect the one-for-five reverse stock split of the Common Stock, which became effective on June 6, 2001.

	High	Low
Year Ended December 31, 2001
Fourth quarter (Through November 30)	$1.930	$1.150
Third quarter ended September 30, 2001	$1.480	$0.890
Second quarter ended June 30, 2001	$2.813	$1.050
First quarter ended March 31, 2001	$5.625	$1.875
Eleven Months Ended December 31, 2000
Fourth quarter ended December 31, 2000	$13.438	$3.125
Third quarter ended September 30, 2000	$16.875	$10.781
Two months ended June 30, 2000	$21.250	$10.938
First quarter ended April 30, 2000	$40.000	$11.250
Year Ended January 31, 2000
Fourth quarter ended January 31, 2000	$48.750	$18.750
Third quarter ended October 31, 1999	$25.625	$10.313
Second quarter ended July 31, 1999	$21.250	$10.000
First quarter ended April 30, 1999	$20.625	$9.688

    On November 20, 2001, the last trading day before the public announcement of the Offer and the subsequent Merger, the last reported sale price on the Nasdaq National Market was $1.61 per share of Common Stock. On September 27, 2001, the last trading day before Leapnet announced (1) that it had begun discussions with Robert and David Figliulo and Mickelberry regarding a possible business combination transaction and (2) the formation of the Special Committee, the last reported sale price on the Nasdaq National Market was $1.10 per share of Common Stock. Holders are urged to obtain a current market quotation for the Common Stock.

    No cash dividends have been paid on the Common Stock since Leapnet's initial public offering. See "The Tender Offer—Section 10—Dividends and Distributions."

7.  Certain Information Concerning Leapnet.

    Leapnet.  Leapnet is an Internet professional services company that creates ingenious solutions to help businesses connect with the people and systems vital to their success.

    Leapnet is a Delaware corporation with its principal corporate offices located at 420 West Huron Street, Chicago, Illinois 60610. The telephone number of Leapnet at such offices is (312) 528-2400. The name, business address, principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Leapnet is set forth on Schedule II.

    Available Information.  Leapnet is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Leapnet's directors and officers, their remuneration, stock options granted to them, the principal holders of Leapnet's securities, any material interests of such persons in transactions with Leapnet and other matters is required to be disclosed in proxy statements filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549, and also should be available for inspection and copying at prescribed rates at regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C., 20549. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR"), including those made by or in respect of Leapnet, are publicly available through the Commission's Web site on the Internet located at www.sec.gov.

    Except as otherwise stated in this Offer to Purchase, the information concerning Leapnet contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. Although SPRI and the Purchaser have no knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, SPRI and the Purchaser take no responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by Leapnet to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to SPRI or the Purchaser.

    Capital Structure.  The authorized capital of Leapnet consists of (1) 100,000,000 shares of Common Stock and (2) 20,000,000 shares of preferred stock, par value $0.01 per share.

  (a)
  Common Stock

    As of November 30, 2001, 5,840,992 shares of Common Stock were issued and outstanding and 1,012,363 shares of Common Stock were reserved for issuance pursuant to outstanding options.

  (b)
  Preferred Stock

    As of November 30, 2001, no shares of preferred stock were issued or outstanding.

  (c)
  Options

    Leapnet has issued options or other rights to acquire shares of Common Stock pursuant to a number of different stock option plans and other plans for the benefit of non-management directors, executives and other employees. As of November 30, 2001, 1,012,363 shares of Common Stock were reserved for issuance pursuant to outstanding options, substantially all of which have exercise prices that are below the Offer Price.

LEAPNET, INC.

Selected Financial And Operating Data

    Set forth below is certain selected financial information relating to Leapnet that has been excerpted or derived from the financial statements contained in Leapnet's Annual Reports on Form 10-K for the fiscal years ended December 31, 2000 and December 31, 1999 and the unaudited financial statements contained in Leapnet's Quarterly Report on Form 10-Q for the quarterly periods ended September 30, 2001 and 2000. More comprehensive financial information is included in these reports and other documents filed by Leapnet with the Commission. The financial information that follows is qualified in its entirety by reference to these reports and other documents, including the financial statements and related notes contained therein. These reports and other documents may be inspected at, and copies may be obtained from, the same places and in the manner set forth under "Available Information."

Selected Consolidated Financial Data
(in thousands, except per share data)

	Nine Months Ended September 30			Year Ended January 31,
			Eleven Months Ended December 31, 2000
	2001	2000		2000	1999*
STATEMENT OF OPERATIONS DATA:
Revenues	$23,541	$38,157	$47,115	$36,309	$35,920
Operating (loss)	$(52,978)	$(19,769)	$(32,581)	$(769)	$(14,124)
Net (loss)	$(51,373)	$(18,188)	$(30,217)	$(311)	$(18,323)
Net (loss) per share:
Basic	$(8.80)	$(4.01)	$(6.01)	$(0.11)	$(6.69)
Diluted	$(8.80)	$(4.01)	$(6.01)	$(0.10)	$(6.69)
Weighted average shares
Basic	5,836	4,536	5,030	2,851	2,738
Diluted	5,836	4,536	5,030	2,851	2,738
	As of September 30,
				As of January 31,
			As of December 31, 2000
	2001	2000		2000	1999
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities	$14,927	$50,220	$29,048	$16,038	$14,076
Working capital	$17,546	$61,638	$35,162	$18,289	$11,573
Total assets	$29,756	$113,749	$84,026	$30,336	$23,733
Long-term obligations	$—	$16,700	$—	$8,715	$706
Total stockholders' equity	$23,281	$86,818	$74,622	$15,839	$13,489

*
The results of operations have been included for each subsidiary since its inception or acquisition date. The results of YAR Communications, Inc., a wholly-owned subsidiary of Leapnet, have been included since April 1, 1997. The results of SPR Inc. have been included from May 1, 2000.

8.  Certain Information Concerning the Purchaser and SPRI.

    The Purchaser.  SPRI Acquisition Corp., a newly incorporated Delaware corporation, has not conducted any business other than in connection with the Offer and the Merger Agreement. The Purchaser has minimal assets and has no meaningful historical financial information. All of the issued and outstanding shares of capital stock of the Purchaser are beneficially owned by SPRI.

    The principal address of the Purchaser is c/o Leapnet, Inc., 420 West Huron Street, Chicago, Illinois 60610, Attention: Robert M. Figliulo. The telephone number of the Purchaser at such address is (312) 528-2400.

    The name, business address, citizenship, present principal occupation and employment history of the directors and executive officers of the Purchaser are set forth in Schedule I to this Offer to Purchase.

    SPRI.  SPRI, LTD., a newly incorporated Delaware corporation, has not conducted any business other than in connection with the Offer and the Merger Agreement. All of the issued and outstanding shares of capital stock of SPRI are beneficially owned by Robert and David Figliulo.

    The principal address of SPRI is c/o Leapnet, Inc., 420 West Huron Street, Chicago, Illinois 60610, Attention: Robert M. Figliulo. The telephone number of SPRI at such address is (312) 528-2400.

    The name, business address, citizenship, present principal occupation and employment history of the directors and executive officers of SPRI are set forth in Schedule I to this Offer to Purchase.

    During the last five years, none of SPRI the Purchaser or, to the best of their knowledge, any of the persons listed in Schedule I hereto (1) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

9.  Source and Amount of Funds.

    The Offer is not subject to any financing contingency. The Purchaser has committed to have sufficient funds available to consummate the Offer and otherwise satisfy its obligations under the Merger Agreement. Robert and David Figliulo have delivered a letter to Leapnet pursuant to which they have acknowledged the Purchaser's obligations under the Merger Agreement and have agreed to cause the Purchaser to have such sufficient funds.

    The amount of funds required by the Purchaser to purchase all of the outstanding Shares pursuant to the Offer and to pay related fees and expenses is expected to be approximately $9.7 million. The Purchaser currently intends to obtain all such funds through capital contributions or loans from Robert and David Figliulo.

10. Dividends and Distributions.

    Leapnet has never declared or paid cash dividends on its Common Stock.

11. Effect of the Offer on the Market for the Common Stock; Exchange Act Registration.

    Market for Common Stock.  The purchase of Shares pursuant to the Offer will reduce the number of shares of Common Stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of Common Stock held by the public.

    Stock Quotation.  The Common Stock is quoted on the Nasdaq National Market. SPRI currently does not intend to, but may, cause Leapnet to request that the Common Stock's inclusion on the Nasdaq National Market be terminated prior to the Merger. However, depending upon the number of Shares purchased pursuant to the Offer, the Common Stock may no longer meet the standards for continued inclusion. According to its published guidelines, The Nasdaq Stock Market would give consideration to delisting the Common Stock if, among other matters, the number of publicly held shares of Common Stock falls below 750,000, the number of holders of round lots of shares of Common Stock falls below 400 or Leapnet's net tangible assets fall below $4 million or stockholder's equity falls below $10 million. Shares of Common Stock held by directors or officers of Leapnet or their immediate families, or by any beneficial owner of more than ten percent or more of the Common Stock, ordinarily will not be considered as being publicly held for this purpose.

    If The Nasdaq Stock Market were to delist the Common Stock, it is possible that the Common Stock would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or other sources. However, the extent of the public market for the Common Stock and the availability of such quotations would depend upon such factors as the number of stockholders and/or the aggregate market value of the Common Stock remaining at such time, the interest in maintaining a market in the Common Stock on the part of securities firms, the possible termination of registration under the Exchange Act and other factors. Neither SPRI nor the Purchaser can predict whether the reduction in the number of shares of Common Stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Common Stock or whether it would cause future market prices to be greater or less than the Offer Price.

    Exchange Act Registration.  The Common Stock is currently registered under the Exchange Act. Such registration under the Exchange Act may be terminated upon application of Leapnet to the Commission if the Common Stock is neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration under the Exchange Act would substantially reduce the information required to be furnished by Leapnet to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to Leapnet, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings, the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Leapnet and persons holding "restricted securities" of Leapnet to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. The Purchaser intends to seek to cause Leapnet to apply for termination of registration of the Common Stock under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

    If registration of the Common Stock is not terminated prior to the Merger, then the Common Stock will be delisted from all stock exchanges and the registration of the Common Stock under the Exchange Act will be terminated following the consummation of the Merger.

    Margin Regulations.  The shares of Common Stock are currently "margin securities," as such term is defined under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, such shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In any event, such shares will cease to be "margin securities" if registration of the Common Stock under the Exchange Act is terminated.

12. Conditions of the Offer.

    Notwithstanding any other term of the Merger Agreement, the Purchaser shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) of the Exchange Act, any Shares not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Shares unless there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares that, together with all shares of Common Stock contributed to the Purchaser by Robert and David Figliulo, would represent at least a majority of the outstanding shares of Common Stock (collectively, the "Minimum Condition"). Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date of the Merger Agreement and prior to the expiration of the Offer, any of the following conditions exist or shall occur and remain in effect:

  (1)
  any United States or state governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order that is in effect and that (i) materially restricts, prevents or prohibits consummation of the transactions contemplated by the Merger Agreement, including the Offer or the Merger, (ii) prohibits or limits materially the ownership or operation by SPRI of the business or assets of Leapnet or (iii) imposes material limitations on the ability of SPRI or Purchaser to effectively exercise ownership rights of the Shares, including, without limitation, the right to vote any the Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to Leapnet's stockholders, including, without limitation, the adoption of the Merger Agreement;

  (2)
  any claim, action, suit, proceeding or investigation shall have been instituted or threatened in writing pursuant to which an unfavorable judgment, order, decree, stipulation or injunction sought by any person other than the parties to the Merger Agreement or their respective affiliates would reasonably be expected to (i) prevent consummation of any of the material transactions contemplated by the Merger Agreement or (ii) cause any of the material transactions contemplated by the Merger Agreement to be rescinded following the consummation thereof; provided, however, that this section shall not apply to any Prior Litigation, except that this Section shall apply to Prior Litigation if such Prior Litigation is amended in a manner that would be reasonably expected to result in the occurrence of any of the events contained in (i)-(ii) above;

  (3)
  there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended or issued and applicable to or deemed applicable to (i) SPRI, Purchaser, Leapnet or any subsidiary of any of them or (ii) the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign which could reasonably be expected to directly or indirectly, result in any of the consequences referred to in clauses (i) through (iii) of paragraph (a) above;

  (4)
  any of the representations or warranties made by Leapnet in the Merger Agreement that are qualified as to materiality shall be untrue or incorrect in any respect or any such representations and warranties that are not so qualified shall be untrue or incorrect in any material respect, except (i) for changes specifically permitted by the Merger Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date;

  (5)
  Leapnet shall have breached or failed in any respect to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it;

  (6)
  the Special Committee or the Leapnet Board shall, in connection with any Acquisition Proposal which constitutes a Superior Proposal, have withdrawn or modified in a manner adverse to SPRI or Purchaser (including by amendment of the Schedule 14D-9) its approval of the Merger Agreement and the transactions contemplated thereby, or its recommendation that the Holders accept the Offer, tender their Shares pursuant thereto and adopt the Merger Agreement if submitted for their approval or shall have approved or recommended any Acquisition Proposal which constitutes a Superior Proposal;

  (7)
  the Merger Agreement shall have been terminated in accordance with its terms; or

  (8)
  there shall be any change, occurrence or situation (i) that does not arise out of facts or circumstances the existence or threat of which Leapnet demonstrates was known by SPRI or Purchaser or their respective affiliates and which facts or circumstances could reasonably have been expected to result in such change, occurrence or situation (other than facts or circumstances constituting force majeure or similar events), (ii) that is not the result of actions by SPRI, the Purchaser or any of their respective affiliates and (iii) that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect; provided, however, that any change, occurrence or situation that is directly or indirectly a consequence of a decision made by a stockholder of SPRI or the Purchaser in the good faith exercise of his business judgment in his capacity as a director, officer or employee of Leapnet shall not be deemed to be the result of actions or inactions by the SPRI or the Purchaser for purposes of this section, unless such stockholder of SPRI or the Purchaser was negligent in his actions or failure to act.

    Neither SPRI nor the Purchaser shall be entitled to amend or terminate the Offer if it is in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement. The foregoing conditions are for the sole benefit of SPRI and the Purchaser and their respective affiliates and may be asserted by SPRI or the Purchaser, or may be waived by SPRI or the Purchaser, in whole or in part, at any time prior to the expiration of the Offer and from time to time in the sole discretion of SPRI. The failure by SPRI or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Should the Offer be terminated pursuant to any of the conditions listed above, all tendered Shares not previously accepted for payment shall be returned to the tendering Holders.

13. Certain Legal Matters; Regulatory Approvals.

    General.  Except as otherwise disclosed herein, neither SPRI nor the Purchaser is aware of (1) any license or regulatory permit that appears to be material to the business of Leapnet that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer, the Merger or otherwise or (2) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that it would seek such approval or action. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See "The Tender Offer—Section 12—Conditions of the Offer." While, except as described in this Offer to Purchase, the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of Leapnet, SPRI or the Purchaser or that certain parts of the businesses of Leapnet, SPRI or the Purchaser might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken.

    State Takeover Laws.  Leapnet is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to the date the interested stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder.

    A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of holders in the state and were incorporated there.

    Leapnet conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not believe that any state takeover statutes apply to the Offer. Neither SPRI nor the Purchaser has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See "The Tender Offer—Section 12—Conditions of the Offer."

    Regulatory Approvals.  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), as amended, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is not subject to such requirements because Leapnet has less than $50 million in assets.

    Provisions for Unaffiliated Security Holders.  In connection with the Offer and the Merger, neither SPRI nor the Purchaser has granted to unaffiliated security holders access to their corporate files or arranged for counsel or appraisal services at the expense of Leapnet, SPRI or the Purchaser.

14. Fees and Expenses.

    Except as set forth below, neither SPRI nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

    Duff & Phelps has provided certain financial advisory services to the Purchaser in connection with the Offer and the Merger. Pursuant to the terms of the engagement letter between the Purchaser and Duff & Phelps, the Purchaser has agreed to pay Duff & Phelps a fee of $30,000 upon execution of the letter and an additional $150,000 contingent upon the consummation of the transaction. In addition, the Purchaser has agreed to reimburse Duff & Phelps, upon request from time to time, for all reasonable fees and expenses of Duff & Phelps' counsel, consultants and advisors, in an amount not to exceed $5,000 and all travel and other expenses incurred in connection with Duff & Phelps' engagement pursuant to the engagement letter. The Purchaser also agreed to indemnify Duff & Phelps from certain liabilities arising from its engagement.

    The Purchaser and SPRI have retained EquiServe Trust Company, N.A. as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

    In addition, the Purchaser and SPRI have retained Georgeson Shareholder to act as the Information Agent in connection with the Offer. The Information Agent may contact Holders by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

    Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

    Pursuant to the engagement letter dated as of August 24, 2001 between Leapnet and George K. Baum, if the Merger is consummated, George K. Baum will receive a fee of $300,000, payable at closing, subject to an offset of $75,000 previously paid for strategic advisory services and $50,000 paid for rendering the fairness opinion, which was delivered to the Special Committee at the time the Merger Agreement was executed. The aggregate of $125,000 previously paid to George K. Baum by Leapnet was not contingent upon completion of the Offer or the Merger. Leapnet has also agreed to reimburse George K. Baum for all out-of-pocket expenses reasonably incurred in connection with its engagement. In addition, Leapnet has agreed to indemnify George K. Baum and its affiliates, their respective principals, partners, directors, officers, agents, employees, counsel, each person, if any, controlling George K. Baum or any of its affiliates, and the successors, assigns, heirs and personal representatives of any of the foregoing, against certain losses arising out of George K. Baum's engagement.

    The following is an estimate of fees and expenses to be incurred in connection with the Offer and the Merger:

Fees and Expenses To Be Paid by SPRI or the Purchaser:
Financial Advisor	$180,000
Filing	1,841
Depositary	10,000
Information Agent (including mailing)	10,000
Legal	250,000
Printing and Miscellaneous	28,159

Total	$480,000

Fees and Expenses To Be Paid by Leapnet:
Financial Advisor	$300,000
Legal	150,000
Printing and Miscellaneous	10,000

Total	$460,000

15. Miscellaneous.

    The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) Holders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

    No person has been authorized to give any information or make any representation on behalf of SPRI or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

    SPRI and the Purchaser have filed with the Commission a Tender Offer Statement on Schedule TO (the "Schedule TO"), together with exhibits, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain additional information with respect to the Offer, which includes information required by Schedule 13E-3, and may file amendments thereto. In addition, Leapnet has filed a Solicitation/Recommendation Statement on Schedule 14D-9, together with all exhibits thereto, pursuant to Rule 14d-9 of the Exchange Act setting forth its recommendation with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the manner set forth in "The Tender Offer—Section 7—Certain Information Concerning Leapnet" (except that they will not be available at the regional offices of the Commission).

December 13, 2001

                      SPRI ACQUISITION CORP.

SCHEDULE I

    Information Concerning the Directors and Executive Officers Of SPRI, LTD. and SPRI Acquisition Corp.

    1.  Directors and Executive Officers of SPRI, LTD. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of the directors and executive officers of SPRI, LTD. The principal address of SPRI, LTD. is 420 West Huron Street, Chicago, Illinois 60610, Attention: Robert M. Figliulo, Telephone: (312) 528-2400. Each individual listed below is a citizen of the United States.

Name	Age	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Current Business Address
Robert M. Figliulo	47	Mr. Figliulo was appointed Chairman of the Board of Directors of Leapnet in November 2000, and he has served as Chief Executive Officer of Leapnet since May 2000. He had served as Chairman and Chief Executive Officer of SPR Inc., a predecessor of Leapnet ("SPR"), since June 1997 and previously served as President and Chairman of SPR Chicago. Since joining SPR in May 1976, Mr. Figliulo has held numerous positions, including Programmer/Analyst, Account Manager, General Manager of both the Tulsa and Chicago offices and Vice President of Marketing. Mr. Figliulo received a Masters in Business Administration from the University of Chicago in 1987. Mr. Figliulo's business address is 420 West Huron Street, Chicago, Illinois 60610, Telephone: (312) 528-2400.
David A. Figliulo	40
		Mr. Figliulo was appointed a director of Leapnet in August 2000. Mr. Figliulo was appointed Vice President—Sales of Leapnet in May 2000. Prior to that time, he served as a director of SPR and an Executive Vice President since June 1997. Since joining SPR in July 1989, Mr. Figliulo served as an Account Manager, Vice President of Sales for the Chicago office, and Vice President of the Chicago office. Prior to joining SPR, Mr. Figliulo worked as an Account Manager for Baxter Healthcare, an international pharmaceutical company, in the Oxygen Systems Division, and was recognized as the division's top salesman in the United States in 1987, 1988 and 1989. Mr. Figliulo received a B.A. degree from St. Mary's University in 1983. Mr. Figliulo's business address is 420 West Huron Street, Chicago, Illinois 60610, Telephone: (312) 528-2400.

2. Directors and Executive Officers of SPRI Acquisition Corp. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of the directors and executive officers of SPRI Acquisition Corp. Each person identified below has held his position since the formation of SPRI Acquisition Corp. in November 2001. The principal address of SPRI Acquisition Corp. is 420 West Huron Street, Chicago, Illinois 60610, Attention Robert M. Figliulo, Telephone: (312) 528-2400. Each individual

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listed below is a citizen of the United States.
Robert M. Figliulo	47
		Mr. Figliulo was appointed Chairman of the Board of Directors of Leapnet in November 2000, and he has served as Chief Executive Officer of Leapnet since May 2000. He had served as Chairman and Chief Executive Officer of SPR since June 1997 and previously served as President and Chairman of SPR Chicago. Since joining SPR in May 1976, Mr. Figliulo has held numerous positions, including Programmer/Analyst, Account Manager, General Manager of both the Tulsa and Chicago offices and Vice President of Marketing. Mr. Figliulo received a Masters in Business Administration from the University of Chicago in 1987. Mr. Figliulo's business address is 420 West Huron Street, Chicago, Illinois 60610, Telephone: (312) 528-2400.
David A. Figliulo	40
		Mr. Figliulo was appointed a director of Leapnet in August 2000. Mr. Figliulo was appointed Vice President—Sales of Leapnet in May 2000. Prior to that time, he served as a director of SPR and an Executive Vice President since June 1997. Since joining SPR in July 1989, Mr. Figliulo served as an Account Manager, Vice President of Sales for the Chicago office, and Vice President of the Chicago office. Prior to joining SPR, Mr. Figliulo worked as an Account Manager for Baxter Healthcare, an international pharmaceutical company, in the Oxygen Systems Division, and was recognized as the division's top salesman in the United States in 1987, 1988 and 1989. Mr. Figliulo received a B.A. degree from St. Mary's University in 1983. Mr. Figliulo's business address is 420 West Huron Street, Chicago, Illinois 60610, Telephone: (312) 528-2400.
3. Ownership of shares of Common Stock by Board Members, Directors and Executive Officers.

    To the best knowledge of SPRI and SPRI Acquisition Corp., except as described in "Special Factors—Beneficial Ownership of the Common Stock," none of the persons listed on this Schedule I beneficially owns or has a right to acquire directly or indirectly any shares of Common Stock. None of the persons listed on this Schedule I has effected any transactions in the Common Stock during the past 60 days.

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SCHEDULE II

INFORMATION CONCERNING THE DIRECTORS AND
EXECUTIVE OFFICERS OF LEAPNET, INC.

    Directors and executive officers of Leapnet, Inc.  Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Leapnet. The principal address of Leapnet. is Leapnet, Inc., 420 West Huron Street, Chicago, Illinois 60610, Telephone: (312) 528-2400. Each such person is, unless indicated below, a citizen of the United States. Members of the Board of Directors are identified by an asterisk. None of the directors and officers of Leapnet listed below has, during the last five years, (1) been convicted in a criminal proceeding or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

ROBERT M. FIGLIULO*, 47, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

    Mr. Figliulo was appointed Chairman of the Board of Directors in November 2000, and he has served as Chief Executive Officer of Leapnet since May 2000. He had served as Chairman and Chief Executive Officer of SPR Inc., a predecessor of Leapnet ("SPR"), since June 1997 and previously served as President and Chairman of SPR Chicago. Since joining SPR in May 1976, Mr. Figliulo has held numerous positions, including Programmer/Analyst, Account Manager, General Manager of both the Tulsa and Chicago offices and Vice President of Marketing. Mr. Figliulo received a Masters in Business Administration from the University of Chicago in 1987.

STEPHEN J. TOBER, 37, DIRECTOR, PRESIDENT AND CHIEF OPERATING OFFICER

    Mr. Tober was appointed Director, President, and Chief Operating Officer of Leapnet in May 2000. Mr. Tober had served as SPR's Chief Operating Officer since June 1998 and as Executive Vice-President—Finance and Business Development since June 1997. Mr. Tober worked in the investment banking division of Salomon Smith Barney from 1995 through 1997. From 1991 through 1995, Mr. Tober worked in the corporate finance group of the law firm Latham & Watkins. Mr. Tober received a J.D. degree from the University of Virginia School of Law in 1991 and a B.A. degree from Amherst College in 1987.

DAVID A. FIGLIULO*, 40, DIRECTOR AND VICE-PRESIDENT

    Mr. Figliulo was appointed a director of Leapnet in August 2000. Mr. Figliulo was appointed Vice President—Sales of Leapnet in May 2000. Prior to that time, he served as a director of SPR and an Executive Vice President since June 1997. Since joining SPR in July 1989, Mr. Figliulo served as an Account Manager, Vice President of Sales for the Chicago office, and Vice President of the Chicago office. Prior to joining SPR, Mr. Figliulo worked as an Account Manager for Baxter Healthcare, an international pharmaceutical company, in the Oxygen Systems Division, and was recognized as the division's top salesman in the United States in 1987, 1988 and 1989. Mr. Figliulo received a B.A. degree from St. Mary's University in 1983.

STEPHEN T. GAMBILL, 51, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

    Mr. Gambill was appointed Vice President and Chief Financial Officer of Leapnet in May 2000. Prior to that time, he served as SPR's Vice President and Chief Financial Officer since July 1996. From 1982 through July 1996, Mr. Gambill, a certified public accountant, held various financial management positions within Natural Gas Pipeline Company of America, a large natural gas pipeline, and most recently served as its Director of Accounting. Prior to 1982, he held various auditing positions with public accounting firms of Coopers and Lybrand and Deloitte, Haskins &

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Sells. Mr. Gambill received Master's in Business Administration from the University of Chicago in 1987 and a B.S. in Accounting from the University of Illinois in 1972.

SCOTT BARNUM*, 44, DIRECTOR

    Mr. Barnum joined Leapnet's Board of Directors in May 2000. From January 1999 through February 2000, Mr. Barnum served as Vice President/General Manager—International for e-Bay, Inc. Mr. Barnum served as President and Chief Operating Officer of Pete's Brewing Company between July 1997 and August 1998. He also held various general manager positions at Miller Brewing Company from August 1993 through July 1997. He presently serves as a director of Pyramid Breweries, Inc., and he also serves as a director or advisory board member of several private companies in the technology and consumer products industries. Mr. Barnum received a Masters in Business Administration from Columbia University in 1982 and a B.B.A. degree from Pacific Lutheran University in 1977.

CHARLES F. MORAN*, 71, DIRECTOR

    Mr. Moran was elected to Leapnet's Board of Directors in July 2001. He served as Senior Vice President—Administration of Sears, Roebuck and Co. from 1989 to 1993, where he was also a member of Sears Management Committee. In this capacity, Mr. Moran's responsibilities included Corporate Operations, Real Estate, Technology, Human Resources and Public Affairs Functions. Mr. Moran also served as Senior Vice President and Chief Information Officer for Sears Roebuck and Co. from 1988-1989. During this period, he developed and implemented the Sears Technology Services Co., combining all voice and data communications, as well as Data Processing for the Sears family of companies. From 1986 to 1988, Mr. Moran was the Senior Executive Vice President and Chief Administrative Officer of Dean Witter Financial Services Group and Discover Card. During his career, he held a number of senior positions at Sears, including President, Sears World Trade, Inc., Vice President, Corporate Planning, and Vice President, Operations. Mr. Moran's career with Sears, Roebuck and Co. began in 1954 and extended through the end of 1993, when he retired. He presently serves as a director for Morgan Stanley Dean Witter Trust Company, Discover Bank Company (Delaware), New Castle Trust Company (Delaware), International Insurance Company, Advantica Restaurant Group, Inc., FRD Acquisition Company, West Side Affordable Housing, Inc. and Homan Arthington Foundation. Mr. Moran received a Masters in Business Administration from Fairleigh Dickinson University and a B.A. degree from Drew University.

PETER POLI*, 40, DIRECTOR

    Mr. Poli joined Leapnet's Board of Directors in May 2000. From April 2000 through December 2001, he served as the Chief Financial Officer and Secretary for Chicago based I-Works, Inc., an internet infrastructure firm and developer of web sites for small businesses. He served as the Vice President and Chief Financial Officer of FTD.COM from April 1999 until April 2000. Prior to joining FTD.COM, Mr. Poli was Chief Financial Officer of Discover Brokerage Direct, Inc., an internet brokerage firm, from March 1997 to April 1999. He was also a director of Discover Brokerage Direct from July 1998 to April 1999. From 1987 until he joined Discover Brokerage Direct, Mr. Poli served in various capacities at Dean Witter Reynolds Inc., an investment banking firm. Mr. Poli received a Master's in Business Administration from Harvard Business School in 1987 and an A.B. degree from Brown University in 1983.

CHARLES J. RUDER*, 64, DIRECTOR

    Mr. Ruder joined Leapnet's Board of Directors in September 1997. Mr. Ruder served as the President and Chief Executive Officer of the Chicago United Way/Crusade of Mercy for the greater Chicagoland area from 1994 to 1996, when he retired. Mr. Ruder worked at Sears, Roebuck and Co. from 1959 to 1993 in many management capacities, including Vice President of Public Affairs from 1985 to 1993. Prior to that time, he served as region manager for stores located in the Washington, D.C. area and prior to that for the Minnesota area. Mr. Ruder received a B.S. degree from Northern Illinois University in 1959.

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ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LEAPNET, INC.

SPRI, LTD.

AND

SPRI ACQUISITION CORP.

Dated as of November 21, 2001

i

ii

Agreement and Plan of Merger

    THIS AGREEMENT AND PLAN OF MERGER, dated as of November 21, 2001 (this "Agreement"), is made and entered into by and among LEAPNET, INC., a Delaware corporation (the "Company"), SPRI, LTD., a Delaware corporation ("Parent"), and SPRI ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser").

Recitals

    WHEREAS, it is proposed that Parent shall cause Purchaser to commence a tender offer (the "Tender Offer"), in reliance upon the terms of this Agreement, to acquire any and all of the outstanding shares of common stock, par value $0.01 per share, of the Company ("Common Stock"), for an amount equal to $1.85 per share (such amount, or any greater amount per share of Common Stock paid pursuant to the Tender Offer, being hereinafter referred to as the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions provided herein;

    WHEREAS, no later than ten Business Days after the date hereof, to induce the Company to enter into this Agreement, the Company, Parent and Purchaser will enter into a Contribution and Stockholder Support Agreement (the "Contribution Agreement") with Robert M. Figliulo and David A. Figliulo (each, a "Significant Stockholder") in form and substance reasonably satisfactory to the parties under which each Significant Stockholder is, among other things, will agree to contribute all of such Significant Stockholder's shares of Common Stock to Purchaser on the terms and subject to the conditions set forth therein;

    WHEREAS, a special committee (the "Special Committee") of the board of directors (the "Board") of the Company has (i) determined that it would be advisable and is in the best interests of the Company and its stockholders (other than Parent and its Affiliates) to consummate the Tender Offer and the merger of Purchaser with and into the Company, with the Company being the surviving corporation (the "Merger"), upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law, as amended (the "DGCL"), (ii) determined that the Tender Offer, the Merger and this Agreement should be approved and declared advisable by the Board and (iii) resolved to recommend that the Company's stockholders accept the Tender Offer, tender their shares of Common Stock pursuant thereto and adopt this Agreement if submitted for their approval;

    WHEREAS, based on the unanimous recommendation of the Special Committee, the Board has (i) determined that it would be advisable and is in the best interests of the Company and its stockholders to consummate the Tender Offer and the Merger upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, (ii) approved and declared advisable the Tender Offer, the Merger and this Agreement and (iii) resolved to recommend that the Company's stockholders accept the Tender Offer, tender their shares of Common Stock pursuant thereto and adopt this Agreement if submitted for their approval; and

    WHEREAS, each of the board of directors of Parent and Purchaser have approved this Agreement.

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    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Purchaser hereby agree as follows:

Article 1.
The Offer

Section 1.01  The Tender Offer.

(a)
Provided that none of the events set forth in ANNEX A hereto shall have occurred or be existing and provided that this Agreement shall not have been terminated in accordance with Article 9 hereof, as soon as reasonably practicable (but in no event later than fifteen Business Days from the public announcement of the terms of this Agreement), Parent shall cause Purchaser to commence the Tender Offer. The initial expiration date of the Tender Offer shall be the twentieth Business Day from and after the date the Tender Offer is commenced (the "Initial Expiration Date"). The obligation of Parent to cause Purchaser to commence the Tender Offer and to accept for payment and pay for shares of Common Stock tendered pursuant to the Tender Offer shall be subject only to the conditions set forth in ANNEX A hereto, any of which conditions may be waived by Purchaser in its sole discretion. The conditions to the Tender Offer set forth in ANNEX A are for the sole benefit of Parent and Purchaser and may be asserted by Parent and Purchaser regardless of the circumstances giving rise to any such condition. Purchaser expressly reserves the right to amend or make changes to the terms and conditions of the Tender Offer; PROVIDED, HOWEVER, that, without the prior written consent of the Company (expressed in a resolution adopted by both the Special Committee and the Board), Purchaser shall not (i) waive the Minimum Condition (as defined in ANNEX A), (ii) reduce the number of shares of Common Stock subject to the Tender Offer, (iii) extend the Tender Offer, (iv) decrease the Offer Price or change the form of consideration to be paid in the Tender Offer, (v) impose any additional conditions to the Tender Offer from those set forth in ANNEX A hereto, (vi) otherwise amend the Tender Offer in a manner that would adversely affect any of the holders of shares of Common Stock other than Parent, Purchaser or any of their respective Affiliates or (vii) impose additional conditions to the Tender Offer other than such conditions required by applicable law. The Company agrees that no shares of Common Stock held by the Company will be tendered pursuant to the Tender Offer. Notwithstanding anything in this Agreement to the contrary, without the consent of the Company, Purchaser shall have the right to extend the Tender Offer beyond the Initial Expiration Date in the following events: (i) from time to time if, at the Initial Expiration Date (or extended expiration date of the Tender Offer, if applicable), any of the conditions to the Tender Offer shall not have been satisfied or waived; (ii) for any period required by applicable law or regulation including, without limitation, by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof; (iii) if all of the conditions to the Tender Offer are satisfied or waived but the number of shares of Common Stock validly tendered and not withdrawn is insufficient to result in Purchaser owning at least ninety percent of the then outstanding number of shares of Common Stock on a fully-diluted basis; or (iv) pursuant to an amendment to the Tender Offer providing for a "subsequent offering period" to the extent permitted under, and in compliance with, Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that the Tender Offer shall not be extended more than twenty (20) Business Days, in the aggregate, beyond the Initial Expiration Date under any or all of the above circumstances. Following the satisfaction or waiver of the conditions to the Tender Offer, Parent shall cause Purchaser to accept for payment, in accordance with the terms of the Tender Offer, all shares of Common Stock validly tendered pursuant to the Tender Offer and not withdrawn as soon as it is permitted to do so pursuant to applicable law.

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(b)
The Company shall publicly announce the signing of this Agreement on the date it is signed and Parent shall cause Purchaser to file a Schedule TO-C with the SEC and the Company shall file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. Parent shall cause Purchaser to file with the SEC on the date that the Tender Offer is commenced (i) a Tender Offer Statement on Schedule TO (together with any supplements or amendments thereto, the "Schedule TO"), which will contain, among other things, the offer to purchase, form of the related letter of transmittal and summary advertisement (together with any supplements or amendments thereto, the "Tender Offer Documents"), and (ii) together with Parent and the Company, a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Tender Offer, which shall be filed as a part of the Schedule TO. The Tender Offer Documents shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied by the Company in writing expressly for inclusion in the Tender Offer Documents. Each of Parent and Purchaser further agrees to take all steps necessary to cause the Tender Offer Documents to be filed with the SEC and to be disseminated to holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. Each of Parent and Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Tender Offer Documents if and to the extent that it shall have become false and misleading in any material respect and Parent further agrees to cause Purchaser to take all steps necessary to cause the Tender Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review and comment on the Schedule TO before any filing with the SEC. In addition, Parent and Purchaser agree to provide the Company and its counsel with any comments or other communications that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Tender Offer Documents promptly after the receipt of such comments or other communications.

Section 1.02  Company Action.

    Concurrently with the filing of the Schedule TO, the Company shall file with the SEC and mail to the holders of shares of Common Stock a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any supplements or amendments thereto, the "Schedule 14D-9"). The Schedule 14D-9 will set forth, and the Company hereby represents to Parent and Purchaser, that (a) the Special Committee, at a meeting thereof duly called and held, has (i) determined that this Agreement, the Tender Offer and the Merger would be advisable and are in the best interests of the Company and its stockholders (other than Parent and its Affiliates); (ii) determined that this Agreement, the Tender Offer and the Merger should be approved and declared advisable by the Board; and (iii) resolved to recommend that the Company's stockholders accept the Tender Offer, tender their shares of Common Stock pursuant thereto and adopt this Agreement if submitted for their approval; (b) the Board, at a meeting duly called and held, has (i) determined that this Agreement, the Tender Offer and the Merger would be advisable and are in the best interests of the Company's stockholders (other than Parent and its Affiliates); (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation the Tender Offer and the Merger; and (iii) resolved to recommend that the Company's stockholders accept the Tender Offer, tender their shares of Common Stock pursuant thereto and adopt this Agreement if

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submitted for their approval; and (c) George K. Baum & Company ("George K. Baum"), the financial advisor to the Special Committee, has delivered to the Special Committee and the Board its written opinion that the consideration to be received by the stockholders of the Company (other than Parent and its Affiliates) pursuant to each of the Tender Offer and the Merger is fair to such stockholders from a financial point of view. If the Special Committee or the Board determines to withdraw, modify or amend its recommendations described above as a result of the existence of a Superior Proposal in conformity with Section 6.02 of this Agreement, such withdrawal, modification or amendment shall not constitute a breach of this Agreement but shall have the effects specified herein. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Purchaser in writing expressly for inclusion in the Schedule 14D-9. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given the opportunity to review and comment on the Schedule 14D-9 before any filing with the SEC. In addition, the Company agrees to provide Parent, Purchaser and their counsel with any comments or other communications that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

Section 1.03  Stockholder Lists.

    In connection with the Tender Offer, the Company shall promptly furnish Parent with mailing labels, security position listings of shares of Common Stock held in stock depositories and any available listing or computer file containing the names and addresses of the record holders of shares of Common Stock, each as of the most recent practicable date, and shall promptly furnish Parent with such additional information, including updated lists of stockholders, mailing labels and lists of securities positions and such other information and assistance as Parent or its agents may reasonably request in connection with communicating to the record and beneficial holders of shares of Common Stock with respect to the Tender Offer and the Merger.

Section 1.04  Directors.

(a)
Upon the purchase of shares of Common Stock pursuant to the consummation of the Tender Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, as will give Purchaser representation on the Board equal to the product of (i) the number of directors on the Board and (ii) the percentage that the number of shares of Common Stock purchased by Parent or Purchaser or any affiliate thereof bears to the aggregate number of shares of Common Stock outstanding (the "Percentage"), and the Company shall, upon request by Purchaser, promptly increase the size of the Board or exercise its reasonable efforts to secure the resignations of such number of directors as is necessary to enable Purchaser's designees to be elected to the Board and shall cause Purchaser's designees to be so elected. The Company's obligations to seek to appoint designees to the

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  Board shall be subject to Section 14(f) of the Exchange Act. The Company shall take all reasonably appropriate action necessary to effect any such election and shall, subject to the next succeeding sentence, include in the Schedule 14D-9 the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, directors and Affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding the foregoing, the parties hereto shall use their respective reasonable efforts to ensure that at least three of the independent members of the Board as of the date of this Agreement shall at all times prior to the Effective Time be Continuing Directors (as defined in Section 1.04(b)).

(b)
Following the election or appointment of Parent's designees pursuant to this Section 1.04 and prior to the Effective Time, the approval of a majority of the independent directors of the Company then in office and who are not Affiliates of, or designated by, Parent (the "Continuing Directors") shall be required to authorize (and such authorization shall constitute the authorization of the Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser and any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company. Notwithstanding the foregoing, the Board shall not take any action to dissolve the Special Committee prior to the Effective Time and the approval or consent of the Special Committee must be obtained where specifically required by this Agreement.

Article 2.
The Merger

Section 2.01  The Merger.

    Upon the terms and subject to the conditions set forth in Article 8, and in accordance with the DGCL, at the Effective Time (as defined below), Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). Purchaser may, upon notice to the Company, modify the structure of the Merger if Purchaser determines it advisable to do so because of tax or other considerations, and the Company shall promptly enter into any amendment to this Agreement necessary or desirable to accomplish such structural modification; provided, however, that no such amendment shall have an adverse effect upon the stockholders of the Company.

Section 2.02  Effective Time; Closing.

    As promptly as practicable and in no event later than the third Business Day following the satisfaction or, if permissible, waiver of the conditions set forth in Article 8 (or such other date as may be agreed in writing by the parties hereto), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger or a certificate of ownership and merger, as appropriate (either, the "Certificate of Merger"), with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The term "Effective Time" means the date and time of the filing with the Secretary of State of the State of Delaware of the Certificate of Merger (or such later time as may be agreed upon in writing by the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the "Closing") will be held at the principal office of

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Parent's counsel located at 225 West Wacker Drive, Suite 3000, Chicago, Illinois 60606 (or such other place as the parties hereto may agree).

Section 2.03  Effect of the Merger.

    At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Purchaser and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Purchaser and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.04  Certificate of Incorporation; By-Laws; Directors and Officers.

(a)
At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation.

(b)
At the Effective Time, the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

(c)
From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Purchaser at the Effective Time shall become the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall become the officers of the Surviving Corporation.

Article 3.
Conversion of Common Stock; Exchange of Certificates

Section 3.01  Conversion.

    At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or the holders of capital stock of the Company:

(a)
each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 3.04) and any shares to be canceled pursuant to Section 3.01(b) and other than any shares held by Parent, Purchaser or any of their respective Affiliates) shall be converted into the right to receive the Offer Price in cash (the "Merger Consideration"); and

(b)
each share of Common Stock and preferred stock of the Company held in the treasury of the Company or owned by the Company or any direct or indirect wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c)
each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $[0.01] per share, of the Surviving Corporation.

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Section 3.02  Exchange of Certificates.

(a)
Paying Agent.  Prior to the Effective Time, Parent shall designate a commercial bank or trust company having net capital of not less than $200 million, which shall be reasonably satisfactory to the Company, to act as paying agent hereunder (the "Paying Agent") and shall deposit or cause Purchaser to deposit with the Paying Agent immediately available funds in an amount sufficient for the payment of the aggregate Merger Consideration upon surrender of Certificates (as hereinafter defined) representing shares of Common Stock converted pursuant to Section 3.01(a) (such funds being hereinafter referred to as the "Exchange Fund").

(b)
Exchange Procedures.  Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record (other than Parent or any direct or indirect wholly-owned subsidiary of Parent) of a certificate or certificates that immediately prior to the Effective Time represented shares of Common Stock (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Paying Agent shall pay, the Merger Consideration for each share of Common Stock formerly evidenced by such Certificate, and such Certificate shall thereupon be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment to the holder of a Certificate that it be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder thereof or shall have established to the satisfaction of the Surviving Corporation that such taxes are not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.01(a). No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

(c)
Termination Of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Common Stock who have not theretofore complied with this Article 3 shall thereafter look only to Parent for payment of the Merger Consideration to which they are entitled, without any interest thereon. Any portion of the Exchange Fund remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(d)
No Liability.  Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Common Stock for any amounts delivered to a public official pursuant to any abandoned property, escheat or similar law.

(e)
Withholding Rights.  Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this

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  Agreement to any holder of shares of Common Stock such amounts as it is required to deduct and withhold with respect to the making of any payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state or local tax law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

(f)
Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as Parent or the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, without any interest thereon.

(g)
Investment Of Funds.  The Paying Agent shall invest the funds constituting the Exchange Fund as directed by Parent. Any interest or other income resulting from such investment shall be paid to Parent.

Section 3.03  Stock Transfer Books.

    At the Effective Time, the stock transfer books of the Company shall be closed with respect to shares of Common Stock outstanding immediately prior to the Effective Time and there shall be no further registration of transfers of such shares thereafter on the records of the Company. From and after the Effective Time, the holders of shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided in this Agreement or by law.

Section 3.04  Appraisal.

    Notwithstanding anything in this Agreement to the contrary, if required by the DGCL, but only to the extent provided thereby, each share of Common Stock issued and outstanding immediately prior to the Effective Time and held by a person (a "Dissenting Stockholder") who has not voted in favor of the Merger and who complies with all the requirements of the DGCL concerning the right of stockholders to seek appraisal of their shares (collectively, the "Dissenting Shares") shall not be converted as described in this Article 3 but shall instead become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL. If, after the Effective Time, such Dissenting Stockholder withdraws his or her demand for appraisal or fails to perfect or otherwise loses his or her right of appraisal, in any case pursuant to the DGCL, each share of Common Stock of such Dissenting Stockholder shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration (without any interest thereon). The Company shall give Parent prompt notice of any demands received by the Company for appraisal of any shares of Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 3.05  Treatment of Company Options.

(a)
At the Effective Time, each holder of a then-outstanding option to purchase shares of Common Stock under any plan, program or arrangement of the Company (collectively, the "Stock Option

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  Plans"), whether or not then exercisable (individually, an "Option" and collectively, the "Options"), shall, in settlement thereof, receive for each share of Common Stock subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Consideration and the per share exercise price of such Option to the extent such difference is a positive number (such amount being hereinafter referred to as the "Option Consideration"). Upon receipt of the Option Consideration therefor, or if the difference between the Merger Consideration and the exercise price of any Option is not a positive number, each Option shall be deemed canceled to the extent provided in the Stock Option Plans. The surrender of an Option in exchange for the Option Consideration, or if the difference between the Merger Consideration and the exercise price of any Option is not a positive number, shall be deemed a release of any and all rights the holder had or may have had in respect of such Option to the extent provided in the Stock Option Plans. Either prior to or as soon as practicable following the consummation of the Tender Offer, the Board (or, if appropriate, any committee of the Board administering the Stock Option Plans) shall adopt such resolutions or take other such actions as are required to cause any Options that are not exercisable as of the date hereof to become exercisable at the Effective Time. All amounts payable pursuant to this Section 3.05(a) shall be subject to any required withholding of taxes and shall be paid without interest.

(b)
The obligation to make the cash payment described in Section 3.05(a): (i) shall be subject to the obtaining of any necessary consents of optionees to the cancellation of the applicable Options and (ii) shall not require any action that violates any of the Stock Option Plans. Upon the purchase of shares of Common Stock pursuant to the consummation of the Tender Offer, the Company shall use its reasonable efforts to adopt such amendments, modifications or resolutions of the Board with respect to the Stock Option Plans as may be permitted thereunder to provide that following the Effective Time no participant in the Stock Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of Parent, Purchaser, the Company or the Surviving Corporation and to terminate all such plans. Parent and Purchaser and their respective Affiliates shall cooperate with the Company with respect to any such steps, including, without limitation, by causing any notices required by the Stock Option Plans to be delivered to participants therein. Notwithstanding anything in Section 3.05 to the contrary, the failure of the Company to cause any of the actions set forth in this Section 3.05 to be taken, including, without limitation, with respect to termination of the Stock Option Plans or cancellation of the Options, shall not constitute a breach of the terms of, or a default under, this Agreement; provided the Company shall be required to use its reasonable efforts as specified above.

Article 4.
Representations and Warranties of the Company

    The Company represents and warrants to Parent and Purchaser as follows:

Section 4.01  Organization.

    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.02  Authority Relative to this Agreement.

(a)
The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and

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  delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, have been duly authorized by the Board and no other corporate or stockholder proceedings on the part of the Company are required to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to the Merger and to the extent required by the DGCL, (i) the adoption of this Agreement by the affirmative vote of the holders entitled to cast a majority of the votes represented by the outstanding Common Stock and (ii) the filing and recordation of the Certificate of Merger in accordance with the DGCL. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery hereof by Parent and Purchaser) constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (x) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors' rights generally and (y) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)
(i) The Special Committee has been duly authorized and constituted, (ii) the Special Committee, at a meeting thereof duly called and held on November 21, 2001, (A) determined that this Agreement, the Tender Offer and the Merger would be advisable and are in the best interests of the Company and its stockholders (other than Parent and its Affiliates), (B) determined that this Agreement, the Tender Offer and the Merger should be approved and declared advisable by the Board and (C) resolved to recommend that the Company's stockholders accept the Tender Offer, tender their shares of Common Stock pursuant thereto and approve this Agreement if submitted for their approval and (iii) the Board, at a meeting thereof duly called and held on November 21, 2001, (A) determined that this Agreement and the Merger would be advisable and are in the best interests of the Company and its stockholders (other than Parent and its Affiliates), (B) approved and declared advisable this Agreement, the Tender Offer and the Merger and (C) resolved to recommend that the Company's stockholders accept the Tender Offer, tender their shares of Common Stock pursuant thereto and adopt this Agreement if submitted for their approval.

Section 4.03  Vote Required.

    The affirmative vote of the holders entitled to cast a majority of the votes represented by the outstanding shares of Common Stock is the only vote of holders of any class or series of the Company's capital stock required to approve the Merger and adopt this Agreement under the DGCL, the Company's Certificate of Incorporation and the Company's By-laws.

Section 4.04  Capitalization.

    The authorized capital stock of the Company is as disclosed in the Company SEC Reports. Except as disclosed in the Company SEC Reports, no shares of capital stock of the Company are authorized, reserved for issuance or issued and outstanding. All of the outstanding shares of capital stock of the Company and each of the Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable.

Section 4.05  No Conflict; Required filings and Consents.

(a)
Except for (i) applicable requirements of (A) the Exchange Act, (B) state securities or blue sky laws and (C) The Nasdaq Stock Market, Inc., (ii) the filing and recordation of the Certificate of Merger in accordance with the DGCL and (iii) consents required by Parent or its Affiliates, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby shall require on the part of the

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  Company any filing with, or obtaining of, any permit, authorization, consent or approval of, or any notice to, any court, tribunal, legislative, executive or regulatory authority or agency (a "Governmental Entity"), except for such filings, permits, authorizations, consents, approvals or notices the failure of which to receive, obtain or make could not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger.

(b)
Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation of the Company or the By-laws of the Company or (ii) violate any law, statute, rule, regulation, order, writ, injunction or decree ("Law") applicable to the Company or any of its properties or assets except, in the case of clause (ii) for any thereof that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and could not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger. As used herein, the term "Material Adverse Effect" means a material adverse change in, or effect on, the tangible net worth of the Company (including a material worsening of current conditions caused by act of terrorism or war, whether or not declared), but shall not include any change, event, effect, occurrence or circumstance arising in connection with or as a result of (x) the announcement or performance of the transactions contemplated by this Agreement, in and of themselves, or (y) any announcement or other communication of Parent or any Affiliate thereof of the plans or intentions of Parent with respect to any conduct of any business of the Company.

Section 4.06  Sec Filings; Financial Statements.

(a)
All forms, reports and documents filed by Leapnet, Inc., a Delaware corporation and predecessor to the Company ("Old Leapnet"), with the SEC between December 31, 1999 and May 1, 2000 did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact related to the business or operations of Old Leapnet as conducted prior to May 1, 2000 or omit to state a material fact related to the business or operations of Old Leapnet as conducted prior to May 1, 2000 required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)
Each of the consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in the forms, reports and documents filed by the Company since December 31, 1999 relating to the business and operations of Old Leapnet as conducted prior to May 1, 2000 was prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and in the case of the interim unaudited financial statements as permitted by Form 10-Q), and each fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount and except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

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Section 4.07  Absence of Litigation.

    Except as otherwise known by Parent, Purchaser or their respective Affiliates, (a) there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any Governmental Entity or body, domestic or foreign, nor are there, to the Company's knowledge, any investigations or reviews by any Governmental Entity pending or threatened against, relating to or affecting, the Company or any of its subsidiaries that, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (b) neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree of any court or Governmental Entity which, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect.

Section 4.08  Opinion of Financial Advisor.

    The Special Committee has received the written opinion of George K. Baum dated the date of this Agreement to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the stockholders of the Company (other than Parent and its Affiliates) from a financial point of view and such opinion has not been withdrawn. A copy of such opinion has been delivered to Parent and Purchaser.

Article 5.
Representations and Warranties of Parent and Purchaser

    Parent and Purchaser jointly and severally represent and warrant to the Company as follows:

Section 5.01  Organization.

    Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Parent and Purchaser has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 5.02  Authority Relative to this Agreement.

    Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder. The execution and delivery of this Agreement by Parent and Purchaser, and the consummation of the transactions contemplated hereby, have been duly authorized by the respective boards of directors of each of Parent and Purchaser, and by Parent as the sole stockholder of Purchaser, and no other corporate proceeding on the part of Parent or Purchaser is required to authorize this Agreement or to consummate the transactions contemplated hereunder, other than the filing and the recordation of the Certificate of Merger in accordance with the DGCL. This Agreement has been duly executed and delivered by each of Parent and Purchaser and (assuming due and valid authorization, execution and delivery hereof by the Company) constitutes the valid and binding agreement of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditor's rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

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Section 5.03  No Conflict; Required Filings and Consents.

(a)
Except for (i) applicable requirements of (A) the Exchange Act, and (B) state securities and blue sky laws and (ii) the filing and recordation of the Certificate of Merger, in accordance with the DGCL, neither the execution and delivery of this Agreement by Parent and Purchaser, nor the consummation by Parent and Purchaser of the transactions contemplated hereby, shall require, on the part of Parent or Purchaser, any filing with, or obtaining of, any permit, authorization, consent or approval of, any Governmental Entity, except for such filings, permits, authorizations, consents or approvals the failure of which to make or obtain could not reasonably be expected to prevent or materially delay the consummation of the Merger.

(b)
Neither the execution and delivery of this Agreement by Parent or Purchaser, nor the consummation by Parent or Purchaser of the transactions contemplated hereunder, shall (i) conflict with or result in a breach of the certificate of incorporation or by-laws of Parent or Purchaser, or (ii) violate any law, statute, rule, regulation, order, writ, injunction or decree applicable to Parent or Purchaser, or any of their respective properties or assets, except, in the case of clause (ii), for such violations, breaches, defaults or rights which could not reasonably be expected to materially impair the ability of Parent or Purchaser to consummate the transactions contemplated hereby.

Section 5.04  Financing.

    At the consummation of the Tender Offer and at the Effective Time, Parent will have, or will cause Purchaser to have, funds available to it sufficient to pay the Merger Consideration and otherwise to satisfy its obligations hereunder, and to consummate the Tender Offer and the Merger on the terms contemplated hereby. The Significant Stockholders have delivered a letter to the Company pursuant to which they have acknowledged the obligations of Parent and Purchaser hereunder and agreed to cause Parent or Purchaser to have such sufficient funds.

Section 5.05  Parent-Owned Shares of Common Stock.

    As of the date of this Agreement, Parent, Purchaser and their respective Affiliates own, in the aggregate, approximately 874,908 shares of Common Stock, all of which shares are beneficially owned by Robert Figliulo and David Figliulo.

Article 6.
Covenants

Section 6.01  Conduct of Business by the Company Pending the Merger.

    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, which agreement shall not be unreasonably withheld, delayed or conditioned, neither the Board nor the Special Committee shall take or direct any officer, employee or agent of the Company to take any action (a) that shall cause the business of the Company or any of its subsidiaries to be conducted other than in the ordinary course of business consistent with past practice, (b) that shall result in the issuance of any shares of capital stock of any class, or any options, warrants or other convertible or exchangeable securities or other rights of any kind to acquire shares of capital stock of any class, or any other ownership interest in the Company or any of its subsidiaries (except for the issuance of shares of Common Stock issuable pursuant to options that are issued and outstanding on the date hereof), (c) to adopt a shareholder rights plan, (d) amend its Certificate of Incorporation or By-laws or (e) wind-up or otherwise eliminate the Special Committee.

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Section 6.02  No Solicitation; Acquisition Proposals.

(a)
The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or representative or agent of the Company or any of its subsidiaries (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by the Company or any of its subsidiaries) to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to facilitate the initiation of any inquiries or proposals regarding an Acquisition Proposal (as hereinafter defined), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) agree to approve or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prohibit the Company or the Board from taking and disclosing to stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act; and Provided, further, that nothing contained in this Agreement shall prevent the Company, the Special Committee or the Board from (x) providing information in response to an unsolicited request therefor by a Person that has made an unsolicited bona fide Acquisition Proposal; (y) participating in any negotiations or discussions with any Person who has made an unsolicited bona fide Acquisition Proposal; or (z) recommending such an Acquisition Proposal to the stockholders of the Company if, and only to the extent that, (i) in each such case referred to in clause (x), (y) or (z) above, the Special Committee or the Board determines in good faith (after consultation with outside legal counsel and George K. Baum or any other investment banker or attorney or accountant retained by the Special Committee, the Board or the Company) that such action is required in order for its members to comply with their fiduciary duties under applicable law (the parties hereto acknowledge and agree that, so long as this Section 6.02 has been complied with in all respects, any such action described in clauses (x) or (y) above shall be permitted to be taken regardless of whether it would be necessary under applicable law, if it is taken only with respect to a Superior Proposal (as defined below)) and (ii) in each case referred to in clause (x), (y) or (z) above, the Special Committee or the Board determines in good faith (after consultation with outside legal counsel and George K. Baum or any other investment banker or attorney or accountant retained by the Special Committee, the Board or the Company) that, if accepted, such Acquisition Proposal would constitute a Superior Proposal.

As used in this Agreement, "Acquisition Proposal" means any proposal for any of the following: (i) a transaction pursuant to which any person (or group of persons) other than the Parent or its affiliates (a "Third Party") will acquire 20% or more of the outstanding shares of the Common Stock of the Company pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires 20% or more of the outstanding shares of the Common Stock of the Company or of the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company, and the entity surviving any merger or business combination including any of them) of the Company having a fair market value equal to 20% or more of the fair market value of all the assets of the Company immediately prior to such transaction, (iv) any public announcement by a Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, (v) a self tender offer or (vi) any transaction subject to Rule 13(e)-3 under the Exchange Act other than the Merger.

As used in this Agreement, "Superior Proposal" means an Acquisition Proposal that (i) is in the good faith judgment of the Special Committee after consultation with its financial advisor, reasonably likely to be consummated, taking into account all legal, financial and regulatory

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  respects of the proposal, and (ii) the Special Committee determines in good faith, based upon such matters as it deems relevant, including consultation with its financial advisor and outside legal counsel, would, if consummated, result in a transaction more favorable to the Company's stockholders, other than Parent and its affiliates, from a financial point of view than the Merger.

(b)
Prior to providing any information to or entering into discussions with any person in connection with an Acquisition Proposal by a person as set forth in Section 6.02(a), the Special Committee shall receive from such person an executed confidentiality agreement in reasonably customary form and shall notify Parent (and in the case of an Acquisition Proposal that is received by the Company or Parent, such party shall immediately notify the Special Committee) orally and in writing of the existence of any Acquisition Proposal (and in the case of an Acquisition Proposal that is received by the Company or Parent, such notice shall include, without limitation, the material terms and conditions thereof including the identity of the Person making it) or any inquiries indicating that any Person is considering making or wishes to make an Acquisition Proposal, as promptly as practicable (but in no case later than the next business day) after its receipt thereof. The Company will, to the extent reasonably practicable inform Parent on a prompt basis of the status of any discussions or negotiations with any such Third Party, and any material changes to the terms and conditions of such Acquisition Proposal. At least five days prior to either (x) accepting any Superior Proposal or (y) any change by the Board or the Special Committee in their respective recommendations of the Merger (if following the receipt of any Acquisition Proposal), the Company shall advise Parent orally and in writing of such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal. During such five-day period, the Special Committee shall negotiate in good faith to determine whether Parent can or is willing to make a proposal that is superior to the Superior Proposal.

(c)
Subject to the foregoing provisions of this Section 6.02, the Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any person (other than Parent and Purchaser) conducted heretofore with respect to any of the foregoing. The Special Committee agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

(d)
The Company shall ensure that the officers and directors of the Company and its subsidiaries and any investment banker, financial advisor, attorney, accountant or other advisor or representative retained by the Company are aware of the restrictions described in this Section 6.02.

Section 6.03  Access to Information.

    Until the Effective Time, the Company shall afford to the officers, employees, accountants, counsel and other representatives of Parent, reasonable access during normal business hours to its properties, books, contracts, commitments and records; furnish to Parent all information concerning its business, properties, and personnel as Parent may reasonably request or has reasonably requested; and use reasonable best efforts to make available during normal business hours to the officers, employees, accountants, counsel and other representatives of Parent the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company's business, properties, prospects and personnel as Parent may reasonably request. Parent agrees to and shall cause its representatives to treat and hold as confidential all information relating to the Company; PROVIDED, HOWEVER, that this sentence shall not apply to (i) any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement and (ii) any information that, in Parent's sole discretion, is required to be disclosed pursuant to any applicable law.

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Section 6.04  Consents; Approvals.

    The Company, Parent and Purchaser shall each use its commercially reasonable efforts, and cooperate with each other, to obtain as promptly as practicable all consents, waivers, approvals, authorizations or orders and the Company, Parent and Purchaser shall make all filings required in connection with the authorization, execution and delivery of this Agreement by the Company, Parent and Purchaser and the consummation by them of the transactions contemplated hereby.

Section 6.05  Indemnification and Insurance.

(a)
From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company (the "Covered Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party incurred in connection with any threatened or actual action, suit or proceeding based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, this Agreement or the transactions contemplated hereby, in each case to the fullest extent that a corporation is permitted by law to indemnify its own directors or officers, as the case may be. In the event any such claim, action, suit, proceeding or investigation is brought against any Covered Party, the indemnifying parties shall assume and direct all aspects of the defense thereof, including settlement, and the Covered Party shall cooperate in the defense of any such matter. The Covered Party shall have a right to participate in (but not control) the defense of any such matter with its own counsel and at its own expense. Notwithstanding the right of the indemnifying parties to assume and control the defense of such litigation, claim or proceeding, such Covered Party shall have the right to employ separate counsel and to participate in the defense of such litigation, claim or proceeding, and the indemnifying parties shall bear the fees, costs and expenses of such separate counsel and shall pay such fees, costs and expenses promptly after receipt of an invoice from such Covered Party if (i) the use of counsel chosen by the indemnifying parties to represent such Covered Party would present such counsel with a conflict of interest or (ii) the defendants in, or targets of, any such litigation, claim or proceeding shall have been advised by counsel that there may be legal defenses available to it or to other Covered Parties which are different from or in addition to those available to the indemnifying parties. The Covered Parties as a group shall be represented by a single law firm (plus no more than one local counsel in any jurisdiction) with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Covered Parties. Any Covered Party wishing to claim indemnification under this Section 6.05, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation (but the failure so to notify shall not relieve the indemnifying party from any liability which it may have under this Section 6.05, except to the extent such failure materially prejudices the indemnifying parties). Each Covered Party shall be entitled to the advancement of expenses to the full extent permitted by law in connection with any such action (subject to tendering any undertaking to repay such expenses, to the extent required by applicable law).

(b)
All rights to indemnification, all limitations on liability and all rights to advancement of expenses existing in favor of a Covered Party as provided herein or in the Company's Certificate of Incorporation or By-laws as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of three years from the Effective Time to the extent such rights are consistent with applicable law; PROVIDED

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  that in the event any claim or claims are asserted or made within such three-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; PROVIDED FURTHER that any determination required to be made with respect to whether a Covered Party's conduct complies with the standards set forth under applicable law or the Company's Certificate of Incorporation, or By-laws, as the case may be, shall be made by independent legal counsel selected by the Covered Party and reasonably acceptable to the Surviving Corporation.

(c)
In the event that the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 6.05, proper provision shall be made so that such successors, assigns and transferees, as the case may be, assume the obligations set forth in this Section 6.05, and none of the actions described in the foregoing clauses (i) or (ii) shall be taken until such provision is made.

(d)
Parent will cause the Surviving Corporation to purchase a three-year pre-paid noncancellable directors' and officers' liability insurance policy covering the Covered Parties, and their heirs and representatives, with respect to acts or failures to act prior to the Effective Time, in a single aggregate amount over the three-year period immediately following the Closing Date equal to the policy limits (but in no event less than $15.0 million of coverage) for the Company's current directors' and officers' insurance policies (the "Current Policies"), providing at least the same coverage as the Current Policies and containing terms and conditions no less advantageous to the Covered Parties than the Current Policies with respect to acts or failures to act before the Effective Time; provided, however, that the aggregate cost of such insurance policy over the three-year period shall not exceed $815,500; provided further, to the extent necessary to maintain such insurance policy at a cost to Parent of not more than $815,500, Parent may substitute therefore policies of at least the same financial coverage containing terms which may be less favorable.

Section 6.06  Notification of Certain Matters.

    The Company shall give prompt notice to Parent, and Parent (on behalf of itself and Purchaser) shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event known to it, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be materially untrue or inaccurate; (ii) any failure of the Company or Parent or Purchaser, as the case may be, to comply with or satisfy, or the occurrence or non-occurrence of any event known to it, the occurrence or non-occurrence of which is reasonably likely to cause the failure by such party to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) the occurrence of any other event known to it which would be reasonably likely to cause any condition set forth in ANNEX A or Article 8 to be unsatisfied in any material respect at any time prior to the closing of the Tender Offer or the Effective Time, as the case may be; or (iv) any action, suit, proceeding, inquiry or investigation pending or, to the knowledge of the Company, threatened which questions or challenges the validity of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.07  Further Action.

    Upon the terms and subject to the conditions hereof each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as

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promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

Section 6.08  Public Announcements.

    Parent, Purchaser and the Company shall consult with each other before issuing any press release or making any public statement with respect to this Agreement, the Tender Offer, the Merger or the other transactions contemplated hereunder and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which shall not be unreasonably withheld; PROVIDED, HOWEVER, that any party may, without the prior consent of the others, issue such press release or make such public statement as may, upon the advice of counsel, be required by law or the rules and regulations of The Nasdaq Stock Market, Inc., in advance of obtaining such prior consent, in which case, the parties shall cooperate to reach mutual agreement as to the language of any such report, statement or press release. Immediately following the execution and delivery of this Agreement, Parent, Purchaser and the Company are each issuing press releases to be mutually agreed upon with respect to this Agreement, the Tender Offer, the Merger and the other transactions contemplated hereunder.

Article 7.
Additional Agreements

Section  7.01

    Merger without Stockholders' Meeting.If, as a result of the purchase of shares of Common Stock pursuant to the Tender Offer and compliance with the terms of this Section 7.01, Purchaser owns in the aggregate at least 90% of the shares of Common Stock outstanding upon completion of the Tender Offer, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in Article 8 without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL (a "Short-Form Merger").

Section 7.02  Stockholder Approval Required.

    If required by applicable law in order to consummate the Merger:

(a)
the Company (acting through the Board in accordance with its Certificate of Incorporation and By-laws and acting as soon as practicable following the acceptance for payment and purchase of shares of Common Stock by Purchaser pursuant to the Tender Offer) shall take all action necessary to seek approval of the Merger and adoption of this Agreement at a duly called and noticed meeting of the stockholders of the Company, which meeting shall be held as promptly as practicable following the consummation of the Tender Offer and the preparation of the Proxy Statement (as defined in Section 7.02(b)), or by written consent of the stockholders of the Company in lieu of such a meeting. Each of Parent and Purchaser shall vote for or grant its consent to, as the case may be, with respect to all shares of Common Stock owned by it, the adoption of this Agreement.

(b)
If required by applicable law in order to consummate the Merger, as promptly as practicable after the acceptance for payment and purchase of shares of Common Stock by Purchaser pursuant to the Tender Offer, (i) Parent, Purchaser and the Company shall cooperate in preparing, and the Company shall cause to be filed with the SEC, a proxy statement or information statement that meets the requirements of the Exchange Act and the regulations promulgated thereunder (together with any amendments thereof or supplements thereto, the

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  "Proxy Statement") to seek the approval and adoption of this Agreement by the stockholders of the Company. Each of Parent, Purchaser and the Company shall furnish all information as the other parties may reasonably request in connection with such actions and the preparation of the Proxy Statement.

Section 7.03  Covenants relating to Proxy Statement.

    If a Proxy Statement is required pursuant to Section 7.02 hereof:

(a)
The Proxy Statement shall include the recommendations of the Special Committee and the Board to the stockholders of the Company to vote in favor of the adoption of this Agreement. Except in compliance with Section 6.02, neither Special Committee nor the Board shall amend, modify, withdraw, condition or qualify its recommendation relating to this Agreement and the transactions contemplated hereby in a manner adverse to the Parent or take any action or make any statement inconsistent with such recommendation. Nothing in this section shall affect the Company's obligation to duly call and notice a meeting of the Company's stockholders as contemplated by Section 7.02(a) and to take all actions contemplated by Section 7.02(b) (regardless of whether the recommendation of the Special Committee or the Board shall have been withdrawn, modified or changed).

(b)
No amendment or supplement to the Proxy Statement will be made by the Company, Parent or Purchaser without the approval of the other parties (such approval not to be unreasonably withheld or delayed). Each of Parent, Purchaser and the Company will advise the other, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(c)
The information supplied by the Company for inclusion in the Proxy Statement or any other documents to be filed with the SEC in connection with the Merger shall not, at the time the Proxy Statement is filed with the SEC and distributed to stockholders of the Company or at the time of the meeting of the Company's stockholders contemplated by Section 7.02(a), contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its subsidiaries, or their respective officers or directors, should be discovered by the Company that, pursuant to the Securities Act or the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent and Purchaser thereof. All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d)
The information supplied in writing by Parent and Purchaser for inclusion in the Proxy Statement or any other documents to be filed with the SEC in connection with the Merger shall not, at the time the Proxy Statement is filed with the SEC and distributed to stockholders of the Company or at the time of the meeting of the Company's stockholders contemplated by Section 7.02(a), contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or Purchaser, or their respective officers or directors, should be discovered by Parent or Purchaser that, pursuant to the Securities Act or the Exchange Act, should be set forth in an amendment or a supplement to the Information Statement, Parent or Purchaser shall promptly inform the Company thereof. All

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  documents that Parent or Purchaser is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Article 8.
Conditions to the Merger

Section 8.01  Conditions to the Obligations of each party.

    The obligations of Parent, Purchaser and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a)
Stockholder Approval.  If required by the DGCL, this Agreement shall have been adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company's Certificate of Incorporation.

(b)
No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or executive order or award (whether temporary, preliminary or permanent) (an "Order") that is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c)
Purchase Of Shares.  Purchaser shall have purchased shares of Common Stock upon the expiration of the Tender Offer.

Article 9.
Termination, Amendment and Waiver

Section 9.01  Termination.

    This Agreement may be terminated and the Tender Offer and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any adoption of this Agreement by the stockholders of the Company, as follows:

(a)
by mutual written consent duly authorized by the Boards of Directors of each of Parent, Purchaser and the Company (provided that such consent of the Board is approved by the Special Committee);

(b)
by Parent, Purchaser or the Company if a court of competent jurisdiction or Governmental Entity shall have issued a final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Tender Offer or the Merger;

(c)
by Parent, Purchaser or the Company if during the period between the date of this Agreement and the Effective Time, inclusive, any claim, action, suit, proceeding or investigation shall have been instituted or threatened in writing pursuant to which an unfavorable judgment, order, decree, stipulation or injunction sought by any person other than the parties to this Agreement or their respective Affiliates would reasonably be expected to (i) prevent consummation of any of the material transactions contemplated by this Agreement or (ii) cause any of the material transactions contemplated by this Agreement to be rescinded following the consummation thereof; provided, however, that this Section shall not apply to any litigation that has been filed prior to the date of this Agreement and as to which service of process has been received by Parent or the Company in response to Parent's announcement to engage in a going private transaction (the "Prior Litigation"), except that this Section shall apply to Prior Litigation if such Prior Litigation is amended in a manner that would be reasonably expected to result in the occurrence of any of the events contained in (i)-(ii) above;

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(d)
by Parent at any time prior to the purchase of shares pursuant to the Tender Offer or consummation of the Merger, if the Special Committee or the Board shall have (i) failed to recommend, withdrawn or modified in a manner adverse to Parent or Purchaser, or publicly taken a position materially inconsistent with, its approval or recommendation of this Agreement, the Tender Offer, the Merger or the other transactions contemplated hereby or (ii) approved or recommended an Acquisition Proposal which constitutes a Superior Proposal;

(e)
by Parent if during the period between the date of this Agreement and the Effective Time, inclusive, there shall be any change, occurrence or situation (i) that does not arise out of facts or circumstances the existence or threat of which the Company demonstrates was known by Parent or Purchaser or their respective Affiliates and which facts or circumstances could reasonably have been expected to result in such change, occurrence or situation (other than facts or circumstances constituting force majeure or similar events), (ii) that is not the result of actions by Parent, Purchaser or any of their respective Affiliates and (iii) that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect; provided however, that any change, occurrence or situation that is directly or indirectly a consequence of a decision made by a stockholder of Parent or Purchaser in the good faith exercise of his business judgment in his capacity as a director, officer or employee of the Company shall not be deemed to be the result of actions or inactions by the Parent or Purchaser for purposes of this section, unless such stockholder of Parent or Purchaser was negligent in his actions or failure to act;

(f)
prior to the purchase of shares pursuant to the Tender Offer or consummation of the Merger, by Parent upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue in any material respect ("Terminating Company Breach"); provided that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts within a period not to exceed twenty Business Days, as long as the Company continues to exercise such commercially reasonable efforts during such twenty Business Days, Parent and Purchaser may not terminate this Agreement under this Section 9.01(f);

(g)
prior to the purchase of shares pursuant to the Tender Offer or consummation of the Merger, by the Company (as agreed to by the Special Committee) upon a material breach of any representation, warranty, covenant or agreement on the part of Parent or Purchaser set forth in this Agreement, or if any representation or warranty of Parent or Purchaser shall have become untrue in any material respect ("Terminating Parent Breach"); provided that, if such Terminating Parent Breach is curable by Parent or Purchaser as the case may be, through the exercise of its commercially reasonable efforts within a period not to exceed twenty Business Days, as long as Parent or Purchaser, as the case may be, continues to exercise such commercially reasonable efforts during such twenty Business Days, the Company may not terminate this Agreement under this Section 9.01(g);

(h)
by the Company (as agreed to by the Special Committee) if due to an occurrence or circumstance, not involving a breach by the Company of its obligations hereunder, which would result in a failure to satisfy any of the conditions set forth in ANNEX A hereto or otherwise, Parent shall have failed to commence the Tender Offer within fifteen Business Days following the date of this Agreement, terminated the Tender Offer or permitted the Tender Offer to expire without the purchase of shares of Common Stock tendered thereunder;

(i)
by Parent or the Company on or after February 28, 2002 if the Tender Offer terminates or expires on account of the failure of any condition specified in ANNEX A hereto without Purchaser having purchased any shares of Common Stock thereunder (provided that the right

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  to terminate this Agreement under this Section 9.1(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of any such condition if Parent shall not have theretofore purchased shares of Common Stock pursuant to the Tender Offer solely as a result of a failure of any of the conditions set forth in ANNEX A hereto);

(j)
by the Company or Parent, if any of the conditions set forth on ANNEX A hereto shall have become forever incapable of fulfillment, and shall not have been waived by all applicable parties;

(k)
by Parent or the Company if the Merger shall not have been consummated by March 31, 2002 (provided that the right to terminate this Agreement under this Section 9.01(k) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

(l)
by the Company, prior to the consummation of the Tender Offer, if the Company approves, recommends or enters into an agreement providing for the Company to engage in a Superior Proposal; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 9.01(l) shall not be available if the Company has not provided Parent and Purchaser with at least five days' prior written notice of its intent to so terminate this Agreement together with a summary of the material terms and conditions of the Superior Proposal and paid a break-up fee upon termination as condition precedent; or

(m)
the Company, prior to the consummation of the Tender Offer, if the Contribution Agreement shall not be in full force or any Significant Stockholder shall have breached any material representation, warranty or covenant contained in the Contribution Agreement.

    The right of any party hereto to terminate this Agreement pursuant to this Section 9.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

Section 9.02  Effect of Termination.

    In the event of the termination of this Agreement pursuant to Section 9.01 by Parent or Purchaser, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Parent, Purchaser or the Company, except that Section 9.05, Section 10.01 and this Section 9.02 shall survive any termination of this Agreement. Nothing in this Section 9.02 shall relieve any party to this Agreement of liability for willful breach of this Agreement.

Section 9.03  Amendment.

    To the fullest extent permitted by the DGCL, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that any such amendment must also be approved by the Special Committee. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 9.04  Waiver.

    At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of another party hereto, (b) waive any inaccuracy in the

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representations and warranties of another party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of another party or condition to its own obligations contained herein; PROVIDED, HOWEVER, that, if the Company seeks to make such extension or waiver as provided in clause (b) above, it must first obtain the approval of the Special Committee. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 9.05  Fees and Expenses.

(a)
Except as provided in paragraph (b) below, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Tender Offer, the Merger or any other transaction is consummated. "Expenses" as used in this Agreement shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the Tender Offer, the Merger and the other transactions contemplated by this Agreement.

(b)
If this Agreement is terminated pursuant to subsection (d), (f) or (l) of Section 9.01, then the Company shall contemporaneously with such termination, pay to Parent $325,000 in immediately available funds.

Article 10.
General Provisions

Section 10.01  Nonsurvival of Representations, Warranties and Agreements.

    The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time of the Merger; PROVIDED that this section shall not limit any agreement which by its terms contemplates performance after the Effective Time or after termination of this Agreement.

Section 10.02  Notices.

    Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day), by a nationally recognized overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

    If to Parent or Purchaser:

    c/o Leapnet, Inc.
    420 West Huron Street
    Chicago, IL 60610
    Telecopier No.: (312) 528-2601
    Attention: Robert M. Figliulo

    with a copy to:

    Wildman, Harrold, Allen & Dixon
    225 West Wacker Drive
    Suite 2800
    Chicago, IL 60606
    Telecopier No.: (312) 201-2555
    Attention: Donald E. Figliulo, Esq.

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    If to the Company:

    Leapnet, Inc.
    420 West Huron Street
    Chicago, IL 60610
    Telecopier No.: (312) 528-2601
    Attention: Stephen Tober, President

    with a copy to:

    Jones, Day Reavis & Pogue
    77 West Wacker Drive
    Chicago, Illinois 60601
    Telecopier No.: (312) 782-8585
    Attention: Timothy J. Melton, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 10.03  Assignment; Binding Effect.

    Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign any of its rights and obligations hereunder to one or more of its Affiliates; PROVIDED, HOWEVER, that no such assignment shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 6.05, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 10.04  Entire Agreement.

    This Agreement, the Contribution Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior representations, warranties, agreements and understandings among the parties, both written and oral, with respect thereto.

Section 10.05  Governing Law.

    This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

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Section 10.06  Counterparts.

    This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement each signed by less than all, but together signed by all of the parties hereto. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.07  Headings.

    Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

Section 10.08  Interpretation.

    When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 10.09  Waivers.

    No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. Any term, covenant or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only by a written notice signed by such party expressly waiving such term or condition. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 10.10  Certain Definitions. As used in this Agreement:

(a)
The term "Affiliate," as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; for purposes of this

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  definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by," "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(b)
A Person shall be deemed to "beneficially" own securities if such Person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time).

(c)
The term "Business Day" means any day on which commercial banks are open for business in Chicago, Illinois, other than a Saturday, a Sunday or a day observed as a holiday in Chicago, Illinois under the laws of the State of Illinois or the federal laws of the United States.

(d)
The term "Person" shall include individuals, corporations, partnerships, trusts, limited liability companies, associations, unincorporated organizations, joint ventures, other entities, groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act), labor unions or Governmental Entities.

Section 10.11  Severability.

    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent (and only to the extent) of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.12  Enforcement of Agreement.

    The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement was not performed in accordance with its specific terms or as otherwise breached and that money damages would not be an adequate remedy for any breach of this Agreement. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court referred to in Section 10.05, this being in addition to any other remedy to which they are entitled at law or in equity or pursuant to this Agreement. In any such action for specific performance, each of the parties shall waive (i) the defense of adequacy of a remedy at law and (ii) any requirement for the securing and posting of any bond.

SECTION 10.13  WAIVER OF JURY TRIAL.

    EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

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Section 10.14  Execution.

    This Agreement may be executed by facsimile signatures by any party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

    [Signature Page Follows]

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    IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

LEAPNET, INC.
By:	/s/ Stephen J. Tober Name: Stephen J. Tober Title: President and Chief Operating Officer
SPRI, LTD.
By:	/s/ Robert M. Figliulo Name: Robert M. Figliulo Title: Chief Executive Officer
SPRI ACQUISITION CORP.
By:	/s/ Robert M. Figliulo Name: Robert M. Figliulo Title: Chief Executive Officer

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Annex A
Conditions to the Tender Offer

    Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Agreement and Plan of Merger, dated as of November 21, 2001 (the "Merger Agreement"), by and among LEAPNET, INC., a Delaware corporation (the "Company"), SPRI, LTD., a Delaware corporation ("Parent"), and SPRI ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser").

    Notwithstanding any other term of the Merger Agreement, Purchaser shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) of the Exchange Act, any shares of Common Stock not theretofore accepted for payment or paid for and may terminate or amend the Tender Offer as to such shares of Common Stock unless there shall have been validly tendered and not withdrawn prior to the expiration of the Tender Offer that number of shares of Common Stock that, together with all shares of Common Stock contributed to Purchaser by the Significant Stockholders, would represent at least a majority of the outstanding shares of Common Stock (collectively, the "Minimum Condition"). Furthermore, notwithstanding any other term of the Tender Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Tender Offer if at any time on or after the date of the Merger Agreement and prior to the expiration of the Tender Offer, any of the following conditions exist or shall occur and remain in effect:

(a)
any United States or state Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order that is in effect and that (i) materially restricts, prevents or prohibits consummation of the transactions contemplated by the Merger Agreement, including the Tender Offer or the Merger, (ii) prohibits or limits materially the ownership or operation by Parent of the business or assets of the Company or (iii) imposes material limitations on the ability of Parent or Purchaser to effectively exercise ownership rights of shares of Common Stock, including, without limitation, the right to vote any shares of Common Stock acquired by Purchaser pursuant to the Tender Offer or otherwise on all matters properly presented to Company's stockholders, including, without limitation, the adoption of the Merger Agreement;

(b)
any claim, action, suit, proceeding or investigation shall have been instituted or threatened in writing pursuant to which an unfavorable judgment, order, decree, stipulation or injunction sought by any person other than the parties to the Merger Agreement or their respective affiliates would reasonably be expected to (i) prevent consummation of any of the material transactions contemplated by the Merger Agreement or (ii) cause any of the material transactions contemplated by the Merger Agreement to be rescinded following the consummation thereof; provided, however, that this Section shall not apply to any Prior Litigation, except that this Section shall apply to Prior Litigation if such Prior Litigation is amended in a manner that would be reasonably expected to result in the occurrence of any of the events contained in (i)-(ii) above;

(c)
there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended or issued and applicable to or deemed applicable to (i) Parent, Purchaser, the Company or any subsidiary of any of them or (ii) the Tender Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign which could reasonably be expected to directly or indirectly, result in any of the consequences referred to in clauses (i) through (iii) of paragraph (a) above;

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(d)
any of the representations or warranties made by the Company in this Agreement that are qualified as to materiality shall be untrue or incorrect in any respect or any such representations and warranties that are not so qualified shall be untrue or incorrect in any material respect, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date;

(e)
the Company shall have breached or failed in any respect to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it;

(f)
the Special Committee or the Board shall, in connection with any Acquisition Proposal which constitutes a Superior Proposal, have withdrawn or modified in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its approval of the Merger Agreement and the transactions contemplated thereby, or its recommendation that the holders of the shares of Common Stock accept the Tender Offer, tender their shares of Common Stock pursuant thereto and adopt the Merger Agreement if submitted for their approval or shall have approved or recommended any Acquisition Proposal which constitutes a Superior Proposal;

(g)
the Merger Agreement shall have been terminated in accordance with its terms; or

(h)
there shall be any change, occurrence or situation (i) that does not arise out of facts or circumstances the existence or threat of which the Company demonstrates was known by Parent or Purchaser or their respective Affiliates and which facts or circumstances could reasonably have been expected to result in such change, occurrence or situation (other than facts or circumstances constituting force majeure or similar events), (ii) that is not the result of actions by Parent, Purchaser or any of their respective Affiliates and (iii) that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect; provided, however, that any change, occurrence or situation that is directly or indirectly a consequence of a decision made by a stockholder of Parent or Purchaser in the good faith exercise of his business judgment in his capacity as a director, officer or employee of the Company shall not be deemed to be the result of actions or inactions by the Parent or Purchaser for purposes of this section, unless such stockholder of Parent or Purchaser was negligent in his actions or failure to act;

    PROVIDED, HOWEVER, that neither Parent nor Purchaser shall be entitled to amend or terminate the Tender Offer if it is in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

    The foregoing conditions may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent.

    The failure by Parent or Purchaser at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Should the Tender Offer be terminated pursuant to the foregoing provisions, all tendered shares of Common Stock not theretofore accepted for payment shall forthwith be returned by the Paying Agent to the tendering stockholders.

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ANNEX B

November 21, 2001

PERSONAL & CONFIDENTIAL

Special Committee of the Board of Directors
Leapnet, Inc.
420 West Huron Street
Chicago, IL 60610

Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to the Non-affiliated Common Stockholders (as hereinafter defined) of Leapnet, Inc., a Delaware corporation (the "Company"), of the consideration to be received by such stockholders pursuant to the terms and conditions set forth in the Agreement and Plan of Merger dated as of November 21, 2001 (the "Merger Agreement") by and among the Company, SPRI, LTD., a Delaware corporation ("Parent"), and SPRI Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Purchaser"), where both such Parent and Purchaser are controlled by Robert Figliulo, the Chairman and Chief Executive Officer of the Company, and David Figliulo, a Director and Vice President of Sales of the Company, who collectively currently own approximately 15.0% of the Company's Common Stock (as hereinafter defined).

    Pursuant to the Merger Agreement, Parent shall cause Purchaser to commence an offer to purchase for cash (the "Tender Offer") all of the issued and outstanding common stock of the Company (the "Shares" or the "Company's Common Stock") at a price of $1.85 per share, net to the current holders of the Company's Common Stock, upon certain terms and subject to certain conditions specified in the Merger Agreement (the "Offer Price"). Subsequent to the Tender Offer and subject to the terms and conditions of the Merger Agreement, the Company and the Purchaser shall consummate a merger (the "Merger") pursuant to which (i) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease, (ii) the Company shall be the successor or surviving corporation in the Merger (the "Surviving Corporation"), and (iii) all the property, rights, privileges, powers and franchises and all of the debts, liabilities, obligations, restrictions, disabilities and duties of Purchaser and the Company shall become property, rights, privileges, powers, franchises, debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation. Pursuant to the Merger, each share of the Company's Common Stock (other than cancelled shares or shares held by persons exercising dissenters' rights) shall be entitled to receive an amount equal to the Offer Price, without interest (the "Merger Consideration"). The Offer Price or the Merger Consideration, as the case may be, shall be hereinafter referred to as the "Transaction Consideration". Pursuant to the Merger Agreement, in the event that Parent, the Purchaser, or any other subsidiary of Parent holds at least

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90% of the outstanding Shares pursuant to and/or as a result of the Tender Offer, Parent, the Purchaser and the Company shall cause the Merger to become effective without a meeting of the Company's stockholders in accordance with Section 253 of the General Corporation Laws of the State of Delaware (the "DGCL"). Pursuant to the Merger Agreement, if Parent, the Purchaser or any other subsidiary of Parent does not hold at least 90% of the Shares pursuant to and/or as a result of the Tender Offer, the Company, acting through its Board of Directors, shall call a special meeting of the Company's stockholders, prepare and file with the Securities and Exchange Commission (the "SEC") a preliminary proxy or information statement relating to the Merger and the Merger Agreement, use its best efforts to solicit from the Company's stockholders proxies in favor of the Merger, and take all other action reasonably necessary or advisable to secure the approval of the Company's stockholders required by the DGCL to effect the Merger. The Merger Agreement, the Tender Offer, the Merger and the transactions contemplated thereby shall be hereinafter referred to as the "Transaction".

    George K. Baum & Company, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. We have been engaged by the Special Committee of the Board of Directors of the Company (the "Special Committee") on behalf of the entire Board of Directors of the Company in connection with the Merger to render an opinion, and we will receive a fee for our services. A significant portion of the fee for our services, but none of the fee relating to this opinion, is contingent upon the consummation of the Merger. In addition, the Company has agreed (i) to reimburse us with respect to certain reasonable out-of-pocket expenses, including without limitation fees and disbursements of legal counsel, and (ii) to indemnify us and certain affiliates against certain liabilities relating to, or arising out of, our engagement, including without limitation certain liabilities under federal securities laws. We have not in the past provided investment banking, financial advisory or other services to the Company or the Special Committee.

    Our opinion addresses only the fairness of the Merger Consideration from a financial point of view to the holders of the Company's Common Stock not affiliated with the Parent or the Purchaser (the "Non-affiliated Common Stockholders") and does not address any other aspect of the Merger, including the Company's underlying business decision to effect the Transaction, or tax consequences. We have not been engaged to independently verify any legal or accounting matters relative to the Merger Agreement, advice with respect to such matters having been provided by the Company's legal and accounting advisors. Our opinion does not constitute a recommendation to any holder of the Company's Common Stock as to how to vote with respect to the Merger, and does not address whether such stockholder should tender or sell shares of the Company's Common Stock in the Tender Offer. In rendering our opinion, we have assumed that each of the parties to the Merger Agreement will comply with all material covenants and agreements set forth in the Merger Agreement and related documents, as applicable, and that the Merger will be validly consummated in accordance with its terms.

    In connection with our opinion, we have, among other things:

  (i)
  Reviewed the terms and conditions describing or otherwise directly relating to the Merger Consideration set forth in the Merger Agreement;

  (ii)
  Reviewed certain publicly available business and historical financial information relating to the Company, including without limitation the Company's Annual Reports, Forms 10-K, Forms 10-Q and other filings with the SEC;

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  (iii)
  Reviewed current and historical market prices and trading volumes of the Company's Common Stock;

  (iv)
  Reviewed certain internal financial information and other data relating to the businesses and financial prospects of the Company, as well as estimates, financial forecasts and analyses prepared by the management of the Company that are not publicly available;

  (v)
  Conducted discussions with members of the senior management of the Company;

  (vi)
  Reviewed publicly available financial and stock market data with respect to certain companies in lines of business or of a certain size that we believe to be generally comparable to the Company;

  (vii)
  Reviewed certain recent historical data relating to premiums paid in mergers and acquisitions of publicly traded companies in lines of business or of a certain size we believe to be generally comparable to the Company;

  (viii)
  Reviewed certain recent historical data relating to premiums paid in going private transactions in lines of business or of a certain size we believe to be generally comparable to the Merger; and

  (ix)
  Conducted such other financial studies, analyses, including a liquidation analysis, and investigations, and considered such other information that we deemed necessary or appropriate.

    For purposes of our opinion, we relied upon and assumed, without independent verification of the same, the accuracy and completeness of the financial and other information made available to us. We have not undertaken any independent evaluations or appraisals of any of the Company's assets, properties or liabilities, nor have we made any physical inspection of the properties or assets of the Company for such purposes. We have assumed, and the management of the Company has represented, that the information provided by the Company, including certain internal projections and analyses, had a reasonable basis and reflected the best currently available estimates and judgments of the Company's management as to the recent and likely future performance of the Company or otherwise as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. We also have relied on the representation of the Company's management that they were not aware of any information or fact that would make the information provided to us incomplete or misleading.

    Our opinion is based upon the information available to us and the facts and circumstances as they exist, including economic, market and other conditions as in effect on the date of the opinion. Events occurring after such date could materially affect the assumptions used in preparing our opinion, and we undertake no duty or obligation and have no duty or obligation to update or amend our opinion or otherwise advise the Special Committee, or any other party or person of the occurrence of any such events. The description of the analyses set forth herein does not purport to be a complete description of the analyses underlying our opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at our opinion, we do not attribute any particular weight to any analysis or factor we considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, our analysis must be considered as a whole. Selecting portions of our opinion and factors considered by us, without

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considering all the analysis and factors, could create a misleading or incomplete view of the processes underlying such analyses and our opinion.

    It is understood that this opinion is for the benefit and use of the Special Committee in connection with, and for purposes of, its evaluation of the Merger. This opinion may not be disclosed, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our written consent in each instance and except that this opinion may be referred to in any proxy or information statement, offer to purchase or similar communications with stockholders of the Company pursuant to the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act") so long as any such reference to the opinion or us is in a form reasonably acceptable to us. This opinion may be included in its entirety in any filing made by the Company in respect of the Merger with the SEC and any proxy or information statement, offer to purchase or similar communications with stockholders of the Company pursuant to the Securities Act or the Exchange Act, so long as this opinion is reproduced in full in such filing, and any description of, or reference to, us or a summary of this opinion and/or the related analysis in such filing is in a form reasonably acceptable to us.

    Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the proposed Merger Consideration to be received by the Non-affiliated Common Stockholders pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,
George K. Baum & Company
By	/s/ JOHN R. MARTIN John R. Martin Managing Director, Investment Banking

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ANNEX C

GENERAL CORPORATION LAW OF DELAWARE
SECTION 262 APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §251, §252, §254, §257, §258, §263 and §264 of this title to accept for such stock anything except:

        a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

        b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

        c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

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        d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall

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  send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of

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the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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    Copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates and any other required documents should be sent by each Holder or such Holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

By Mail:	By Overnight Courier:	By Hand:
EquiServe Trust Company, N.A. P.O. Box 43034 Providence, RI 02940-3034	EquiServe Trust Company, N.A. 40 Campanelli Drive Braintree, MA 02184	EquiServe Trust Company, N.A. c/o Securities Transfer and Reporting Services Inc. 100 Williams Street—Galleria New York, NY 10038

    Questions and requests for assistance may be directed to the Information Agent at its telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal or other related tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

The Information Agent for the Offer is:

Toll Free: (866) 324-8878

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SUMMARY TERM SHEET
INTRODUCTION
SPECIAL FACTORS
THE TENDER OFFER
LEAPNET, INC. Selected Financial And Operating Data
Selected Consolidated Financial Data (in thousands, except per share data)
SCHEDULE I
SCHEDULE II
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF LEAPNET, INC.
ANNEX A
TABLE OF CONTENTS
Article 2. The Merger
Article 3. Conversion of Common Stock; Exchange of Certificates
Article 4. Representations and Warranties of the Company
Article 5. Representations and Warranties of Parent and Purchaser
Article 7. Additional Agreements
Article 8. Conditions to the Merger
Article 9. Termination, Amendment and Waiver
Article 10. General Provisions
Annex A Conditions to the Tender Offer
ANNEX B
November 21, 2001
ANNEX C
GENERAL CORPORATION LAW OF DELAWARE SECTION 262 APPRAISAL RIGHTS